UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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CVR Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2011

To the Stockholders of CVR Energy, Inc.:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of CVR Energy, Inc., on Wednesday, May 18, 2011 at 10:00 a.m. (Central Time) at the Sugar Land Marriott Town Square Hotel, 16090 City Walk, Sugar Land, TX 77479. The accompanying Notice of 2011 Annual Meeting of Stockholders and Proxy Statement (the “Proxy Statement”) describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, we ask that you please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. Alternatively, you can vote your proxy by telephone by following the instructions on the enclosed proxy card. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally.

Along with the attached Proxy Statement, we are also sending you the CVR Energy 2010 Annual Report, which includes our 2010 Annual Report on Form 10-K and financial statements.

As the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely yours,

John J. Lipinski
Chairman of the Board of Directors,
Chief Executive Officer and President

CVR ENERGY, INC.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200
www.cvrenergy.com

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting (the “Annual Meeting”) of Stockholders of CVR Energy, Inc. (“CVR Energy”) will be held on Wednesday, May 18, 2011 at 10:00 a.m. (Central Time), at the Sugar Land Marriott Town Square Hotel, 16090 City Walk, Sugar Land, TX 77479 to consider and vote upon the following matters:

1. Election of CVR Energy’s nominees for nine directors, each to serve a one-year term expiring upon the 2012 Annual Meeting of Stockholders or until their successor has been duly elected and qualified;

2. Ratification of the Audit Committee’s selection of KPMG LLP as CVR Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. A non-binding, advisory vote on named executive officer compensation (“Say-on-Pay”);

4. A non-binding, advisory vote on the frequency of future Say-on-Pay voting;

5. Approval of the performance incentive plan; and

6. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on March 21, 2011 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours beginning May 6, 2011 at CVR Energy’s offices at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided to ensure that your shares of common stock are represented at the meeting. You may also vote your shares by telephone by following the instructions on the enclosed proxy card. If you attend the meeting in person, you may vote your shares of common stock at the meeting, even if you have previously sent in your proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 18, 2011

Our Proxy Statement and the CVR Energy 2010 Annual Report, which includes our 2010 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.

By Order of the Board of Directors,

Edmund S. Gross
Senior Vice President, General Counsel
and Secretary

Sugar Land, Texas
April 20, 2011

If you vote by telephone, you do not need to return your proxy card.

CVR ENERGY, INC.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200
www.cvrenergy.com

PROXY STATEMENT

PROXY STATEMENT FOR CVR ENERGY, INC.
2011 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

We are providing this proxy statement (“Proxy Statement”) in connection with the solicitation by the Board of Directors (“Board”) of CVR Energy, Inc. (“CVR Energy,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our 2011 Annual Meeting of Stockholders and at any adjournment or postponement thereof (“Annual Meeting”).

This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice of 2011 Annual Meeting, this Proxy Statement, the form of proxy card and the voting instructions are being mailed starting April 20, 2011.

What proposals will be voted on at the Annual Meeting?

There are five proposals scheduled to be voted on at the Annual Meeting:

•	the election of nine directors;

•	the ratification of the selection of KPMG LLP (“KPMG”) as CVR Energy’s independent registered public accounting firm for 2011;

•	a non-binding, advisory vote on named executive officer compensation (“Say-on-Pay”);

•	a non-binding, advisory vote on the frequency of future Say-on-Pay voting; and

•	approval of the performance incentive plan.

What is our Board’s voting recommendation?

Our Board recommends that you vote your shares:

•	“FOR” the election of each of the nine nominees to the Board;

•	“FOR” the ratification of the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2011;

•	“FOR” approval of a non-binding, advisory vote on named executive officer compensation (“Say-on-Pay”);

•	For every “3 YEARS” regarding the non-binding, advisory vote on the frequency of future Say-on-Pay voting; and

•	“FOR” the approval of the performance incentive plan.

Who is entitled to vote at the Annual Meeting?

Holders of CVR Energy common stock at the close of business on March 21, 2011 (the “Record Date”) are entitled to receive the Notice of 2011 Annual Meeting and to vote their shares at the Annual Meeting. On that date, there were 86,413,781 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.

How many votes do I have?

You will have one vote for every share of CVR Energy common stock that you owned at the close of business on the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. The Notice of 2011 Annual Meeting, this Proxy Statement, the proxy card and our annual report for the year ended December 31, 2010 (the “2010 Annual Report”) have been sent directly to you by American Stock Transfer & Trust Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice of 2011 Annual Meeting, this Proxy Statement, the proxy card and the 2010 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following the instructions on the voting instruction card for voting by telephone.

How do I vote?

You may vote using any of the following methods:

By mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board.

By telephone

Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote by telephone. Please note that there are separate telephone arrangements depending on whether you are a stockholder of record (that is, if you hold your stock in your own name) or you are a beneficial owner and hold your shares in street name (that is, if your stock is held in the name of your broker, bank or other nominee).

If you are a stockholder of record, you may vote by telephone by following the instructions provided on your proxy card. If you are a beneficial owner but not the record owner since you hold your shares in street name, you will need to contact your broker, bank or other nominee to determine whether you will be able to vote by telephone.

The telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm the stockholders’ instructions have been recorded properly.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone will not affect your right to attend the Annual Meeting and vote in person.

In person at the Annual Meeting

All stockholders may vote in person by ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares but not the record holder, you must obtain a legal proxy from your broker, bank or other nominee and present that legal proxy to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to the Company’s Secretary at CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone; or

•	attending the Annual Meeting and voting in person by ballot.

If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the Record Date or you hold a valid proxy for the Annual Meeting as described in the previous questions. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to March 21, 2011, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. You may contact us by telephone at (281) 207-3200 to obtain directions to vote in person at the Annual Meeting.

What votes need to be present to hold the Annual Meeting?

Under our Amended and Restated By-Laws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock issued and outstanding on March 21, 2011 entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

What vote is required to approve each proposal?

Proposal 1: Elect Nine Directors	The nine nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “withhold authority to vote” for any nominee on your proxy card, your vote will have no effect on the outcome of the election.
Proposal 2: Ratify Selection of Independent Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2011. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.
Proposal 3: Non-binding, Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to approve the Say-on-Pay resolution. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal. However, the vote is non-binding, and CVR Energy will not be required to take any action as a result of the outcome of the vote.
Proposal 4: Non-binding, Advisory Vote on the Frequency of Future Say-on-Pay Voting	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to approve the frequency of future Say-on-Pay voting. If you “abstain” from voting, then your abstention will have no effect on this proposal. However, the vote is non-binding, and CVR Energy will not be required to take any action as a result of the outcome of the vote.
Proposal 5: Approval of the Performance Incentive Plan	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to approve the Performance Incentive Plan. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

How are votes counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the non-binding, advisory vote on the frequency of future Say-on-Pay voting, your vote may be cast for such vote to occur every “1 YEAR,” “2 YEARS” or “3 YEARS” or you may “ABSTAIN.” If you “ABSTAIN,” then your abstention will have no effect on this proposal. For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board. If you sign your proxy card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current New York Stock Exchange (the “NYSE”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of KPMG. However, the election of directors, the non-binding advisory vote on named executive officer compensation, the nonbinding advisory vote on the frequency of future Say-on-Pay voting and the approval of the performance incentive plan are non-routine matters and the

NYSE does not permit a broker, bank or other nominee to exercise discretionary voting power with regard to such proposals. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions on the election of directors, the non-binding advisory votes regarding Say-on-Pay and frequency of Say-on-Pay votes, or the approval of the performance incentive plan, then your vote will not count either for or against the election of the nominees or the approval of the performance incentive plan or with respect to the non-binding advisory votes.

Who will count the votes?

Representatives of our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes and act as inspectors of election at the Annual Meeting.

Is voting confidential?

We maintain a policy of keeping all the proxies and ballots confidential. The inspectors of election will forward to management any written comments that you make on the proxy card.

Who will pay the costs of soliciting these proxies?

We will bear all costs of solicitation. Upon request, we will reimburse banks, brokers and other nominees for the expenses they incur in forwarding the proxy materials to you.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to our mailing the proxy materials, members of our Board, officers and employees may solicit proxies by telephone, by fax or other electronic means of communication, or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation. We have not engaged an outside solicitation firm.

Where can I find the voting results?

Preliminary results of voting will be announced at the Annual Meeting. We also will publish voting results in a current report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days following the meeting, with the day the meeting ends counted as the first day. If on the date of this filing the inspectors of election for the Annual Meeting have not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent Form 8-K filing within four business days after the final voting results are known.

Can a stockholder communicate directly with our Board?

Stockholders and other interested parties may communicate with members of our Board by writing to:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

Stockholders and other interested parties may also send an e-mail to CVR Energy’s Senior Vice President, General Counsel and Secretary at esgross@cvrenergy.com. Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication.

Why did I receive only one set of proxy materials when there are several stockholders at my address?

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of our 2010 Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee.

If you did not receive an individual copy of our 2010 Annual Report and Proxy Statement, we will send copies to you if you contact us at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, (281) 207-3200, Attention: Senior Vice President, General Counsel and Secretary. If you and other residents at your address have been receiving multiple copies of our 2010 Annual Report and Proxy Statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

Whom should I call if I have any questions?

If you have any questions about the Annual Meeting or your ownership of CVR Energy common stock, please contact our transfer agent at:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Telephone: (800) 937-5449
Website Address: www.amstock.com

INFORMATION ABOUT THE ANNUAL REPORT

Will I receive a copy of the 2010 Annual Report?

We have mailed you a copy of the 2010 Annual Report with this Proxy Statement. The 2010 Annual Report includes our audited financial statements, along with other financial information and we urge you to read it carefully.

How can I receive a copy of our 10-K?

You can obtain, free of charge, a copy of our 2010 Annual Report on Form 10-K for the year ended December 31, 2010 (“2010 Form 10-K”), by:

•	accessing our Internet site at www.cvrenergy.com;

•	accessing the Internet site at http://annualreport.cvrenergy.com; or

•	writing to:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Vice President, Investor Relations

You can also obtain a copy of our 2010 Form 10-K and other periodic filings with the SEC from the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) database at www.sec.gov.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees for Election as Directors

A Board consisting of nine directors is proposed to be elected to serve a one-year term or until their successors have been elected and qualified. The nine nominees, together with their ages, positions and biographies, are listed below. Our Board is not aware that any nominee named in this Proxy Statement is unable or unwilling to accept nomination or election. If any nominee becomes unable to accept nomination or election, the persons named in the proxy card will vote your shares for the election of a substitute nominee selected by the Board.

Vote Required and Recommendation of Board

The nine nominees receiving the greatest number of votes duly cast for election as directors will be elected. Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted for purposes of calculating a plurality. Therefore, abstentions will have no impact as to the election of directors.

Under the terms of the CVR Energy Stockholders Agreement, Coffeyville Acquisition LLC is entitled to designate one individual to the slate of directors recommended by our Board to the stockholders for election as directors, as long as it owns at least 5% of our common stock. Additionally, pursuant to the CVR Energy Stockholders Agreement, Coffeyville Acquisition LLC has agreed to vote for the Company’s chief executive officer as a director. See “Certain Relationships and Related Party Transactions — Transactions with the Goldman Sachs Funds and the Kelso Funds — Stockholders Agreement” below. The aggregate number of shares of common stock owned by Coffeyville Acquisition LLC as of March 21, 2011 was 7,988,179, which was approximately 9.1% of our then outstanding common stock. Of the nine nominees listed below, George E. Matelich was designated by Coffeyville Acquisition LLC. Pursuant to the terms of the CVR Energy Stockholders Agreement, John J. Lipinski has been designated as a nominee by reason of his position as Chief Executive Officer of the Company.

Our Amended and Restated By-Laws provide that the number of directors on the Board can be no fewer than three and no greater than fifteen. The exact number of directors is to be determined from time to time by resolution adopted by our Board. A resolution was passed on September 24, 2008 setting the size of the Board at nine members.

OUR BOARD UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE ELECTION OF ALL BOARD NOMINEES.

PROPOSAL 2
RATIFY THE AUDIT COMMITTEE’S
SELECTION OF KPMG

The Audit Committee has selected KPMG as our independent registered public accounting firm for fiscal year 2011. Our Board requests stockholders to ratify such selection.

KPMG will:

•	audit our consolidated financial statements and internal control over financial reporting;

•	review certain reports we will file with the Securities and Exchange Commission;

•	provide you and our Board with certain reports; and

•	provide such other services as the Audit Committee and its Chairperson from time to time determine.

KPMG served as our independent registered public accounting firm for 2010, performing professional services for us. We expect representatives of KPMG to attend the annual meeting. We will allow them to make a statement if they desire and to respond to appropriate questions.

The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm for 2011. Accordingly, stockholder approval is not required to appoint KPMG as the Company’s independent registered public accounting firm. However, the Board of Directors believes that the submission of the Audit Committee’s selection to the stockholders for ratification is a matter of good corporate governance. If the Company’s stockholders do not ratify the selection of KPMG as the Company’s independent registered public accounting firm, the Audit Committee will review its future selection of an independent registered public accounting firm. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in your best interest.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE FOR THE RATIFICATION OF
THE AUDIT COMMITTEE’S SELECTION OF KPMG.

PROPOSAL 3
NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 to provide that a public company’s proxy statement in connection with the annual meeting of stockholders must, at least once every three years, allow stockholders to cast a non-binding, advisory vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. In accordance with the Dodd-Frank Act and rules adopted by the U.S. Securities and Exchange Commission required thereunder, at the 2011 Annual Meeting, we are providing stockholders with an opportunity to cast an advisory vote on our compensation program for our named executive officers. This vote is referred to as a “Say-on-Pay” vote.

As described in the Compensation Discussion and Analysis section and the compensation tables and narrative discussion that follow on pages 34 through 42 of this proxy statement, our executive compensation programs are designed to achieve various objectives, including aligning named executive officer and stockholder interests, attracting and retaining quality leadership, supporting a pay-for-performance philosophy, and maintaining a level of equity grants to avoid excess dilution and expense over time.

The Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this proxy statement.”

Because the vote is advisory, it will not be binding upon the Board or the compensation committee and the Company will not be required to take any action as a result of the outcome of the vote. However, our Board and compensation committee value the opinions of our stockholders and, to the extent there is any significant vote against the name executive officer compensation as disclosed in this proxy statement, our Board and compensation committee will consider the stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
ON AN ADVISORY, NON-BINDING BASIS, AS DISCLOSED IN THIS PROXY STATEMENT
PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION
DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

PROPOSAL 4
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTING

Section 14A of the Securities and Exchange Act of 1934, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our stockholders the opportunity to vote on a non-binding, advisory basis regarding whether a stockholder Say-on-Pay vote with respect to the compensation of our named executive officers should be held every one, two or three years. Accordingly, under this Proposal 4, we are asking stockholders to vote on whether the Say-on-Pay vote on executive compensation should occur every one, two, or three years.

After careful consideration, our Board of Directors has determined that a Say-on-Pay advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our company. Therefore, the Board recommends that you vote for having the Say-on-Pay advisory vote occur every three years.

Submitting a Say-on-Pay advisory vote to stockholders every three years will allow our stockholders to provide the Company with input on executive compensation information with a longer-term perspective. In addition, submitting a Say-on-Pay vote to stockholders every three years will allow us sufficient time to carefully review our executive compensation programs in light of the result of such vote before the next Say-on-Pay vote, and will also allow us sufficient time to engage with stockholders to understand and respond to the vote results.

We ask for your advisory vote for your preferred frequency of the submission of future Say-on-Pay votes to stockholders by indicating your choice that future submissions of Say-on-Pay votes to stockholders should occur every year, every two years, or every three years, or you may choose to abstain from voting on this issue. The option of every year, every two years, or every three years that receives a majority of the votes present and entitled to vote at the Annual Meeting will be the frequency of the submission of future Say-on-Pay votes selected by stockholders.

This vote is advisory, and will not be binding on the Company, our Board of Directors or our compensation committee. Although our Board of Directors will consider the voting results, it may ultimately decide that it is in the best interests of our stockholders and the Company to hold a Say-on-Pay vote on executive compensation more or less frequently than the option approved by our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE SAY-ON-PAY ADVISORY VOTE ON EXECUTIVE COMPENSATION TO OCCUR ONCE EVERY 3 YEARS.

PROPOSAL 5
APPROVAL OF THE PERFORMANCE INCENTIVE PLAN

Purpose of Proposal

Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder (the “Code”) provide that the Company may not deduct remuneration in excess of $1 million for services performed by any employee who, on the last day of the taxable year, was the chief executive officer or whose compensation is reported in the Summary Compensation Table by reason of being among the three highest compensated executive officers of the Company (other than our Chief Executive Officer and Chief Financial Officer). The deduction limit described in the preceding sentences will not apply, however, to any compensation that constitutes “qualified performance-based compensation.” “Qualified performance-based compensation,” which can include compensation derived from cash bonus compensation, is compensation that meets certain conditions under the Internal Revenue Code and the regulations thereunder. One of these conditions is periodic stockholder approval of the material terms of the performance goals under which the compensation is paid.

The Company’s Performance Incentive Plan (the “PIP”) was adopted by the compensation committee subject to approval of the Company’s stockholders at the Annual Meeting. The PIP contains features designed to comply with this exemption for “qualified performance-based compensation.” As such, the Company asks that the stockholders approve the material terms of the performance goals to which cash awards may be subject under the PIP to give the compensation committee the ability to structure cash bonuses as “qualified performance-based compensation” for executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”) or who the compensation committee determines at the beginning of the year may be subject to Section 162(m) of the Code as of the end of the performance period. If the Company’s stockholders do not approve these material terms at the Annual Meeting, no cash bonuses will be made under the PIP.

Material Terms of the Performance Goals

The material terms of the performance goals for cash bonus awards under the PIP consist of (i) the class of employees eligible to receive these awards; (ii) the types of business criteria on which the payouts may be based; and (iii) the maximum amounts that can be paid during a specified period to any employee for awards under the PIP.

Eligible Class.  Employees of the Company or its subsidiaries at the level of vice president or above (approximately 23 employees) are eligible to participate in the PIP. However, participation is generally limited to those employees who, because of their significant impact on the current and future success of the Company, the compensation committee selects. Under the PIP, certain provisions will apply only to “Covered Officers” and a Covered Officer is defined as (i) any employee who, as of the beginning of the performance period, is an officer subject to Section 16 of the 1934 Act, and (ii) who, prior to determining target awards for the performance period, the compensation committee designates as a Covered Officer for purposes of this Plan. If the compensation committee does not make the designation in clause (ii) for a performance period, all employees described in clause (i) shall be deemed to be Covered Officers for purposes of this Plan.

Business Criteria.  To determine the payments of cash bonuses subject to performance goals, the compensation committee sets performance goals, target award percentages and targets with respect to participants; provided that the compensation committee may delegate the setting of performance goals, target award percentages and targets with respect to participants other than Executive Officers. These goals, percentages and targets will be used to determine awards for specified performance periods, generally one-year in duration unless otherwise designated by the compensation committee. Performance objectives, for any performance period, may be expressed in terms of (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) operating cash flow, (vi) free cash flow (vii) EBITDA, (viii) revenues, (ix) overall revenue or sales growth, (x) expense reduction or management, (xi) market position, (xii) total shareholder return, (xiii) return on investment, (xiv) earnings before interest and taxes (EBIT), (xv) net income, (xvi) pre-tax income, (xvii) return on net assets, (xviii) economic value added,

(xix) shareholder value added, (xx) cash flow return on investment, (xxi) net operating profit, (xxii) net operating profit after tax, (xxiii) return on capital, (xxiv) return on invested capital, (xxv) gross margin (per barrel), (xxvi) operational costs (per barrel), (xxvii) cost reductions; (xxviii) cost ratios; (xxix) reportable air emissions; (xxx) OSHA-recordable personal injuries; (xxxi) facility reliability measured through the processing of crude oil, fertilizer components and/or other measures relating to the operation of facilities, (xxxii) process safety incidents or (xxxiii) any combination, including one or more ratios, of the foregoing. Performance goals may be expressed as a combination of company and/or operating unit goals and may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices), may be expressed in terms of a progression within a specified range and may be expressed subject to specified adjustments. For participants other than Covered Officers, the compensation committee may also set other financial or non-financial performance measures. Generally, a participant earns an award for a performance period based on the Company’s and/or his or her operating unit’s achievement of the applicable performance objectives. The compensation committee may, in its discretion, reduce the amount otherwise payable to any participant. However, with respect to any participant who is a Covered Officer, the compensation committee may not increase the amount otherwise payable under the PIP.

Performance goals may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. To the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of any cash bonus award as “qualified performance-based compensation,” the compensation committee may provide for the manner in which performance will be measured against the performance goals, or may adjust the performance goals to reflect the impact of specified corporate transactions, special charges, foreign currency effects, accounting or tax law changes and other extraordinary or nonrecurring events.

Maximum Amounts.  The maximum award a Covered Officer may receive for any performance period is $5 million. There is no maximum award for participants other than the Covered Officers.

Other Material Features of the Performance Incentive Plan

General

The PIP is intended to provide a means of annually rewarding certain employees based on the performance of the Company and/or its operating units. The PIP is designed to qualify the compensation payable to a Covered Officer under the PIP as “qualified performance-based compensation” eligible for exclusion from the tax deduction limitation of Section 162(m) of the Code. It is expected that the PIP will be used primarily to provide annual cash incentive compensation for those employees who participate in the PIP and, for those employees, would be in lieu of the Company’s historical use of discretionary annual bonuses. The approval by stockholders of the material terms of the performance goals, and the certification by the compensation committee that the performance goals and other material terms were in fact satisfied, will be a condition to the payment of compensation to the Covered Officers pursuant to the PIP.

The principal provisions of the PIP are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by the terms of the PIP, included as Appendix A to this Proxy Statement.

Purpose

The purpose of the PIP is to enhance the Company’s ability to attract, motivate, reward and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s stockholders by providing additional compensation to designated key employees of the Company based on the achievement of performance objectives. To this end, the PIP provides a means of rewarding participants primarily based on the performance of the Company and/or its operating units.

As discussed above, any of the approximately 23 employees of the Company and its subsidiaries at the level of vice president and above are eligible to participate in the PIP. However, participation is generally limited to those key employees who, because of their significant impact on the current and future success of the Company, are selected by the compensation committee.

Administration

The PIP will be administered by the compensation committee with respect to participants who are Covered Officers; provided, however, that with respect to employees who are not Covered Officers, the compensation committee may delegate to the CEO the authority and responsibility to administer the Plan to the same extent as the compensation committee (or to such lesser extent as the compensation committee may provide). Each member of the compensation committee is an “outside director” within the meaning of the regulations promulgated under Section 162(m) of the Code. The compensation committee shall have full authority to establish the rules and regulations relating to the PIP, to interpret the PIP and those rules and regulations, to select participants in the PIP, to determine the Company’s and, if applicable, operating unit’s performance objectives and each participant’s target award percentage for each performance period, to approve all the awards, to decide the facts in any case arising under the PIP and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the PIP, including the delegation of such authority or power, where appropriate.

Determination of Awards

For each performance period, the compensation committee shall determine the employees who will participate in the PIP during that performance period and determine each such participant’s target award percentage and the performance goals for that performance period.

Generally, as described above, a participant earns an award for a performance period based on the Company’s and/or his or her operating unit’s achievement of the applicable performance goals. The compensation committee may, in its discretion, reduce the amount otherwise payable to any participant. However, with respect to any participant who is a Covered Officer, the compensation committee may not increase the amount otherwise payable under the PIP.

Payment of Awards

Generally, each award to the extent earned is paid in a single lump sum cash payment and in no event later than two and one-half months following the end of the performance period. The compensation committee certifies the amount of the Covered Officers’ awards prior to payment thereof.

Limitations on Rights to Payment of Awards

No participant shall have any right to receive payment of an award under the PIP for a performance period unless the participant remains in the employ of the Company through the payment date of the award for such performance period. However, the compensation committee, in its sole discretion, may determine that a participant whose employment terminates prior to the payment date of the award for a performance period may receive a prorated portion of any earned award, based on the number of days that the Participant was actively employed and performed services during such performance period; provided, that, with respect to a Covered Officer, a prorated portion of any earned award shall be paid only (i) based on actual performance with respect to the applicable performance objectives for such performance period and (ii) if the compensation committee makes the determination at the time the award is granted that such Covered Officer shall be entitled to a prorated portion of an award (or such determination had previously been made or the right to a prorated portion is provided for in an agreement between the Company and the Covered Officer) or, if permitted under Section 162(m) of the Internal Revenue Code, at any time thereafter.

Amendment and Termination

The compensation committee may at any time amend or terminate (in whole or in part) the PIP. No such amendment may adversely affect a participant’s rights to, or interest in, an award granted prior to the date of the amendment, unless the participant shall have agreed thereto.

Non-Transferability

Except in connection with the death of a participant, a participant’s right and interest under the PIP may not be assigned or transferred. Any attempted assignment or transfer will be null and void and will extinguish, in the Company’s sole discretion, the Company’s obligation under the PIP to pay awards with respect to the participant.

Unfunded Status

The Plan will be unfunded.  The Company will not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards.

New Plan Benefits

Future awards under the PIP are not determinable because they depend upon certain unknown factors, including the extent to which the performance goals for any performance period are achieved. The following table sets forth information concerning the amounts that would have been paid pursuant to the PIP with respect to performance in the year ended December 31, 2010 had the plan been in effect and awards been made at levels equal to those made for 2010. These awards are not necessarily indicative of the awards that may be made in the future under the PIP.

Awards Under
Name and Position	Performance Incentive Plan

John J. Lipinski, Chief Executive Officer	$1,676,419
Edward A. Morgan, Chief Financial Officer	$281,638
Stanley A. Riemann, Chief Operating Officer	$618,412
Edmund S. Gross, Senior Vice President and General Counsel	$232,687
Robert W. Haugen, Executive Vice President, Refining Operations	$338,206
All current executive officers as a group (8 persons including those named above)	$3,525,972
All eligible employees, including all current officers who are not executive officers, as a group	$4,841,464

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE PERFORMANCE INCENTIVE PLAN.

MEMBERS OF AND NOMINEES TO OUR BOARD

The following table sets forth the names and ages (as of March 15, 2011) of each of our existing directors and each individual nominated to be a director and, with respect to existing directors, the year they were first elected to our Board who are expected to continue in office after the Annual Meeting.

			First Elected
Name	Age	Position	Directorship

John J. Lipinski	60	Chairman of the Board, Chief Executive Officer and President	9/06
Barbara M. Baumann	55	Director Nominee	—
William J. Finnerty	62	Director Nominee	—
C. Scott Hobbs	57	Director	9/08
George E. Matelich	54	Director	9/06
Steve A. Nordaker	64	Director	6/08
Robert T. Smith	64	Director Nominee	—
Joseph E. Sparano	63	Director	4/10
Mark E. Tomkins	55	Director	1/07

Principal Occupations and Qualifications

The Board has concluded that each of its members, and each individual nominated to be a director, is qualified to serve as a director due to the value of their experiences, qualifications, attributes and skills as noted below:

John J. Lipinski has served as our Chairman of the Board since October 2007, our Chief Executive Officer and President and a member of our Board since September 2006, Chief Executive Officer and President of Coffeyville Acquisition LLC (“CA”) since June 2005 and Chief Executive Officer and President of Coffeyville Acquisition II LLC (“CA II”) and Coffeyville Acquisition III LLC (“CA III”) since October 2007. Since October 2007, Mr. Lipinski has also served as the Chief Executive Officer, President and a director of the general partner of CVR Partners, LP (the “Partnership”), and as Chairman of the Board of the general partner since November 2010. For a discussion of the Partnership, see “Certain Relationships and Related Party Transactions — Transactions with CVR Partners, LP.” Mr. Lipinski has over 38 years of experience in the petroleum refining industry. He began his career with Texaco Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal Corporation’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, he became a managing director and partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski graduated from Stevens Institute of Technology with a Bachelor of Engineering (Chemical) and received a Juris Doctor degree from Rutgers University School of Law. Mr. Lipinski’s over 38 years of experience in the petroleum refining industry adds significant value to the Board. His in-depth knowledge of the issues, opportunities and challenges facing the Company provides the direction and focus the Board needs to ensure the most critical matters are addressed.

Barbara M. Baumann has been nominated to serve as a member of our Board beginning in May 2011. Since 2003, Ms. Baumann has served as the President of Cross Creek Energy Corporation, a private company owned by Ms. Baumann, providing strategic consulting services to domestic energy firms. Prior to consulting, from 2000 to 2003, Ms. Baumann served as an Executive Vice President for Associated Energy Managers, LLC, a private equity fund investing in micro-cap energy companies. From 1981 to 1999, Ms. Baumann served in various executive positions with BP Amoco. At the end of her tenure with BP Amoco, Ms. Baumann served as the Commercial Operations Manager for BP Amoco’s western business unit, where she oversaw all engineering, financial, land, regulatory, gas management and strategic planning functions. Ms. Baumann currently serves on the board of directors of SM Energy Company, including its compensation committee (chair) and executive committee, and Unisource Energy, including its compensation committee (chair) and audit committee. She also currently serves on the board of trustees of The Putnam Funds (a financial services company), including its audit, pricing and distributions (chair) committees and its fixed income, global asset allocation, and spectrum investment oversight committee. Ms. Baumann holds a B.A. in American Studies from Mount Holyoke College and an M.B.A. in Finance from The Wharton School, University of Pennsylvania. We believe Ms. Baumann’s extensive financial experience and her experience in energy-related businesses will provide a valuable perspective to our Board. In addition, her experience with other public companies will provide valuable insight to the strategic direction of the Company.

William J. Finnerty has been nominated to serve as a member of our Board beginning in May 2011. Mr. Finnerty has 40 years of experience leading businesses in the petroleum and refining industry. Mr. Finnerty’s career started with Texaco, Inc. in 1970. Since then, he has held executive positions with Texaco, Equiva Trading Company and Chevron Corporation. Most recently, Mr. Finnerty was with Tesoro Corporation Inc. where he served as Chief Operating Officer from 2005 to 2008, responsible for overall operations for manufacturing, environmental and safety, marketing, business development and supply and trading. From 2008 to 2010 he served as Executive Vice President, Strategy and Corporate Development, where he was responsible for developing the company’s business plan and strategic plans and multiple business development and merger and acquisition initiatives. Mr. Finnerty retired in March 2010. Mr. Finnerty served on the Board of Directors of the National Petrochemical and Refiners Association from 2005 to 2010 and was Vice Chairman from 2007 to 2010. Mr. Finnerty holds a B.S. in Marine Transportation from the State University of New York Maritime College and completed Texaco’s Global Leadership course in Vevey, Switzerland. Mr. Finnerty’s wealth of experience in all facets of the downstream sector with both integrated major oil companies and independent refiners, as well as his expertise in strategic considerations, will provide significant value to our Board.

C. Scott Hobbs has been a member of the Board since September 2008. Mr. Hobbs has been the managing member of Energy Capital Advisors, LLC, an energy industry consulting firm, since 2006. Energy Capital Advisors provides consulting and advisory services to state governments, investment banks, private equity firms and other investors evaluating major projects, acquisitions and divestitures principally involving oil and gas pipelines, processing plants, power plants and gas distribution assets. Mr. Hobbs was the Executive Chairman and a director of Optigas, Inc., a private midstream gathering and processing natural gas company, from February 2005 until March 2006, when Optigas was sold to a private equity firm portfolio company. From January 2004 to February 2005, Mr. Hobbs was President and Chief Operating Officer of KFx, Inc. (now Evergreen Energy), a publicly traded clean coal technology company. From 1977 to 2001, Mr. Hobbs worked at The Coastal Corporation, where he last served as Executive Vice President and Chief Operating Officer for its regulated gas pipelines and related operations in the Rocky Mountain region. He received a B.S. in Business Administration from Louisiana State University and is a Certified Public Accountant. Mr. Hobbs currently serves on the boards of directors of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and previously served as a director for American Oil & Gas, Inc. Mr. Hobbs’ extensive experience in the energy and pipeline industry enhances his skill at providing our directors with meaningful information. In addition, his acute understanding of our business helps generate critical discussions, collaboration and strategic planning. He brings a fresh perspective to audit committee communication with the Finance Department and internal and external auditors and to Board oversight and understanding of our business strategies.

George E. Matelich has been a member of our Board since September 2006, a member of the board of directors of Coffeyville Acquisition LLC since June 2005 and a member of the board of directors of Coffeyville Acquisition III LLC since October 2007. He has also been a member of the board of directors of the general partner of the Partnership since October 2007. Mr. Matelich has been a managing director of Kelso & Company since 1990. Mr. Matelich has been affiliated with Kelso since 1985. Mr. Matelich was a Certified Public Accountant and holds a Certificate in Management Accounting. Mr. Matelich received a B.A. in Business Administration from the University of Puget Sound and an M.B.A. from the Stanford Graduate School of Business. He is a director of Global Geophysical Services, Inc. and Hunt Marcellus, LLC. Mr. Matelich previously served as a director of Americold Corporation, Charter Communications, Inc.,

FairPoint Communications, Inc., Federal-Hoffman, Inc., Harris Specialty Chemicals, Inc., King Broadcasting Company, Masland Industries, Inc., Optigas, Inc., Shelter Bay Energy Inc. and Waste Services, Inc. He is also a Trustee of the University of Puget Sound, serves as a director on the board of the American Prairie Foundation, and is a member of the Stanford Graduate School of Business Advisory Council. Mr. Matelich’s long service as a director with us gives him invaluable insights into our history and growth and a valuable perspective of the strategic direction of our businesses. Additionally, his experience with other public companies provides depth of knowledge of business and strategic considerations.

Steve A. Nordaker has been a member of our Board since June 2008. He has served as Senior Vice President Finance of Energy Capital Group Holdings LLC, a company dedicated to the development and execution of energy projects, since 2004. Mr. Nordaker has also worked as a financial consultant for various companies in the areas of acquisitions, divestitures, restructuring and financial matters since January 2002. From 1995 through 2001, he was a managing director at J.P. Morgan Securities/JPMorgan Chase Bank and its predecessor entities in the global chemicals and global oil & gas groups. From 1992 to 1995, he was a managing director in the Chemical Bank worldwide energy, refining and petrochemical group. From 1982 to 1992, Mr. Nordaker served in numerous banking positions in the energy group at Texas Commerce Bank. Mr. Nordaker was Manager of Projects for the Frantz Company, an engineering consulting firm, from 1977 to 1982 and worked as a Chemical Engineer for UOP, Inc. from 1968 to 1977. Mr. Nordaker received a B.S. in chemical engineering from South Dakota School of Mines and Technology and an M.B.A. from the University of Houston. Mr. Nordaker is a director of Mallard Creek Polymers, Inc. and Energy Capital Group Holdings LLC. Mr. Nordaker previously served as a director of The Plaza Group. Mr. Nordaker’s extensive and varied experiences in the energy sector in combination with his financial services experience provides important insight and strategic planning for the Board as the Company moves forward in making critical decisions and long-term planning. His experiences are helpful to the Board in evaluation of diversification and finance related plans. His broad knowledge of finance, lending and credit markets is valuable to the Board’s evaluation of liquidity and credit matters.

Robert T. Smith has been nominated to serve as a member of our Board beginning in May 2011. Mr. Smith has over 20 years of senior executive experience in which he was responsible for the leadership and successful economic performance of multiple companies and business units. Most recently, from 2008 to 2010, Mr. Smith served as the President, Chief Executive Officer and a director of Atlas Pacific Engineering Company, a privately owned machinery manufacturer serving the worldwide food processing industry. Prior to that, Mr. Smith served in senior executive roles with each of Unova Corporation (now known as Intermec Inc.), Valspar Corporation and FMC Corporation. Mr. Smith has also independently provided consulting services to private equity firms involved in mergers and acquisitions transactions. Mr. Smith retired in May 2010. Mr. Smith holds a B.S. in mechanical engineering from Cornell University and an M.B.A. from Harvard University. We believe Mr. Smith’s broad range of executive and business experience will make a valuable contribution and bring a unique perspective to our Board.

Joseph E. Sparano has been a member of our Board since May 2010. Mr. Sparano has over 40 years of experience in the petroleum and refining industry. His career began with Exxon Company, USA in 1969, where he served for over 10 years in various technical and operations management positions. From 1980 to 1990, Mr. Sparano served in executive roles with Union Pacific Corporation, Champlin Petroleum, Union Pacific Resources Co., Ultramar/Union Pacific Resources Co. and Mercury Air Group related to oil and gas project planning, the negotiation of joint ventures, directing strategic acquisitions and divestitures, and managing business units. From 1990 to 1995, Mr. Sparano served as Chairman of the Board and Chief Executive Officer of Pacific Refining Company, a joint venture of The Coastal Corporation and Sinochem, a national oil company of The People’s Republic of China. From 1995 to 1996, he was a strategic investment advisor for TransCanada Pipelines. Mr. Sparano owned and operated his own consulting business from 1996 to 2000. From 2000 to 2003, Mr. Sparano served as President of the West Coast regional business unit and Vice President of the Heavy Fuels Marketing segment for Tesoro Petroleum. Most recently, Mr. Sparano served as President of the Western States Petroleum Association (WSPA) from 2003 to 2009, where he was responsible for leading the advocacy efforts and public representation of the largest western U.S. energy and petroleum company trade association. From January 2010 through March 2011, Mr. Sparano served as an executive advisor to the Chairman of the WSPA board of directors, where he continued to represent WSPA and assisted with the transitioning of duties to the WSPA’s new president. Mr. Sparano retired in April 2011. Mr. Sparano holds a B.S. in chemical engineering from the Stevens Institute of Technology and has graduate studies experience from both the Stevens Institute of Technology and Texas Christian University. Mr. Sparano previously served as a member of the Management Board of Champlin Petroleum, as a director of Pacific Refining Company, and as an ex-officio director of WSPA. We believe Mr. Sparano’s extensive experience in the petroleum and refining industry will provide the Board with meaningful information and a valuable perspective of the markets in which we operate.

Mark E. Tomkins has been a member of our Board since January 2007. He also was a member of the board of directors of Coffeyville Acquisition LLC from January 2007 until October 2007. Mr. Tomkins has served as the senior financial officer at several large companies during the past eleven years. He was Senior Vice President and Chief Financial Officer of Innovene, a petroleum refining and chemical polymers business and a subsidiary of British Petroleum, from May 2005 to January 2006, when Innovene was sold to a strategic buyer. Since January 2006, Mr. Tomkins has served as a consultant and as a board member on unrelated boards. From January 2001 to May 2005, he was Senior Vice President and Chief Financial Officer of Vulcan Materials Company, a publicly traded construction materials and chemicals company. From August 1998 to January 2001, Mr. Tomkins was Senior Vice President and Chief Financial Officer of Chemtura (formerly Great Lakes Chemical Corporation), a publicly traded specialty chemicals company. From July 1996 to August 1998, he worked at Honeywell Corporation as Vice President of Finance and Business Development for its polymers division and as Vice President of Finance and Business Development for its electronic materials division. From November 1990 to July 1996, Mr. Tomkins worked at Monsanto Company in various financial and accounting positions, including Chief Financial Officer of the growth enterprises division from January 1995 to July 1996. Prior to joining Monsanto, he worked at Cobra Corporation, as an auditor in private practice and as an assistant professor of accounting and finance. Mr. Tomkins received a B.S. degree in business, with majors in Finance and Management, from Eastern Illinois University and an M.B.A. from Eastern Illinois University and is a Certified Public Accountant. Mr. Tomkins is a director of W.R. Grace & Co. and Elevance Renewable Sciences, Inc. Mr. Tomkins previously served as a director of Renewable Chemicals Corporation. Mr. Tomkins contributes to the Board through his past and current experiences as a director which provides invaluable insights into various management, financial, and governance matters. His prior senior financial roles have contributed to his effectiveness as our audit committee chair and as a member of the compensation committee. His knowledge and experience has provided the audit committee with valuable perspective in managing its relationship with our independent auditors and performance of its financial reporting oversight function.

CORPORATE GOVERNANCE

We believe that good corporate governance helps to ensure the Company is managed for the long-term benefits of our stockholders, and we periodically review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our common stock is traded.

Operation and Meetings

The Board oversees the business of the Company, which is conducted by the Company’s employees and officers under the direction of the chief executive officer of the Company. The Board performs a number of specific functions, including: (1) reviewing, approving and monitoring fundamental financial and business strategies, risks and major corporate actions; (2) selecting, evaluating and compensating the chief executive officer and other executive officers of the Company; and (3) reviewing the Company’s compliance with its public disclosure obligations. The Board appoints the members of the three Board committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. Members of the Board are kept informed about our Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board by the chairpersons of those committees. Directors have access to all of our books, records and reports and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on a regular informal basis as is needed to effectively oversee the activities of our Company.

During 2010, the Board held ten meetings and acted by unanimous written consent four times. Each incumbent director attended at least 75% of the total meetings of the Board and the Board committees on which such director served in 2010. In addition, while we do not have a specific policy regarding attendance at the annual meeting of stockholders, all director nominees are encouraged to attend the Annual Meeting. In 2010, all of the directors nominated for election attended our annual meeting of stockholders.

Meetings of Non-Management Directors and Executive Sessions

To promote open discussion among non-management directors, we schedule regular executive sessions in which non-management directors meet without management participation. “Non-management directors” are all directors who are not executive officers. All of our directors are non-management directors except for Mr. John J. Lipinski, our President, Chief Executive Officer and Chairman of the Board. We do not have a lead independent director. The non-management directors determine who presides at the executive sessions. Our non-management directors met during three executive sessions in 2010 with Mr. George E. Matelich serving as chairman of each of these executive sessions.

Board Leadership Structure and Risk Oversight

The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the Chief Executive Officer and the Chairman of the Board. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and challenges and opportunities specific to the Company. Mr. Lipinski serves as the Company’s Chief Executive Officer and Chairman of the Board. The Board believes that Mr. Lipinski’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. Mr. Lipinski possesses over 38 years of industry experience which, coupled with his current in-depth knowledge of the issues, opportunities and challenges facing the Company, provides the focused attention, effective leadership and direction the Board needs to ensure the most critical matters are addressed timely. This also avoids any potential confusion or duplication of efforts with clear accountability to the Board.

Our governance processes, including the Board’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of the chief executive officer’s performance and compensation, provide rigorous Board oversight of the chief executive officer as he fulfills his various responsibilities, including his duties as chairman.

The Board considers oversight of CVR Energy’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of CVR Energy’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company. The audit committee assists the Board with oversight of the Company’s material financial risk exposures, including without limitation, liquidity, credit, operational risks and the Company’s material financial statement and financial reporting risks. The compensation committee assists the Board with oversight of risks associated with the Company’s compensation policies and practices. In each case, the Board or the applicable committee oversees the steps Company management has taken to monitor and control such exposures.

The chief executive officer, by leading Board meetings, facilitates reporting by the audit committee and the compensation committee to the Board of their respective activities in risk oversight assistance to the Board. The chief executive officer’s collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

We have performed an internal review of all of our material compensation programs and have concluded that there are no plans that provide meaningful incentives for employees, including the named executive officers and additional executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.

Communications with Directors

Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other interested party who is interested in contacting only the non-management directors as a group or the director who presides over the meetings of the non-management directors may also send written communications to the contact above and should state for whom the communication is intended.

The “Controlled Company” Exemption and Director Independence

“Controlled Company” Exemption

Prior to November 24, 2010, our Board had determined that we were a controlled company under the rules of the NYSE and, as a result, we had qualified for and relied on exemptions from certain director independence requirements of the NYSE. Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group or another company. Our Board determined that we were a controlled company because Coffeyville Acquisition LLC (“CA”) and Coffeyville Acquisition II LLC (“CA II”) together owned greater than 50% of our outstanding common stock. The Company, CA and CA II are parties to a stockholders agreement (the “CVR Energy Stockholders Agreement”) pursuant to which CA, which is controlled by certain affiliates of Kelso & Company, L.P. (the “Kelso Funds”), and CA II, which is controlled by certain affiliates of The Goldman Sachs Group, Inc. (the “Goldman Sachs Funds”), agreed to vote for a majority of the directors on our Board, including two nominees of CA and two nominees of CA II.

As of November 24, 2010, we ceased to be a controlled company under the rules of the NYSE due to a sale of common stock by CA and CA II in a registered public offering. The November 2010 public offering resulted in CA and CA II owning less than 50% of our common stock. As a result of the November 2010 public offering, CA II’s ownership was reduced to less than 20% and it lost the ability to nominate one director. CA and CA II sold additional shares of common stock in a second public offering in February 2011. As a result of the February 2011 offering, CA II lost the ability to nominate its second director and CA lost the ability to nominate one director. Following the two public offerings, as of March 2011, CA owned approximately 9.1% of our common stock and had the right to designate one director for nomination to our Board, and CA II owned none of our common stock and had no rights to designate or nominate directors to our Board.

Director Independence

Due to our status as a controlled company, we historically had relied on exemptions from the NYSE rules that require that (a) our Board be comprised of a majority of independent directors as defined under the rules of the NYSE, (b) our compensation committee be comprised solely of independent directors and (c) our nominating and corporate governance committee be comprised solely of independent directors. With the recent loss of controlled company status, we will no longer be able to avail ourselves of the above discussed exemptions.

The NYSE rules require that a majority of our directors must be independent by November 24, 2011. We expect that, following our annual meeting, our board will include a majority of directors who satisfy the independence criteria under the NYSE corporate governance listing standards. Our Board has affirmatively determined that C. Scott Hobbs, George E. Matelich, Steve A. Nordaker, Joseph E. Sparano and Mark E. Tomkins are independent directors under the rules of the NYSE and that Barbara M. Baumann, William J. Finnerty and Robert T. Smith will be independent directors under the rules of the NYSE if they are elected as directors by the stockholders.

The NYSE rules require that (1) our compensation committee and our nominating and corporate governance committee must be composed of a majority of independent directors currently and (2) such committees must be composed entirely of independent directors by November 24, 2011. Our compensation committee and nominating and corporate governance committee currently are composed of a majority of independent directors and will include solely independent directors on or prior to November 24, 2011.

Committees

Our Board has the authority to delegate the performance of certain oversight and administrative functions to committees of the Board. Our Board currently has an audit committee, a compensation committee, and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues.

Each committee has adopted a charter which is reviewed annually by that committee and changes, if any, are recommended to our Board for approval. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee are subject to certain NYSE rules and our charters for those committees comply with such rules. Copies of the audit committee charter, compensation committee charter and nominating and corporate governance committee charter, as in effect from time to time, are available free of charge on our Internet site at www.cvrenergy.com.  These charters are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

The following table shows the membership of each committee of our Board as of December 31, 2010 and the number of meetings held by each committee during 2010.

Committee Membership as of December 31, 2010 and Meetings Held During 2010

Nominating and
	Audit	Compensation	Corporate Governance
Director	Committee	Committee	Committee

John J. Lipinski
C. Scott Hobbs	X		X
Scott L. Lebovitz		X
George E. Matelich		Chair
Steve A. Nordaker	X	X
Stanley de J. Osborne
John K. Rowan			Chair
Joseph E. Sparano		X	X
Mark E. Tomkins	Chair	X
Number of 2010 Meetings	11	3	4

As of the date of this Proxy Statement, the membership of each committee of the Board has not changed since December 31, 2010. Following our 2011 annual meeting, given the departure of certain of our existing directors and assuming the election of new directors, we expect that the composition of our committees will change. Following our 2011 annual meeting, we expect that (1) the audit committee will consist of Barbara M. Baumann, C. Scott Hobbs, Steve A. Nordaker and Mark E. Tomkins (chair), (2) the compensation committee will consist of George E. Matelich (chair), Steve A. Nordaker, Joseph E. Sparano and Mark E. Tomkins and (3) the nominating and corporate governance committee will consist of C. Scott Hobbs, William J. Finnerty, Robert T. Smith and Joseph E. Sparano (chair).

Audit Committee

Our Board has an audit committee that is currently comprised of Mark E. Tomkins, C. Scott Hobbs and Steve A. Nordaker. Mr. Tomkins is chairman of the audit committee. Following the annual meeting, we expect the audit committee will be comprised of Barbara M. Baumann, C. Scott Hobbs, Steve A. Nordaker and Mark E. Tomkins. Our Board has determined that Mr. Tomkins qualifies as an “audit committee financial expert”, as defined by applicable rules of the Securities and Exchange Commission. Our Board has also determined that each member of the audit committee, including Mr. Tomkins and Ms. Baumann, if she is appointed to the audit committee are “financially literate” under the requirements of the NYSE. Under current NYSE independence requirements and SEC rules, our audit committee is required to consist entirely of independent directors. Our Board has determined that Messrs. Tomkins, Hobbs and Nordaker and Ms. Baumann are independent under current NYSE independence requirements and SEC rules. In considering Mr. Tomkins’ independence, the Board considered that Mr. Tomkins is currently a director of W.R. Grace & Co. (“W.R. Grace”) and that CVR Energy engages in business transactions with W.R. Grace in the ordinary course of business. The Board determined that these transactions were consistent with the SEC and NYSE independence standards and did not require disclosure under Item 404 or Regulation S-K and did not constitute a material relationship between Mr. Tomkins and the Company. No committee member serves on more than two other public company audit committees.

The audit committee (1) appoints, terminates, retains, compensates and oversees the work of the independent registered public accounting firm, (2) pre-approves all audit, review and attest services and permitted non-audit services provided by the independent registered public accounting firm, (3) oversees the performance of the Company’s internal audit function, (4) evaluates the qualifications, performance and independence of the independent registered public accounting firm, (5) reviews external and internal audit reports and management’s responses thereto, (6) oversees the integrity of the financial reporting process, system of internal accounting controls, and financial statements and reports of the Company, (7) oversees the

Company’s compliance with certain legal and regulatory requirements, (8) reviews the Company’s annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in periodic reports filed with the SEC, (9) discusses with management earnings press releases, (10) meets with management, the internal auditors, the independent auditors and the Board, (11) provides the Board with information and materials as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company, (12) oversees the receipt, investigation, resolution and retention of all complaints submitted under the Company’s Whistleblower Policy, (13) produces an annual report for inclusion in the Company’s proxy statement, and (14) otherwise complies with its responsibilities and duties as stated in the Company’s Audit Committee Charter. At each regularly scheduled meeting, committee members meet privately with representatives of KPMG, the Company’s internal auditors and management of the Company.

Compensation Committee

Our compensation committee is currently comprised of George E. Matelich, Scott L. Lebovitz, Steve A. Nordaker, Joseph E. Sparano and Mark E. Tomkins. Mr. Matelich is the chairman of the compensation committee. Following the annual meeting, we expect that the compensation committee will remain unchanged, except for the departure of Mr. Lebovitz.

The principal responsibilities of the compensation committee are to (1) establish policies and periodically determine matters involving executive compensation, (2) recommend changes in employee benefit programs, (3) grant or recommend the grant of stock options and stock awards under the 2007 Long Term Incentive Plan (“LTIP”), (4) provide counsel regarding key personnel selection, (5) retain independent compensation consultants, (6) recommend to the Board the structure of non-employee director compensation and (7) assist the Board in assessing compensation risk including determinations regarding the risk of employee compensation practices and policies. In addition, the compensation committee reviews and discusses our Compensation Discussion and Analysis with management and produces a report on executive compensation for inclusion in our annual Proxy Statement in compliance with applicable federal securities laws.

None of the individuals serving on the compensation committee has ever been an officer or employee of the Company.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is currently comprised of C. Scott Hobbs, Joseph E. Sparano and John K. Rowan. Mr. Rowan is the chairman of the nominating and corporate governance committee. Following the annual meeting, we expect the nominating and corporate governance committee will be comprised of C. Scott Hobbs, William J. Finnerty, Robert T. Smith and Joseph E. Sparano.

The corporate governance committee (1) annually reviews the Company’s Corporate Governance Guidelines, (2) assists the Board in identifying, screening and recruiting qualified individuals to become Board members, (3) proposes nominations for Board membership and committee membership, (4) assesses the composition of the Board and its committees, (5) oversees the performance of the Board and committees thereof, and (6) otherwise complies with its responsibilities and duties as stated in the Company’s Corporate Governance Committee Charter.

Director Qualifications

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the nominating and corporate governance committee for a position on our Board. Our Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company. The nominating and corporate governance committee identifies candidates through a variety of means, including recommendations from members of the committee and the Board and suggestions from Company management, including the chief executive officer. The nominating and corporate governance committee also considers candidates recommended by stockholders. At least annually, the nominating and corporate governance committee reviews with the Board the background and qualifications of each member of the Board, as well as an assessment of the Board’s composition in light of the Board’s needs and objectives after considering issues of judgment, diversity, age, skills, background and experience. The nominating and corporate governance committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board. Qualified candidates for membership on the Board are considered without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability.

Identifying and Evaluating Nominees for Directors

Our Board is responsible for selecting its own members and delegates the screening process for new directors to the nominating and corporate governance committee. This committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. Stockholders may propose nominees for consideration by this committee by submitting names and supporting information to the Company’s General Counsel. The Board will review the nominating and corporate governance committee’s recommendations of candidates for election to the Board. The Board will nominate directors for election at each annual meeting of stockholders. The Board is responsible for filling any director vacancies that may occur between annual meetings of stockholders.

The nominating and corporate governance committee utilizes a number of methods for identifying and evaluating nominees for Board membership. In considering candidates for director nominee, the nominating and corporate governance committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications, and determines the contribution the candidate is expected to make to the overall functioning of the Board. Potential candidates for director may come to the attention of this committee through current Board members, professional search firms, stockholders, or other persons. Specifically, in reviewing director candidates, this committee will review each candidate’s qualifications for membership on the Board, consider the enhanced independence, financial literacy and financial expertise standards that may be required for audit committee membership and assess the performance of current directors who are proposed to be renominated to the Board. We may from time to time engage a third party search firm to assist our Board and the nominating and corporate governance committee in identifying and recruiting candidates for Board membership. In its assessment of the Board’s composition as a whole, this committee considers whether the Board reflects the appropriate sound judgment, business specialization, technical skills, diversity and other desired qualities.

Ms. Baumann and Mr. Smith were recommended for nomination by non-management directors of our Board. Mr. Finnerty was recommended for nomination by Mr. Lipinski, our Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of George E. Matelich, Scott L. Lebovitz, Steve A. Nordaker, Joseph E. Sparano and Mark E. Tomkins. Mr. Matelich is a managing director of Kelso & Company and Mr. Lebovitz is a managing director in the Merchant Banking Division of Goldman, Sachs & Co. For a description of the Company’s transactions with certain affiliates of Kelso & Company and certain affiliates of Goldman, Sachs & Co., see “Certain Relationships and Related Party Transactions — Transactions with the Goldman Sachs Funds and the Kelso Funds.” No member of the compensation committee is now, nor was during 2010, an officer or employee of the Company.

Corporate Governance Guidelines and Codes of Ethics

Our Corporate Governance Guidelines, as well as our Code of Ethics, which applies to all of our directors, officers and employees, and our Principal Executive and Senior Financial Officers’ Code of Ethics, which applies to our principal executive and senior financial and accounting officers, are available free of charge on our Internet site at www.cvrenergy.com.  Our Corporate Governance Guidelines, Code of Ethics and Principal Executive and Senior Financial Officers’ Code of Ethics are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

Stock Retention Guidelines

All outside directors (directors who are not officers or employees of the Company or any affiliate of the Company) who receive any shares of common stock of the Company issued or awarded as compensation from the Company are required to retain at least 60% of such shares once they become vested for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as such outside director remains on the Board. In addition, all officers of the Company at a level of vice president or higher who receive shares of common stock of the Company issued or awarded as compensation from the Company are required to retain at least 50% of such shares once they become vested for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) so long as such individual remains an officer at a level of vice president or higher. The stock retention guidelines are administered and interpreted by the nominating and corporate governance committee of the Board.

DIRECTOR COMPENSATION FOR 2010

The compensation committee reviews the annual compensation of directors who are not officers or employees of the Company or its subsidiaries on an annual basis. The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. All amounts are pro rated if a director joins the Board after the commencement of the Company’s fiscal year.

In setting the compensation for non-employee directors who do not work principally for entities affiliated with us, the compensation committee considers the significant amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required. The compensation committee may also review competitive compensation data and analysis provided by Longnecker & Associates (“Longnecker”). In 2009, Longnecker was engaged to provide a formal report and analysis of the compensation paid to our outside non-employee directors. This review consisted of reviewing annual retainers, committee fees, and stock compensation levels provided to directors of our peer companies as reported in proxy statements filed in 2009. The peer companies, for this purpose, included Terra Industries, Tesoro Corp., Holly Corp., Frontier Oil Corp., Mosaic Co., Murphy Oil Corp., and CF Industries Holdings, Inc. A summary associated with the 2009 report was provided to the compensation committee in November 2010. In addition, Longnecker advised on other current practices related to director compensation such as trends and objectives and approach to director compensation. The report and analysis produced by Longnecker reflected that the Company’s total compensation package for its non-employee directors fell below the average of its peers.

As a result of the summary being reviewed, the compensation committee recommended that the Board increase the target grant date value of annual equity awards granted to non-employee directors from $120,000 to $135,000. This change was implemented starting with the December 2010 restricted stock awards to directors. The compensation committee believes this increase has helped to align the compensation of our non-employee directors with the average compensation of directors of our peers.

The following table provides compensation information for the year ended December 31, 2010 for each non-employee director of our Board. Messrs. Lebovitz, Matelich, Osborne and Rowan received no compensation in respect of their service as directors in 2010

	Fees
	Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(1)	Awards(2)	Compensation	Total

C. Scott Hobbs	$64,583	$135,011	—	—	$199,594
Steve A. Nordaker	$66,875	$135,011	—		$201,886
Joseph E. Sparano(3)	$36,042	$215,015	—	—	$251,057
Mark E. Tomkins	$80,625	$135,011	—	—	$215,636
Scott L. Lebovitz, Kenneth A. Pontarelli, John K. Rowan(3), George E. Matelich, and Stanley de J. Osborne	—	—	—	—	—
Regis B. Lippert(4)	$30,000	—	—	$5,737	$35,737

(1)	Messrs. Hobbs, Nordaker, Sparano and Tomkins were each awarded 8,894 shares of restricted stock on December 31, 2010. These shares of restricted stock vested immediately on December 31, 2010, subject to the ownership requirement described above in “— Stock Retention Guidelines.” The dollar amounts in the table reflect the grant date fair value of the awards (8,894 shares multiplied by $15.18 per share, rounded to the nearest whole number) in accordance with ASC Topic 718, Compensation — Stock Compensation. No forfeitures of restricted stock occurred during 2010 and the number of shares of restricted stock granted in 2010 was based on the closing market price of the Company’s common stock on the date of grant, which was December 31, 2010 ($15.18 for 2010 awards). In connection with Mr. Sparano joining the Board, he was awarded 10,013 shares (grant date value $7.99) of restricted stock on May 19, 2010. These shares of restricted stock vested immediately on May 19, 2010, subject to the ownership requirements described above.

(2)	The following table reflects outstanding vested and unvested stock options held by directors as of December 31, 2010:

	Number of	Number of
	Options	Options That		Expiration	Exercise
Director	Vested	Have Not Vested	Grant Date	Date	Price

Mr. Tomkins	5,150	—	10/22/07	10/22/17	$19.00
	4,300		12/21/07	12/21/17	$24.73
Mr. Hobbs	6,067	3,033	9/24/08	9/24/18	$11.01
Mr. Nordaker	2,900	1,450	6/10/08	6/10/18	$24.96
Mr. Lippert(4)	—	—	—	—	—

(3)	Mr. Sparano and Mr. Rowan became directors of the Company in May 2010.

(4)	Mr. Lippert was not nominated for re-election to the Board in May 2010. In connection with his departure, stock options held by Mr. Lippert that had not yet vested as of his departure date were forfeited and options that were exercisable but not exercised within 90 days were also forfeited, each in accordance with the 2007 Long Term Incentive Plan. In addition, upon Mr. Lippert’s departure from the Board in May 2010, his shares of restricted stock were no longer subject to our ownership requirements described above in “— Stock Retention Guidelines.” The other compensation includes the fair market value of a commemorative gift given to Mr. Lippert upon his departure from the Board.

Non-employee directors who do not work principally for entities affiliated with us were entitled to receive an annual retainer of $60,000 for 2010. In addition, non-employee directors serving on the audit committee receive an additional annual retainer of $5,000; those serving on the compensation committee receive an additional annual retainer of $2,500. Effective July 2010, non-employee directors serving on the nominating and corporate governance committee also receive an additional annual retainer of $2,500. Mr. Tomkins receives an additional retainer of $20,000 for serving as audit committee chairman. Cash compensation for the non-employee directors will remain the same for 2011. In addition, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Annually, in December of each year, the non-employee directors who do not work principally for entities affiliated with us are granted a formula-based award of restricted stock to approximate a value of $135,000 ($120,000 in 2009), which are granted pursuant to the Company’s 2007 Long Term Incentive Plan and related restricted stock award agreements. For 2010, we determined the number of shares by dividing $135,000 by the closing price of our common stock on December 31, 2010, which was $15.18 per share. Shares of restricted stock granted to directors become vested immediately upon grant, but remain subject to the stock retention guidelines described above in “— Stock Retention Guidelines,” which are included in the Company’s corporate governance guidelines.

Each of Messrs. Finnerty and Sparano entered into a consulting agreement with the Company in March 2011, pursuant to which they will render consulting services to our Board of Directors regarding strategic initiatives and such other special projects as the Board may request. The initial terms of these consulting agreements expire on December 31, 2011 and are automatically renewed for successive one year periods unless either party provides notice at least 60 days in advance of the expiration of the initial term or renewal term, as applicable. Pursuant to these agreements, Messrs. Finnerty and Sparano will receive two hundred dollars per hour of service performed, up to a maximum of $40,000 in any calendar year.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

The following table presents information regarding beneficial ownership of our common stock by:

•	each of our current directors and nominees for director;

•	each of our named executive officers as such term is defined herein;

•	each stockholder known by us to beneficially hold five percent or more of our common stock; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 21, 2011 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of the beneficial owners listed in the table is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

	Shares
Beneficial Owner	Beneficially Owned
Name and Address	Number	Percent

FMR LLC(1)	10,199,544	11.6%
82 Devonshire Street Boston, Massachusetts 02109
Coffeyville Acquisition LLC(2)	7,988,179	9.1%
Kelso Investment Associates VII, L.P. KEP VI, LLC 320 Park Avenue, 24th Floor New York, New York 10022
Gilder, Gagnon, Howe & Co. LLC(3)	5,105,269	5.9%
3 Columbus Circle, 26th Floor New York, NY 10019
John J. Lipinski(4)	622,336	*
Stanley A. Riemann(5)	137,889	*
Edward A. Morgan(6)	140,824	*
Edmund S. Gross(7)	119,496	*
Robert W. Haugen(8)	38,691	*
Barbara M. Baumann	—	—
William J. Finnerty	—	—
C. Scott Hobbs(9)	54,801	*
Scott L. Lebovitz(10)	8,353	*
George E. Matelich(2)	7,988,179	9.1%
Steve A. Nordaker(11)	47,465	*
Stanley de J. Osborne(2)	7,988,179	9.1%
John Rowan	—	—
Robert T. Smith	—	—
Joseph E. Sparano(12)	12,246	*
Mark E. Tomkins(13)	65,699	*
All directors and executive officers, as a group (19 persons)(14)	9,341,622	10.6%

*	Less than 1% of our outstanding common stock as of the record date.

(1)	FMR LLC filed a Schedule 13G with the U.S. Securities and Exchange Commission (the “Commission”) on March 9, 2011. According to the filing, FMR LLC has sole power to dispose or to direct the disposition of 10,199,544 shares of common stock and sole power to vote or to direct the vote of 1,288,650 shares of common stock.

According to this filing, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 8,910,894 shares of the outstanding common stock as a result of acting as investment adviser to various investment companies (such investment companies collectively, the “Funds”) registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of 8,910,894 shares owned by the Funds. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of the Series B shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ boards of trustees.

Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,117,160 shares of common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 1,117,160 shares and sole power to vote or to direct the voting of 1,117,160 shares of common stock owned by the institutional accounts or funds advised by PGALLC.

Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is the beneficial owner of 39,690 shares of the outstanding common stock as a result of its serving as investment manager of institutional accounts owning such shares.

FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 131,800 shares of the outstanding common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock. However, FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

(2)	Coffeyville Acquisition LLC (“CA”) directly owns 7,988,179 shares of common stock. Kelso Investment Associates VII, L.P., or KIA VII, a Delaware limited partnership, owns a number of common units in CA that corresponds to 6,240,910 shares of common stock, and KEP VI, LLC, or KEP VI and together with KIA VII, the Kelso Funds, a Delaware limited liability company, owns a number of common units in CA that corresponds to 1,545,368 shares of common stock. The Kelso Funds may be deemed to beneficially own indirectly, in the aggregate, all of the common stock of the Company owned by CA because the

Kelso Funds control CA and have the power to vote or dispose of the common stock of the Company owned by CA. KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s shares but each disclaims such beneficial ownership. Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore may be deemed to share beneficial ownership of shares of common stock owned of record or beneficially owned by KIA VII, KEP VI and CA by virtue of their status as managing members of KEP VI and of Kelso GP VII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso GP VII, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VII. Each of Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore (the “Kelso Individuals”) share investment and voting power with respect to the ownership interests owned by KIA VII, KEP VI and CA but disclaim beneficial ownership of such interests. Mr. Collins may be deemed to share beneficial ownership of shares of common stock owned of record or beneficially owned by KEP VI and CA by virtue of his status as a managing member of KEP VI. Mr. Collins shares investment and voting power with the Kelso Individuals with respect to ownership interests owned by KEP VI and CA but disclaims beneficial ownership of such interests.

(3)	Gilder, Gagnon, Howe & Co. LLC (“Gilder Gagnon”) filed a Schedule 13G with the Commission on March 9, 2011. According to this filing, Gilder Gagnon has shared dispositive power with respect to 5,043,120 shares of common stock and sole voting and dispositive power with respect to 62,149 shares of common stock. According to the filing, Gilder Gagnon’s interest includes 4,348,285 shares held in customer accounts over which partners and/or employees of Gilder Gagnon have discretionary authority to dispose of or direct the disposition of the shares, 694,835 shares held in accounts owned by the partners of Gilder Gagnon and their families and 62,149 shares held in the account of the profit-sharing plan of Gilder Gagnon.

(4)	Mr. Lipinski owns 177,471 shares of common stock directly. Mr. Lipinski was awarded 222,532 shares of restricted stock on July 16, 2010 and 222,333 shares of restricted stock on December 31, 2010. The transfer restrictions on these shares will lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Mr. Lipinski is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Lipinski remains an officer of the Company (or an affiliate) at the level of vice president or higher. Because Mr. Lipinski has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. In addition, Mr. Lipinski owns 20,113 shares indirectly through his ownership of common units in CA. Mr. Lipinski does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and thus does not have beneficial ownership of such shares. Mr. Lipinski also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2010 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2010.” Such interests do not give Mr. Lipinski beneficial ownership of any shares of our common stock because they do not give Mr. Lipinski the power to vote or dispose of any such shares.

(5)	Mr. Riemann owns no shares of common stock directly. Mr. Riemann was awarded 69,542 shares of restricted stock on July 16, 2010 and 68,347 shares of restricted stock on December 31, 2010. The transfer restrictions on these shares will lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Mr. Riemann is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Riemann remains an officer of the Company (or an affiliate) at the level of vice president or higher. Because Mr. Riemann has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. Mr. Riemann owns 12,377 shares indirectly through his ownership of common units in CA. Mr. Riemann does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and thus does not have beneficial ownership of such shares. Mr. Riemann also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2010 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2010.” Such interests do not give Mr. Riemann beneficial ownership of any shares of the Company’s common stock because they do not give Mr. Riemann the power to vote or dispose of any such shares.

(6)	Mr. Morgan was awarded 25,000 shares of non-vested restricted stock in connection with joining the Company on May 14, 2009. Under the terms of the restricted stock agreement, Mr. Morgan has the right to vote his shares of restricted stock after the date of grant. However, the transfer restrictions on these shares will lapse in one-third annual increments beginning on the first anniversary of the date of grant. On May 14, 2010, 8,334 of the foregoing shares vested, with 2,205 shares being withheld for tax purposes, and the remaining 6,129 shares were issued to Mr. Morgan. Mr. Morgan was awarded 38,168 shares of restricted stock on December 18, 2009, 41,725 shares of restricted stock on July 16, 2010 and 41,502 shares of restricted stock on December 31, 2010. The transfer restrictions on these shares will lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Mr. Morgan is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Morgan remains an officer of the Company (or an affiliate) at the level of vice president or higher. See “Compensation of Executive Officers — Outstanding Equity Awards at 2010 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2010.” Because Mr. Morgan has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. On December 18, 2010, 12,723 shares from the December 18, 2009 award vested, with 3,366 shares being withheld for tax purposes, and the remaining 9,357 shares were issued to Mr. Morgan.

(7)	Mr. Gross owns 1,000 shares of common stock directly. In addition, Mr. Gross was awarded 15,268 shares of restricted stock on December 18, 2009, 59,110 shares of restricted stock on July 16, 2010 and 45,719 shares of restricted stock on December 31, 2010. The transfer restrictions on these shares will lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Mr. Gross is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Gross remains an officer of the Company (or an affiliate) at the level of vice president or higher. Because Mr. Gross has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. On December 18, 2010, 5,090 shares from the December 18, 2009 award vested, with 1,601 shares being withheld for tax purposes, and the remaining 3,489 shares were issued to Mr. Gross. Mr. Gross owns 928 shares indirectly through his ownership of common units in CA. Mr. Gross does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and thus does not have beneficial ownership of such shares. Mr. Gross also owns (i) phantom points under each of the Phantom Unit Plans and (ii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2010 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2010.” Such interests do not give Mr. Gross beneficial ownership of any shares of the Company’s common stock because they do not give Mr. Gross the power to vote or dispose of any such shares.

(8)	Mr. Haugen owns 5,000 shares of common stock directly. Mr. Haugen was awarded 17,386 shares of restricted stock on July 16, 2010 and 16,305 shares of restricted stock on December 31, 2010. The transfer restrictions on these shares will lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Mr. Haugen is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Haugen remains an officer of the Company (or an affiliate) at the level of vice president or higher. Because Mr. Haugen has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. Mr. Haugen owns 3,094 shares indirectly through his ownership of common units in CA. Mr. Haugen does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and thus does not have beneficial ownership of such shares. Mr. Haugen also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2010 Fiscal Year-

End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2010.” Such interests do not give Mr. Haugen beneficial ownership of any shares of the Company’s common stock because they do not give Mr. Haugen the power to vote or dispose of any such shares.

(9)	On September 24, 2008, Mr. Hobbs was awarded options to purchase 9,100 shares of common stock with an exercise price equal to the closing price of CVR Energy’s common stock on the date of grant, which was $11.01. These options will vest in one-third annual increments beginning on the first anniversary of the date of grant. Total shares of common stock subject to options that are currently exercisable of 6,067 are deemed to be outstanding and included in the total amount of shares beneficially owned by Mr. Hobbs. Mr. Hobbs was awarded (a) 24,155 shares of restricted stock on December 19, 2008, (b) 18,321 shares of restricted stock on December 18, 2009, and (c) 8,894 shares of restricted stock on December 31, 2010, with 2,636 shares being withheld for tax purposes, resulting in a net award of 6,258 shares. These shares vested immediately; however, Mr. Hobbs is required to retain at least 60% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as he remains on the Board.

(10)	Goldman, Sachs & Co. directly owns 8,353 shares of common stock. Mr. Scott L. Lebovitz is a managing director of Goldman, Sachs & Co. Mr. Lebovitz disclaims beneficial ownership of the shares of common stock owned directly or indirectly by Goldman, Sachs & Co., except to the extent of his pecuniary interest therein, if any.

(11)	On June 10, 2008, Mr. Nordaker was awarded options to purchase 4,350 shares of common stock with an exercise price equal to the closing price of CVR Energy’s common stock on the date of grant, which was $24.96. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant. Total shares of common stock subject to options that are currently exercisable of 2,900 are deemed to be outstanding and included in the total amount of shares beneficially owned by Mr. Nordaker. Mr. Nordaker was awarded (a) 24,155 shares of restricted stock on December 19, 2008, (b) 18,321 shares of restricted stock on December 18, 2009, with 4,581 shares being withheld for tax purposes, resulting in a net award of 13,740 shares, and (c) 8,894 shares of restricted stock on December 31, 2010, with 2,224 shares being withheld for tax purposes, resulting in a net award of 6,670 shares. These shares vested immediately; however, Mr. Nordaker is required to retain at least 60% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as he remains on the Board.

(12)	Mr. Sparano was awarded (a) 10,013 shares of restricted stock on May 19, 2010, with 3,527 being withheld for tax purposes, resulting in a net award of 6,486 shares, and (b) 8,894 shares of restricted stock on December 31, 2010, with 3,134 shares being withheld for tax purposes, resulting in a net award of 5,760 shares. These shares vested immediately; however, Mr. Sparano is required to retain at least 60% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as he remains on the Board.

(13)	On October 22, 2007, Mr. Tomkins was awarded options to purchase 5,150 shares of common stock with an exercise price equal to the initial public offering price of CVR Energy’s common stock, which was $19.00 per share. These options vest in one-third annual increments beginning on the first anniversary of the date of grant. Additionally, on December 21, 2007, Mr. Tomkins was awarded options to purchase 4,300 shares of common stock with an exercise price equal to the closing price of CVR Energy’s common stock on the date of grant, which was $24.73. These options vest in one-third annual increments beginning on the first anniversary of the date of grant. Total shares of common stock subject to options that are currently exercisable of 9,450 are deemed to be outstanding and included in the total amount of shares beneficially owned by Mr. Tomkins. In connection with CVR Energy’s initial public offering, the Company’s Board awarded 12,500 shares of non-vested restricted stock to Mr. Tomkins. The date of grant for these shares of restricted stock was October 24, 2007. Under the terms of the restricted stock agreement, Mr. Tomkins has the right to vote his shares of restricted stock after the date of grant. However, the transfer restrictions on these shares generally lapse in one-third annual increments beginning on the first anniversary of the date of grant. Mr. Tomkins was also awarded (a) 24,155 shares of restricted stock on December 19, 2008, (b) 18,321 shares of restricted stock on December 18, 2009, with 5,130 shares being withheld for tax purposes, resulting in a net award of 13,191 shares, and (c) 8,894 shares of restricted stock on December 31, 2010, with 2,491 shares being withheld for tax purposes, resulting in a net award of 6,403 shares. These shares vested immediately; however, Mr. Tomkins is required to retain at least 60% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as he remains on the Board. Mr. Tomkins transferred 4,167 shares of common stock to an immediate family member on January 12, 2009. Mr. Tomkins disclaims beneficial ownership of shares of the Company’s common stock owned by members of his immediate family.

(14)	The number of shares of common stock owned by all directors and executive officers, as a group, reflects the sum of (1) all shares of common stock directly owned by CA, with respect to which Messrs. Matelich and Osborne may be deemed to share beneficial ownership, (2) the 8,353 shares owned by Goldman, Sachs & Co. with respect to which Mr. Lebovitz may be deemed to share beneficial ownership, (3) the 622,336 shares of common stock owned by Mr. Lipinski, the 137,889 shares of common stock owned by Mr. Riemann, the 140,824 shares of common stock owned by Mr. Morgan, the 119,496 shares of common stock owned by Mr. Gross, the 38,691 shares of common stock owned by Mr. Haugen, the 31,935 shares of common stock owned by Mr. Wyatt E. Jernigan, the 29,435 shares of common stock owned by Mr. Kevan A. Vick and the 44,273 shares of common stock owned by Mr. Christopher G. Swanberg, (4) the 54,801 shares of common stock owned by Mr. Hobbs, (5) the 47,465 shares of common stock owned by Mr. Nordaker, (6) the 12,246 shares of common stock owned by Mr. Sparano, and (7) the 61,532 shares of common stock owned by Mr. Tomkins and the 4,167 shares of common stock owned by members of Mr. Tomkins’ family.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and non-employee directors and each person who owns more than 10% of our outstanding common stock, to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and representations made to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in 2010. Based on our review of these reports, to our knowledge all of our executive officers and directors and other persons who own more than 10% of our outstanding common stock, have fully complied with the reporting requirements of Section 16(a) during 2010.

EXECUTIVE OFFICERS

The following table sets forth the names, positions and ages (as of March 15, 2011) of each person who is an executive officer of CVR Energy. We also indicate in the biographies below which executive officers of CVR Energy hold similar positions with the managing general partner of the Partnership. Senior management of CVR Energy manages the Partnership pursuant to a services agreement among us, the Partnership and the Partnership’s managing general partner.

Name	Age	Position

John J. Lipinski	60	Chairman of the Board of Directors, Chief Executive Officer and President
Stanley A. Riemann	59	Chief Operating Officer
Edward A. Morgan	41	Chief Financial Officer and Treasurer
Edmund S. Gross	60	Senior Vice President, General Counsel and Secretary
Robert W. Haugen	52	Executive Vice President, Refining Operations
Wyatt E. Jernigan	59	Executive Vice President, Crude Oil Acquisition and Petroleum Marketing
Kevan A. Vick	56	Executive Vice President and Fertilizer General Manager
Christopher G. Swanberg	53	Vice President, Environmental, Health and Safety

INFORMATION CONCERNING EXECUTIVES WHO ARE NOT DIRECTORS

Stanley A. Riemann has served as Chief Operating Officer of our Company since September 2006, Chief Operating Officer of CA since June 2005, Chief Operating Officer of Coffeyville Resources, LLC (“CRLLC”) since February 2004 and Chief Operating Officer of CA II and CA III since October 2007. Since October 2007, Mr. Riemann has also served as the Chief Operating Officer of the general partner of the Partnership. Prior to joining CRLLC in February 2004, Mr. Riemann held various positions associated with the Crop Production and Petroleum Energy Division of Farmland Industries, Inc. (“Farmland”) for over 30 years, including, most recently, Executive Vice President of Farmland and President of Farmland’s Energy and Crop Nutrient Division. In this capacity, he was directly responsible for managing the petroleum refining operation and all domestic fertilizer operations, which included the Trinidad and Tobago nitrogen fertilizer operations. His leadership also extended to managing Farmland’s interests in SF Phosphates in Rock Springs, Wyoming and Farmland Hydro, L.P., a phosphate production operation in Florida and managing all company-wide transportation assets and services. On May 31, 2002, Farmland filed for Chapter 11 bankruptcy protection. Mr. Riemann has served as a board member and board chairman on several industry organizations including the Phosphate Potash Institute, the Florida Phosphate Council and the International Fertilizer Association. He currently serves on the Board of The Fertilizer Institute. Mr. Riemann received a Bachelor of Science degree from the University of Nebraska and an MBA from Rockhurst University.

Edward A. Morgan has served as Chief Financial Officer and Treasurer of our Company, CRLLC, CA, CA II and CA III and the general partner of the Partnership since May 2009. Prior to joining CVR Energy, Mr. Morgan spent seven years with Brentwood, Tenn.-based Delek U.S. Holdings, Inc., serving as the Chief Financial Officer for Delek’s operating segments during the previous five years. Mr. Morgan was named Vice President in February 2005, and in April 2006, he was named Chief Financial Officer of Delek U.S. Holdings in connection with Delek’s initial public offering, which became effective in May 2006. Mr. Morgan led a diverse organization at Delek, where he was responsible for all finance, accounting and information technology matters. Mr. Morgan received a Bachelor of Science degree in accounting from Mississippi State University and a Master of Accounting degree from the University of Tennessee.

Edmund S. Gross has served as Senior Vice President, General Counsel and Secretary of our Company since October 2007, Senior Vice President, General Counsel and Secretary of CA II and CA III since October 2007, Vice President, General Counsel and Secretary of our Company since September 2006, Secretary of CA since June 2005 and General Counsel and Secretary of CRLLC since July 2004. Since October 2007, Mr. Gross has also served as the Senior Vice President, General Counsel and Secretary of the general partner of the Partnership. Prior to joining CRLLC, Mr. Gross was Of Counsel at Stinson Morrison Hecker LLP in Kansas City, Missouri from 2002 to 2004, was Senior Corporate Counsel with Farmland from 1987 to 2002 and was an associate and later a partner at Weeks, Thomas & Lysaught, a law firm in Kansas City, Kansas, from 1980 to 1987. Mr. Gross received a Bachelor of Arts degree in history from Tulane University, a Juris Doctor from the University of Kansas and an MBA from the University of Kansas.

Robert W. Haugen joined our business on June 24, 2005 and has served as Executive Vice President, Refining Operations at our Company since September 2006 and as Executive Vice President — Engineering & Construction at CRLLC since June 24, 2005. Since October 2007 Mr. Haugen has also served as Executive Vice President, Refining Operations at CA and CA II. Mr. Haugen brings more than 25 years of experience in the refining, petrochemical and nitrogen fertilizer business to our Company. Prior to joining us, Mr. Haugen was a managing director and Partner of Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. On leave from Prudentia, he served as the Senior Oil Consultant to the Iraqi Reconstruction Management Office for the U.S. Department of State. Prior to joining Prudentia Energy, Mr. Haugen served in numerous engineering, operations, marketing and management positions at the Howell Corporation and at the Coastal Corporation. Upon the merger of Coastal and El Paso in 2001, Mr. Haugen was named Vice President and General Manager for the Coastal Corpus Christi Refinery and later held the positions of Vice President of Chemicals and Vice President of Engineering and Construction. Mr. Haugen received a Bachelor of Science degree in Chemical Engineering from the University of Texas.

Wyatt E. Jernigan has served as Executive Vice President, Crude Oil Acquisition and Petroleum Marketing at our Company since September 2006 and as Executive Vice President — Crude & Feedstocks at CRLLC since June 24, 2005. Since October 2007 Mr. Jernigan has also served as Executive Vice President, Crude Oil Acquisition and Petroleum Marketing at CA and CA II. Mr. Jernigan has more than 30 years of experience in the areas of crude oil and petroleum products related to trading, marketing, logistics and business development. Most recently, Mr. Jernigan was a managing director with Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. Most of his career was spent with Coastal Corporation and El Paso, where he held several positions in crude oil supply, petroleum marketing and asset development, both domestic and international. Following the merger between Coastal Corporation and El Paso in 2001, Mr. Jernigan assumed the role of Managing Director for Petroleum Markets Originations. Mr. Jernigan attended Virginia Wesleyan College, majoring in Sociology and has training in petroleum fundamentals from the University of Texas.

Kevan A. Vick has served as Executive Vice President and Fertilizer General Manager at our Company since September 2006, Senior Vice President at Coffeyville Resources Nitrogen Fertilizers, LLC (“CRNF”) since February 27, 2004 and Executive Vice President and Fertilizer General Manager of CA III since October 2007. Since October 2007, Mr. Vick has also served as Executive Vice President and Fertilizer General Manager of the general partner of the Partnership. He has served on the board of directors of Farmland MissChem Limited in Trinidad and SF Phosphates. He has nearly 30 years of experience in the Farmland organization. Prior to joining CRNF, he was General Manager of Nitrogen Manufacturing at Farmland from January 2001 to February 2004. Mr. Vick received a Bachelor of Science degree in chemical engineering from the University of Kansas and is a licensed professional engineer in Kansas, Oklahoma and Iowa.

Christopher G. Swanberg has served as Vice President, Environmental, Health and Safety at our Company since September 2006, as Vice President, Environmental, Health and Safety at CRLLC since June 2005 and as Vice President, Environmental, Health and Safety at CA II and CA III since October 2007. Since October 2007, Mr. Swanberg has also served as Vice President, Environmental, Health and Safety of the general partner of the Partnership. He has served in numerous management positions in the petroleum refining industry such as Manager, Environmental Affairs for the refining and marketing division of Atlantic Richfield Company (ARCO) and Manager, Regulatory and Legislative Affairs for Lyondell-Citgo Refining. Mr. Swanberg’s experience includes technical and management assignments in project, facility and corporate staff positions in all environmental, safety and health areas. Prior to joining CRLLC, he was Vice President of Sage Environmental Consulting, an environmental consulting firm focused on petroleum refining and petrochemicals, from September 2002 to June 2005. Mr. Swanberg received a Bachelor of Science degree in Environmental Engineering Technology from Western Kentucky University and an MBA from the University of Tulsa.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

During 2010, our compensation committee was comprised of George E. Matelich (as chairperson), Scott L. Lebovitz, Steve A. Nordaker, Joseph E. Sparano and Mark E. Tomkins. The compensation committee has regularly scheduled meetings concurrent with the Board meetings and additionally meets at other times as needed throughout the year.

The compensation committee reviews and makes determinations with respect to executive compensation or makes recommendations to the Board regarding executive compensation, with the full Board (or the independent directors with respect to Mr. Lipinski’s compensation) having the final authority on compensation matters, as determined appropriate by the compensation committee.

Specifically, the compensation committee makes determinations or makes recommendations to the Board, as determined appropriate by the committee, with respect to annual and long-term performance goals and objectives as well as the annual salary, bonus and other incentives and benefits, direct and indirect, of the chief executive officer and our other senior executives; reviews and authorizes the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives; administers our executive incentive plans, including the Phantom Unit Plans and LTIP; establishes and periodically reviews perquisites and fringe benefits policies; reviews annually the implementation of our company-wide incentive bonus program; oversees contributions to our 401(k) plan; and performs such duties and responsibilities as may be assigned by the Board to the compensation committee under the terms of any executive compensation plan, incentive compensation plan or equity-based plan and as may be assigned to the compensation committee with respect to the issuance and management of the override units in CA and CA II.

Ours is a commodity business with high volatility and risk where earnings are not only influenced by margins, but also by unique, innovative and aggressive actions and business practices on the part of the executive team. The compensation committee continually monitors current economic conditions and considers the petroleum and fertilizer markets along with other considerations in making compensation decisions. In addition, the compensation committee routinely reviews financial and operational performance compared to our business plan, positive and negative industry factors and the response of the senior management team in dealing with and maximizing operational and financial performance in the face of otherwise negative situations. Due to the nature of our business, performance of an individual or the business as a whole may be outstanding; however, our financial performance may not depict this same level of achievement. The financial performance of the Company is not necessarily reflective of individual operational performance. Specific performance levels or benchmarks are not necessarily used to establish compensation; however, the compensation committee takes into account all factors to make a subjective determination of related compensation packages for the executive officers.

In 2010, no significant changes were made to the Company’s overall executive compensation philosophy and structure because the compensation committee believes that the compensation programs are reasonable, balanced and designed to attract, retain and motivate talented executives. Through the committee’s review of the executive officers’ compensation packages and employment agreements, they determined it was prudent to amend the employment agreements of certain executive officers to include a change in control provision. The change in control provision was included in the executive officers’ amended and restated employment agreements, effective January 1, 2010. The committee determined that a change in control provision was needed to preserve our ability to compete for executive talent and to provide our executives with change in control severance benefits similar to those in place at other companies. See “— Change-in-Control and Termination Payments.”

Executive Compensation Philosophy and Objectives

The overarching philosophy of our executive compensation program is to closely align compensation paid to our executive officers with our operating and financial performance on both a short-term and long-term basis, in order to align our executive officers’ interest with that of the stockholders and stakeholders. In addition, we aim to provide a competitive compensation program in the form of salary, bonuses and other benefits with the goal of retaining and attracting talented and highly motivated executive officers and key employees, which we consider crucial to our long-term success and the long-term enhancement of stockholder value. We also strive to maintain a compensation program whereby the executive officers, through exceptional performance and equity ownership, will have the opportunity to realize economic rewards commensurate with our stockholders’ gains. The compensation committee believes that the most critical component of compensation is equity compensation in achieving these objectives because these incentives encourage our executive team to remain in our employ through successive rolling vesting periods and track increases in value of our stockholders.

Setting Executive Compensation

During 2010, the Company retained Longnecker on behalf of the compensation committee to assist the compensation committee with its review of the executive officers’ compensation levels and the mix of compensation as compared to peer companies and other relevant market information. Longnecker compiled the information and provided advice regarding the components and related mix (short-term/long-term; cash/equity) of the executive compensation programs of the Company, its “Peer Group” (as defined below in the

Compensation Discussion and Analysis). Although no specific target was set, the focus of Longnecker’s recommendations was centered on compensation levels at the median or 50th percentile of the Peer Group. Longnecker periodically attends compensation committee meetings either in person or by telephone, and met with the committee in executive session on occasion without management present. Longnecker does no other work for the Company or for management except to provide consulting services related to executive compensation levels, program design and non-employee director compensation. In 2010, Longnecker participated in two meetings with the compensation committee, in which they presented in detail their findings and recommendations.

The Chief Executive Officer, while not a member of the compensation committee, reviews information provided by Longnecker as well as other relevant market information and actively provides guidance and recommendations to the compensation committee regarding the amount and form of the compensation of executive officers (other than himself) and certain key employees. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our Chief Executive Officer and Chief Operating Officer), the compensation committee typically considers the recommendations of our chief executive officer.

The compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among different forms of compensation other than its belief that the most crucial component is equity compensation. Decisions regarding such allocations are made strictly on a subjective and individual basis considering all relevant factors.

Elements of Our Executive Compensation Program

For 2010, the three primary components of our executive compensation program were salary, an annual discretionary cash bonus and equity incentive awards. Executive officers are also provided with benefits that are generally available to our salaried employees.

While these three components are related, we view them as separate and analyze them as such. The compensation committee believes that equity incentive compensation is the primary motivator in attracting and retaining executive officers. Salary and discretionary cash bonuses are viewed as secondary; however, the compensation committee views a competitive level of salary and cash bonus as critical to retaining talented individuals.

Base Salary

The compensation committee sets the base salary of each of our executive officers at a level intended to enable us to hire and retain our executive officers, to enhance their motivation in a highly competitive and dynamic environment, and to reward individual and Company performance. In determining its recommendations for base salary levels, the compensation committee takes into account the following:

•	the Company’s financial and operational performance for the year;

•	the previous years’ compensation level for each named executive officer;

•	peer or market survey information for comparable public companies; and

•	recommendations of the Company’s chief executive officer, based on individual responsibilities and performance, including each officer’s commitment and ability to:

-	strategically meet business challenges;
-	achieving financial results;
-	promoting legal and ethical compliance;
-	leading their own business or business team for which they are responsible; and
-	diligently and effectively responding to immediate needs of our volatile industry and business environment.

Each year we make compensation decisions using an approach that considers several important factors, rather than establishing compensation solely on a formula-driven basis. The committee considers whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair. In setting base salaries, the committee reviewed published survey and Peer Group data prepared by Longnecker and considered the applicability of the salary data in view of the individual positions within the Company.

With respect to our Peer Group, historically management, through the chief executive officer, has provided the compensation committee with information gathered through a detailed annual review of executive compensation programs of other publicly and privately held companies in our industry, which are similar to us in size and operations (among other factors). In 2010, Longnecker was engaged to perform a study and analysis, including peer group information, for the compensation committee to use in making decisions regarding the salary, bonus and other compensation amounts paid to named executive officers. The following independent refining companies, which we view as members of our “Peer Group” were included in the report and analysis: Frontier Oil Corporation, Holly Corporation and Tesoro Corporation. The following fertilizer businesses were included in the report and analysis: CF Industries Holdings Inc. and Terra Industries, Inc. Averages of these Peer Group salary levels were used over a number of years to develop a range of salaries of similarly situated executives of these companies and this range was used as a factor in determining base salary (and overall cash compensation) of the named executive officers. Management also reviewed the differences in levels of compensation among the named executive officers of this Peer Group and used these differences as a factor in setting a different level of salary and overall compensation for each of our named executive officers based on their relative positions and levels of responsibility.

Each of the named executive officers has an employment agreement which sets forth their initial base salaries. Salaries are reviewed annually by the compensation committee with periodic informal reviews throughout the year. Adjustments, if any, are usually made effective January 1 of the year immediately following the review. The compensation committee, with the assistance of Longnecker, most recently reviewed the level of cash salary and bonus for each of the executive officers beginning in July 2010 through November 2010 in conjunction with their responsibilities and expectations for 2011. They concluded their review and consideration in November 2010. Individual performance, the practices of our Peer Group of companies as reflected in the analysis and report of Longnecker, and changes in the named executive officers’ positions and levels of responsibility were considered. Among these three factors, slightly more weight was given to the report and findings of Longnecker. The compensation committee approved 2011 increases in base salary for Messrs. Morgan (to $335,000 from $315,000), Riemann (to $425,000 from $415,000) and Gross (to $362,000 from $347,000). All salary increases were effective January 1, 2011. These increases in base salary are due to the efforts to continue to align the total compensation of the named executive officers with compensation paid by companies in our Peer Group and other considerations set forth above.

Annual Bonus

Information about total cash compensation paid by members of our Peer Group is used in determining both the level of bonus award and the ratio of salary to bonus. We believe that maintaining a level of bonus and a ratio of fixed salary to bonus (which may fluctuate) that is in line with those of our competitors is an important factor in attracting and retaining executives. The compensation committee also believes that a significant portion of our executive officers’ compensation should be at risk. That is, a portion of the executive officers’ overall compensation should not be guaranteed and should be determined based on individual and Company performance. Our compensation program provides for greater potential bonus awards as the authority and responsibility of an executive increases. Our chief executive officer has the greatest percentage of his compensation at risk in the form of an annual bonus. Our named executive officers retain a significant percentage of their compensation package at risk in the form of annual bonuses.

Employment agreements for each of the named executive officers provide that the executive is eligible to receive an annual cash bonus with a target bonus equal to a specified percentage of the relevant executive’s annual base salary. Under the employment agreements in effect during 2010, the 2010 target bonuses were the following percentages of salary for the named executive officers: Mr. Lipinski (250%), Mr. Morgan (120%), Mr. Riemann (200%), Mr. Gross (90%) and Mr. Haugen (120%). As a result of the compensation committee’s review of peer company compensation practices as included in the compensation consultant’s report and its consideration of current economic conditions, in November 2010 the compensation committee concluded that target bonus percentages would remain the same for all named executive officers in 2011, with the exception of Mr. Gross, whose target bonus percentage increased from 90% to 100% effective January 1, 2011, because Mr. Gross’ target bonus percentage fell below those of our peer companies for his role and responsibilities. Target bonus percentages were determined to be fair and comparable to other peer companies for all other named executive officers.

Historically, including with respect to 2010 bonuses, no specific Company or individual performance criteria have been established or communicated to the named executive officers at the beginning of the performance period. Because no performance criteria have been established at such time, the annual bonus component of the named executive officers’ compensation has not been intended to serve as an incentive to achieve particular performance objectives over a specified period. Rather, the compensation committee has determined, at a compensation committee meeting typically occurring during November during the relevant performance year, the amount of annual bonuses to be paid to the named executive officers. The compensation committee has considered various factors with respect to Company performance and/or individual performance, none of which have been established in advance. The compensation committee has not been required to consider any particular factors in determining bonuses and has considered various factors, each of which has been subjectively considered. At its discretion, the compensation committee has determined that bonuses may be paid in an amount equal to the target percentage, less than the target percentage or greater than the target percentage (or not at all), regardless of the achievement of any factor relating to individual and/or Company performance.

In November 2010, the compensation committee met to determine the amount of bonuses to be paid to the named executive officers in respect of 2010. In making its determinations, the compensation committee considered peer group information provided by Longnecker, as well as company performance and each individual named executive officer’s performance through October 2010. With respect to company performance, the compensation committee reviewed various general factors associated with the Company’s performance such as overall operational performance, financial performance and factors affecting shareholder value, including growth initiatives. At this meeting, the compensation committee approved the target levels to be paid out for the 2010 bonuses with the exception of Mr. Lipinski who received approximately 89% of his target bonus and Mr. Gross who received approximately 110% of his target bonus.

Specific items that were considered with respect to the individual performance of the named executive officers during 2010 are as follows.

•	John J. Lipinski demonstrated leadership and the capacity to perform well in the challenging economic environment, leading the company to emerge with a projected profitable year based upon nine months results despite a first quarter that was challenging industry-wide. In addition, Mr. Lipinski contributed to an overall improved and strengthened balance sheet, improvement of the company’s capital structure and enhancement and increased capacity of the crude gathering business. Mr. Lipinski also provided direction and leadership to the Company generally and to the core management team, which leadership generated operational achievements and record operating performance levels of the refinery during the first ten months of the year with decreased operating costs resulting from increased efficiencies.

•	Edward A. Morgan demonstrated leadership in the finance and accounting organization and contributed to the Company’s successful capital restructuring with the completion of credit facility amendments and the issuance of senior notes. Mr. Morgan also contributed to an improved and strengthened balance sheet, with a focus on financing alternatives and the development and enhancement of internal audit in-house resources.

•	Stanley A. Riemann provided leadership and support to the fertilizer business during its response to the rupture of a high-pressure UAN vessel. Mr. Riemann also provided leadership at the refinery that led to the refining assets being operated at a high degree of reliability, thereby generating record levels of operating performance. Mr. Riemann also contributed to reduction and efficiencies in the cost and capital spend program. Additionally, Mr. Riemann’s leadership and direction resulted in continued favorable safety records for both the refinery and the fertilizer facility.

•	Edmund S. Gross effectively led the Company’s legal department. In addition, he managed significant litigation matters for both the Company as well as the refining and fertilizer businesses. Not only was Mr. Gross involved in litigation matters, he was also directly involved in the successful negotiation of significant commercial contracts for both the refining and fertilizer businesses.

•	Robert W. Haugen provided direct leadership and the necessary direction specific to the operations of the refinery which contributed to the record levels of operating performance resulting from the high degree of reliability. Mr. Haugen has also led other Company initiatives to develop a stronger cohesive team.

Equity Incentive Awards

We use equity incentives to reward long-term performance. The issuance of equity to executive officers is intended to generate significant future value for each executive officer if the Company’s performance is outstanding and the value of the Company’s equity increases for all stockholders. The compensation committee also believes that our equity incentives promote long-term retention of executives due to vesting conditions imposed on such awards. A large part of the equity incentives issued, including to our named executive officers, were negotiated to a large degree at the time of the acquisition of our business in June 2005 (with additional units that were not originally allocated in June 2005 issued in December 2006) in order to bring our compensation package in line with executives at private equity portfolio companies, based on the private equity market practices at that time. All issuances of override units and phantom points have been made at what the board of directors of CA, CA II, and/or CA III, as applicable, determined to be their fair value on their respective grant dates. Generally, any decision related to granting equity awards to the named executive officers is made annually by the compensation committee at the time their total compensation package is evaluated.

Override Units

The named executive officers have been issued common units and override units, consisting of operating units and value units, in CA and CA II and common and override units in CA III, the entity that owns the managing general partner of the Partnership which currently holds the nitrogen fertilizer business. Any financial obligations related to such common units and override units reside with the issuer of such units and not with CVR Energy. Historical equity also includes phantom points, which are described below.

The limited liability company agreements of CA and CA II (the “LLC Agreements”) provide the methodology for payouts with respect to units in CA and CA II, respectively. In general terms, the LLC Agreements provide for two classes of interests in each of CA and CA II: (1) common units and (2) profits interests referred to as override units (which consist of both operating units and value units). Common units were issued in exchange for a capital contribution determined by the board of directors of CA or CA II, as applicable, whereas no capital contributions are made in connection with the issuance of override units. Each of the named executive officers has a capital account under which his balance is increased or decreased to reflect his allocable share of net income and gross income of CA or CA II, as applicable, the capital that the named executive officer contributed in exchange for his common units, distributions paid to such named executive officer and his allocable share of net loss and items of gross deduction. CA and CA II may make distributions to their members to the extent that the cash available to them is in excess of the business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. All cash payable pursuant to the LLC Agreements will be paid by CA and CA II, respectively, and will not be paid by CVR Energy. Although CVR Energy is required to recognize a compensation expense with respect to such awards, CVR Energy also records a contribution to capital with respect to these awards and as a result, there is no cash effect on CVR Energy.

Phantom Plans

In addition, CRLLC, a subsidiary of CVR Energy, issued phantom points to certain members of management pursuant to the Phantom Unit Plans. Unlike the common and override units, any financial obligations related to such phantom points are the obligations of CVR Energy. The Phantom Unit Plans operate in correlation with the methodology established by the LLC Agreements.

CA III Profits Interests

The limited liability company agreement of CA III provides for two classes of interests in CA III: (1) common units and (2) profits interests, referred to as override units. Each of the named executive officers has a capital account under which his balance is increased or decreased to reflect his allocable share of net income and gross income of CA III, the capital that the named executive officer contributed, distributions paid to such named executive officer and his allocable share of net loss and items of gross deduction. CA III may make distributions to its members to the extent that the cash available to it is in excess of the business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds.

Limited equity grants of interests were made by CA III, the sole owner of the managing general partner of the Partnership, in February 2008. Their timing was in conjunction with the strategic alignment of the fertilizer business shortly after the purchase of the managing general partner interest by CA III.

Restricted Stock

We established the LTIP in connection with our initial public offering in October 2007. The compensation committee may elect to make restricted stock grants, option grants or other equity grants under the LTIP in its discretion or may recommend grants to the Board for its approval, as determined by the committee in its discretion. In 2010, Company granted shares of restricted stock to certain of our named executive officers. Although these shares have voting rights immediately upon grant, they are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on the first anniversary of the date of grant, provided they continue to serve as an employee of the Company on each such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

Perquisites

The Company pays for a portion of the cost of medical insurance and life insurance for the named executive officers. In addition, two of the executive officers who are involved in direct operations at our facilities receive use of a company vehicle. Additionally, one named executive officer received corporate housing benefits for a portion of 2010. The total value of all perquisites and personal benefits is less than $10,000 for each named executive officer.

Other Forms of Compensation

Each of our named executive officers has a provision in his employment agreement, providing for certain severance benefits in the event of termination without cause or a resignation with good reason. These severance provisions are described in “Compensation of Executive Officers — Employment Agreements” below. These severance provisions were negotiated between the executive officers and the Company. The compensation committee believes that the severance provisions in the employment agreements are customary for similar companies.

Nitrogen Fertilizer Limited Partnership

A number of our executive officers, including our named executive officers, serve as executive officers for both the Company and the Partnership. These executive officers receive all of their compensation and benefits from us, including compensation related to services for the Partnership and are not paid by the

Partnership or its managing general partner. However, the Partnership or the managing general partner must reimburse us pursuant to a services agreement for the time our executive officers spend working for the Partnership. The approximate weighted average percentages of the amount of time the executive officers spent on management of our partnership in 2010 are as follows: John J. Lipinski (13%), Edward A. Morgan (13%), Stanley A. Riemann (15%), Edmund S. Gross (15%) and Robert W. Haugen (8%).

We have entered into a services agreement with the Partnership and its managing general partner in which we have agreed to provide management services to the Partnership for the operation of the nitrogen fertilizer business. Under this agreement the Partnership, its managing general partner or CRNF, a subsidiary of the Partnership, were required to pay us in 2010 (i) all costs incurred by us in connection with the employment of our employees who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation and such prorated share must be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs; and (iv) various other administrative costs in accordance with the terms of the agreement.

Stock Retention Policy

In general, our corporate governance guidelines require all of the officers of the Company or any of its affiliates at a level of vice president or higher who receive as compensation any share of our common stock (including shares of restricted stock or restricted stock units awarded pursuant to the LTIP, and any other securities into which such restricted stock or restricted stock units are changed or for which such restricted stock or restricted stock units are exchanged) to retain at least 50% of such equity securities once they become vested for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) so long as such individual remains an officer of the Company.

Our corporate governance guidelines also require all outside directors who receive as compensation any share of our common stock (including shares of restricted stock or restricted stock units awarded pursuant to the LTIP, and any other securities into which such restricted stock or restricted stock units are changed or for which such restricted stock or restricted stock units are exchanged) to retain at least 60% of such equity securities once they become vested for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as such outside director remains on the Board.

In addition, the common units and override units in CA, CA II and CA III issued to our executive officers are subject to transfer restrictions, although the executive officers may make certain transfers of their units for estate planning purposes.

Tax Considerations

Section 162(m) of the Code generally limits deductions by publicly held corporations for compensation paid to its “covered employees” (i.e., its chief executive officer and the three next highest compensated officers other than the chief financial officer) to the extent that the employee’s compensation for the taxable year exceeds $1,000,000. This limit does not apply to “qualified performance-based compensation,” which requires, among other things, satisfaction of a performance goal that is established by a committee of the board of directors consisting of two or more outside directors. IRS Treasury Regulation 1.162-27 grandfathers companies from the deductibility limitations until the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which an initial public offering occurs. As a result, our ability to rely on IRS Treasury Regulation 1.162-27 will end at the Annual Meeting. Because we believe that it is in our best interest to deduct compensation paid to our executive officers, we have established, and are submitting to stockholders for approval at the Annual Meeting, the Performance Incentive Plan so that amounts paid pursuant to such plan may fall within the qualified performance-based compensation exception from Section 162(m) of the Code. It is expected that the

Performance Incentive Plan will be the primary program through which cash incentive compensation (annual or longer-term) will be paid to our executives.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

George E. Matelich, Chairperson
Scott L. Lebovitz
Steve A. Nordaker
Joseph E. Sparano
Mark E. Tomkins

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2010, 2009 and 2008 earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2010. In this Proxy Statement, we refer to these individuals as our named executive officers.

				Stock	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards $(1)	Compensation ($)		Total ($)

John. J. Lipinski	2010	$900,000	$2,000,000	$4,975,020	$18,320	(3)	$7,893,340
Chief Executive Officer	2009	$800,000	$2,000,000	—	$320,039		$3,120,039
	2008	$700,000	$1,700,000	—	$26,625		$2,426,625
Edward A. Morgan(2)	2010	$315,000	$378,000	$930,003	$18,305	(3)(4)	$1,641,308
Chief Financial Officer	2009	$171,346	$256,950	$439,750	$186,845		$1,054,891
	2008	—	—	—	—		—
Stanley A. Riemann	2010	$415,000	$830,000	1,537,514	$18,320	(3)	$2,800,834
Chief Operating Officer	2009	$415,000	$830,000	—	$129,517		$1,374,517
	2008	$375,000	$750,000	—	$20,171		$1,145,171
Edmund S. Gross	2010	$347,000	$305,360	$1,119,015	$19,578	(3)	$1,790,953
Executive Vice President	2009	$315,000	$315,000	$100,005	$62,567		$792,572
and General Counsel	2008	$225,000	$225,000	—	$863,595		$1,313,595
Robert W. Haugen	2010	$275,000	$330,000	$372,515	$35,928	(3)(5)	$1,013,443
Executive Vice President,	2009	$275,000	$330,000	—	$113,753		$718,753
Refining Operations	2008	$275,000	$330,000	—	$57,871		$662,871

(1)	Included in the “Stock Awards” column is the aggregate grant date fair value of restricted stock awards granted during the respective fiscal years, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. All of the restricted stock awards granted to the named executive officers pursuant to the CVR Energy, Inc. Long Term Incentive Plan become vested in equal installments on the first three anniversaries of the date of grant, provided they continue to serve as an employee of the Company on each such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

(2)	Mr. Morgan’s employment with the Company commenced on May 14, 2009. As a result, the 2009 amounts reflected in the base salary and annual bonus columns reflect the pro-rata portion of Mr. Morgan’s base salary and annual bonus that were earned in that year.

(3)	Includes (a) a company contribution under our 401(k) plan in 2010 of $11,025 for each of the named executive officers, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2010 and (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program in 2010.

(4)	Includes the portion of relocation benefits paid in 2010, including an applicable tax gross-up, which total was $5,926.

(5)	Includes a tax gross-up reimbursement by the Company and payment of certain housing and relocation benefits, which total was $20,658.

Grants of Plan-Based Awards in 2010

		All Other Stock Awards;	Grant Date
		Number of Shares of	Fair Value of
Named Executive Officer	Grant Date	Stock or Units (#)	Stock Awards ($)(1)

John J. Lipinski	7/16/2010	222,532	$1,600,005
	12/31/2010	222,333	$3,375,015
Edward A. Morgan	7/16/2010	41,725	$300,003
	12/31/2010	41,502	$630,000
Stanley A. Riemann	7/16/2010	69,542	$500,007
	12/31/2010	68,347	$1,037,507
Edmund S. Gross	7/16/2010	59,110	$425,001
	12/31/2010	45,719	$694,014
Robert W. Haugen	7/16/2010	17,386	$125,005
	12/31/2010	16,305	$247,510

(1)	The amounts shown include amounts representing the fair value on the grant date, computed in accordance with FASB ASC Topic 718 of the grants of restricted stock made during 2010.

Employment Agreements

John J. Lipinski.  On July 12, 2005, CRLLC entered into an employment agreement with Mr. Lipinski, as Chief Executive Officer, which was subsequently assumed by CVR Energy and amended and restated effective as of January 1, 2008. Mr. Lipinski’s employment agreement was amended and restated effective January 1, 2010 and subsequently amended and restated on January 1, 2011. The agreement has a rolling term of three years so that at the end of each month it automatically renews for one additional month, unless otherwise terminated by CVR Energy or Mr. Lipinski. Mr. Lipinski receives an annual base salary of $900,000 effective as of January 1, 2011. Mr. Lipinski is also eligible to receive a performance-based annual cash bonus with a target payment equal to 250% of his annual base salary to be based upon individual and/or Company performance criteria as established by the compensation committee for each fiscal year. In addition, Mr. Lipinski is entitled to participate in such health, insurance, retirement and other employee benefit plans and programs as in effect from time to time on the same basis as other senior executives. The agreement requires Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure and also includes covenants relating to non-solicitation and non-competition that govern during his employment and thereafter for the period severance is paid and, if no severance is paid, for one year following termination of employment. In addition, Mr. Lipinski’s agreement provides for certain severance payments that may be due following the termination of his employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.”

Edward A. Morgan, Stanley A. Riemann, Edmund S. Gross and Robert Haugen.  On July 12, 2005, CRLLC entered into employment agreements with each of Messrs. Riemann, Gross and Haugen. The agreements were subsequently assumed by CVR Energy and amended and restated between the respective executives and CVR Energy effective as of December 29, 2007. Each of these agreements was amended and restated effective January 1, 2010 and subsequently amended and restated on January 1, 2011. The agreements have a term of three years and expire in January 2014, unless otherwise terminated earlier by the parties. Mr. Morgan entered into an employment agreement with CVR Energy effective May 14, 2009, which was amended effective August 17, 2009. This employment agreement was further amended and restated effective January 1, 2010 and subsequently amended and restated on January 1, 2011. Similarly, this agreement has a term of three years and expires in January 2014, unless otherwise terminated earlier by the parties. The agreements provide for an annual base salary of $335,000 for Mr. Morgan, $425,000 for Mr. Riemann, $362,000 for Mr. Gross and $275,000 for Mr. Haugen, each effective as of January 1, 2011. Each executive officer is eligible to receive a performance-based annual cash bonus to be based upon individual and/or Company performance criteria as established by the compensation committee for each fiscal year. The target annual bonus percentages for these executive officers effective as of January 1, 2011 are as follows:

Mr. Morgan (120%), Mr. Riemann (200%), Mr. Gross (100%) and Mr. Haugen (120%). These executives are also entitled to participate in such health, insurance, retirement and other employee benefit plans and programs as in effect from time to time on the same basis as other senior executives. The agreements require these executive officers to abide by a perpetual restrictive covenant relating to non-disclosure and also include covenants relating to non-solicitation and, except in the case of Mr. Gross, non-competition during the executives’ employment and for one year following termination of employment. In addition, these agreements provide for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under “— Change-in-Control and Termination Payments.”

Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC

The following is a summary of the material terms of the LLC Agreements as they relate to the limited liability company interests granted to our named executive officers pursuant to those agreements as of December 31, 2010. The terms of the LLC Agreements that relate to the common units and override units granted to our named executive officers are identical to each other.

General.  The LLC Agreements provide for two classes of interests in the respective limited liability companies: (i) common units and (ii) profits interests, referred to as override units (which consist of both operating units and value units) (common units and override units are collectively referred to as “units”). The common units provide for voting rights and have rights with respect to profits and losses of and distributions from, CA and CA II, as applicable. Such voting rights cease, however, if the executive officer holding common units ceases to provide services to CA and CA II, as applicable, or one of its or their subsidiaries. The common units were issued to our named executive officers in the following amounts (as subsequently adjusted) in exchange for capital contributions in the following amounts: Mr. Lipinski (capital contribution of $650,000 in exchange for 57,446 units), Mr. Riemann (capital contribution of $400,000 in exchange for 35,352 units, Mr. Gross (capital contribution of $30,000 in exchange for 2,651 units) and Mr. Haugen (capital contribution of $100,000 in exchange for 8,838 units). These named executive officers were also granted override units, which consist of operating units and value units, in the following amounts: Mr. Lipinski (an initial grant of 315,818 operating units and 631,637 value units, a December 2006 grant of 72,492 operating units and 144,966 value units and a November 2009 grant of 7,592 operating units and 30,370 value units), Mr. Riemann (an initial grant of 140,185 operating units and 280,371 value units and a November 2009 grant of 2,740 operating units and 10,964 value units) and Mr. Haugen (an initial grant of 71,965 operating units and 143,931 value units and a November 2009 grant of 1,408 operating units and 5,628 value units. Override units have no voting rights attached to them, but have rights with respect to profits and losses of, and distributions from, CA or CA II, as applicable. Our named executive officers were not required to make any capital contribution with respect to the override units; override units were issued only to certain members of management who own common units and who agreed to provide services to CA or CA II, as applicable.

If all of the shares of common stock of our Company held by CA and CA II were sold at $15.18 per share, which was the price of our common stock on December 31, 2010 and cash were distributed to members pursuant to the limited liability company agreements of CA and CA II, named executive officers would receive a cash payment in respect of their override units in the following approximate amounts: Mr. Lipinski ($27.0 million), Mr. Riemann ($11.1 million) and Mr. Haugen ($5.7 million). Messrs. Morgan and Gross do not have any override units under these agreements.

During November 2010, distributions were made to the common unit holders and override unit holders of CA in accordance with the LLC Agreement of CA. These distributions were generated by the net proceeds received by CA upon its sale of 11,686,158 shares of CVR common stock in November 2010. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($289,710), Mr. Riemann ($178,286), Mr. Gross ($13,370) and Mr. Haugen ($44,571). Override distributions for the named executive officers were as follows: Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($1,609,316), Mr. Riemann ($714,342) and Mr. Haugen ($366,712). During November 2010, distributions were made to the common unit holders and override unit holders of CA II in accordance with the LLC Agreement of CA II. These distributions were generated by the net proceeds received by CA II upon its sale of 8,943,842 shares of CVR common stock in November 2010. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($218,871), Mr. Riemann ($134,692), Mr. Gross ($10,100) and Mr. Haugen ($33,673). Override distributions for the named executive officers were as follows: Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($1,635,928), Mr. Riemann ($726,155) and Mr. Haugen ($372,777).

During February 2011, distributions were made to the common unit holders and override unit holders of CA in accordance with the LLC Agreement of CA. These distributions were generated by the net proceeds received by CA upon its sale of 11,759,023 shares of CVR common stock in February 2011. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($278,893), Mr. Riemann ($179,090), Mr. Gross ($19,509) and Mr. Haugen ($30,941). Override distributions for the named executive officers were as follows: Mr. Lipinski ($320,595), Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($7,138,736), Mr. Riemann ($3,232,698) and Mr. Haugen ($1,659,547). During February 2011, distributions were made to the common unit holders and override unit holders of CA II in accordance with the LLC Agreement of CA II. These distributions were generated by the net proceeds received by CA II upon its sale of 15,113,254 shares of CVR common stock in February 2011. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($380,035), Mr. Riemann ($241,332), Mr. Gross ($24,177) and Mr. Haugen ($46,502). Override distributions for the named executive officers were as follows: Mr. Lipinski ($546,392), Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($12,205,716), Mr. Riemann ($5,252,329) and Mr. Haugen ($2,696,344).

Forfeiture of Override Units Upon Termination of Employment.  If a named executive officer ceases to provide services to CA or CA II, as applicable, or a subsidiary due to a termination for “cause” (as such term is defined in the LLC Agreements), the executive officer generally will forfeit all of his override units. If the executive officer ceases to provide services for any reason other than cause before the fifth anniversary of the date of grant of his operating units and provided that an event that is an “Exit Event” (as such term is defined in the LLC Agreements) has not yet occurred and there is no definitive agreement in effect regarding a transaction that would constitute an Exit Event, then (a) unless the termination was due to the executive officer’s death or “disability” (as that term is defined in the LLC Agreements), in which case a different vesting schedule will apply based on when the death or disability occurs, all value units will be forfeited and (b) a percentage of the operating units will be forfeited according to the following schedule: if terminated before the second anniversary of the date of grant, 100% of operating units are forfeited; if terminated on or after the second anniversary of the date of grant, but before the third anniversary of the date of grant, 75% of operating units are forfeited; if terminated on or after the third anniversary of the date of grant, but before the fourth anniversary of the date of grant, 50% of operating units are forfeited; and if terminated on or after the fourth anniversary of the date of grant, but before the fifth anniversary of the date of grant, 25% of operating units are forfeited.

Adjustments to Capital Accounts; Distributions.  Each of the named executive officers has a capital account under which his balance is increased or decreased, as applicable, to reflect his allocable share of net income and gross income of CA or CA II, as applicable, the capital that the executive officer contributed, distributions paid to such executive officer and his allocable share of net loss and items of gross deduction. Value units owned by the named executive officers do not participate in distributions under the LLC Agreements until the “Current Value” is at least two times the “Initial Price” (as these terms are defined in the LLC Agreements), with full participation occurring when the Current Value is four times the Initial Price and pro rata distributions when the Current Value is between two and four times the Initial Price. CA and CA II may make distributions to their members to the extent that the cash available to them is in excess of the applicable business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. Distributions in respect of override units (both operating units and value units), however, will be reduced until the total reductions in proposed distributions in respect of the override units equals the Benchmark Amount (i.e., $11.31 for override units granted on July 25, 2005, $34.72 for Mr. Lipinski’s later grant in December 2006 and $33.8149 for override units reallocated in November 2009 (although the override units granted in November 2009 are subject to a catch-up provision so that after distributions have been reduced to account for the $33.8149 Benchmark Amount, distributions thereafter will be made first to the holders of such units so that they will effectively have a Benchmark Amount of $11.31)). The boards of directors of CA and CA II will determine the

“Benchmark Amount” with respect to each override unit at the time of its grant. There is also a catch-up provision with respect to any value unit that was not previously entitled to participate in a distribution because the Current Value was not at least four times the Initial Price.

Other Provisions Relating to Units.  The named executive officers are subject to transfer restrictions on their units, although they may make certain transfers of their units for estate planning purposes.

Interests in Coffeyville Acquisition III LLC

CA III, the sole owner of the managing general partner of the Partnership, is owned by the Goldman Sachs Funds, the Kelso Funds, our executive officers, Mr. Wesley Clark (a former director), Magnetite Asset Investors III L.L.C. and other members of our management. The following is a summary of the material terms of the CA III limited liability company agreement as they relate to the limited liability company interests held by our executive officers.

General.  The CA III limited liability company agreement provides for two classes of interests in CA III: (i) common units and (ii) profits interests, which are referred to as override units.

The common units provide for voting rights and have rights with respect to profits and losses of, and distributions from, CA III. Such voting rights cease, however, if the executive officer holding common units ceases to provide services to CA III or one of its subsidiaries. In October 2007, CVR Energy’s named executive officers made the following capital contributions to CA III and received a number of CA III common units equal to their pro rata portion of all contributions: Mr. Lipinski ($68,146), Mr. Riemann ($16,360), Mr. Gross ($1,227) and Mr. Haugen ($4,090).

Override units have no voting rights attached to them, but have rights with respect to profits and losses of, and distributions from, CA III. The override units have the following terms:

•	Approximately 25% of all of the override units have been awarded to members of our management team. These override units automatically vested. These units will be owned by the members of our management team even if they no longer perform services for us or are no longer employed by us. The following named executive officers received the following grants of this category of override units: Mr. Lipinski (81,250), Mr. Riemann (30,000), Mr. Gross (8,786) and Mr. Haugen (16,634).

•	Approximately 75% of the override units have been awarded to members of our management team responsible for the growth of the nitrogen fertilizer business. Some portion of these units may be awarded to members of management added in the future. These units vest on a five-year schedule, with 33.3% vesting on the third anniversary of the closing date of the Partnership’s initial public offering (if any such offering occurs), an additional 33.4% vesting on the fourth anniversary of the closing date of such an offering and the remaining 33.3% vesting on the fifth anniversary of the closing date of such an offering. Override units are entitled to distributions whether or not they have vested. Management members will forfeit unvested units if they are no longer employed by us; however, if a management member has three full years of service with the Partnership following the completion of an initial public offering of the Partnership, such management member may retire at age 62 and will be entitled to permanently retain all of his or her units whether or not they have vested pursuant to the vesting schedule described above. Units forfeited will be either retired or reissued to others (with a catch-up payment provision); retired units will increase the unit values of all other units on a pro rata basis. The following named executive officers received the following grants of this category of override units: Mr. Lipinski (219,378), Mr. Riemann (75,000), Mr. Gross (22,500) and Mr. Haugen (13,125).

The override units granted to management are entitled to 15% of all distributions made by CA III. All vested and unvested override units are entitled to distributions. To the extent that at any time not all override units have yet been granted, the override units that have been granted will be entitled to the full 15% of all distributions (e.g., if only 90% of the override units have been granted, the holders of these 90% are entitled to 15% of all distributions).

A portion of the override units may be granted in the future to new members of management. A catch-up payment will be made to new members of management who receive units at a time when the current unit value has increased from the initial unit value.

The value of the common units and override units in CA III depends on the ability of the Partnership’s managing general partner to make distributions. The managing general partner will not receive any distributions from the Partnership until the Partnership’s aggregate adjusted operating surplus through December 31, 2009 has been distributed.

Adjustments to Capital Accounts; Distributions.  Each of the executive officers has a capital account under which his balance is increased or decreased, as applicable, to reflect his allocable share of net income and gross income of CA III, the capital that the executive officer contributed, distributions paid to such executive officer and his allocable share of net loss and items of gross deduction. Override units owned by the executive officers do not participate in distributions under the CA III limited liability company agreement until the “Current Value” is at least equal to the “Initial Price” (as these terms are defined in the CA III limited liability company agreement). CA III may make distributions to its members to the extent that the cash available to it is in excess of the business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. Distributions in respect of override units, however, will be reduced until the total reductions in proposed distributions in respect of the override units equal the aggregate capital contributions of all members.

Other Provisions Relating to CA III Units.  The executive officers are subject to transfer restrictions on their CA III units, although they may make certain transfers of their units for estate planning purposes.

Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II)

The following is a summary of the material terms of the Phantom Unit Plans as they relate to our named executive officers. Payments under the Phantom Unit Plan I are tied to distributions made by CA and payments under the Phantom Unit Plan II are tied to distributions made by CA II.

General.  The Phantom Unit Plans are administered by the compensation committee of the board of directors of the Company. The Phantom Unit Plans provide for two classes of interests: phantom service points and phantom performance points (collectively referred to as phantom points). Holders of the phantom service points and phantom performance points have the opportunity to receive a cash payment when distributions are made pursuant to the LLC Agreements in respect of operating units and value units, respectively. The phantom points represent a contractual right to receive a payment when payment is made in respect of certain profits interests in CA and CA II, as applicable.

Phantom points that have been granted (and not since forfeited) under each of the Phantom Unit Plans to our named executive officers are as follows: Mr. Lipinski (1,403,958 phantom service points and 1,422,332 phantom performance points, representing approximately 14% of the total phantom points awarded), Mr. Riemann (611,537 phantom service points and 619,535 phantom performance points, representing approximately 6% of the total phantom points awarded), Mr. Gross (1,315,793 phantom service points and 1,333,002 phantom performance points, representing approximately 13% of the total phantom points awarded), Mr. Haugen (508,019 phantom service points and 514,656 phantom performance points, representing approximately 5% of the total phantom points awarded).

If all of the shares of common stock of our Company held by CA and CA II were sold at $15.18 per share, which was the closing price of our common stock on December 31, 2010 and cash were distributed to members pursuant to the LLC Agreements, our named executive officers would receive cash payments in respect of their phantom points in the following amounts: Mr. Lipinski ($3.6 million), Mr. Riemann ($1.6 million), Mr. Gross ($3.3 million) and Mr. Haugen ($1.3 million). Mr. Morgan does not have any phantom points awarded to him. The compensation committee of the board of directors of the Company has authority to make additional awards of phantom points under the Phantom Unit Plans.

Phantom Point Payments.  Payments in respect of phantom service points will be made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of operating units. Cash payments in respect of phantom performance points will be made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of value units (i.e., not until the “Current Value” is at least two times the “Initial Price” (as such terms are defined in the LLC Agreements), with full participation occurring when the Current Value is four times the Initial Price and pro rata distributions when the Current Value is between two and four times the Initial Price). There is also a catch-up provision with respect to phantom performance points for which no cash payment was made because no distribution pursuant to the LLC Agreements was made with respect to value units. During December 2010, payments were made under the Phantom Unit Plans as follows: Mr. Lipinski ($511,483), Mr. Riemann ($222,797), Mr. Gross ($479,360) and Mr. Haugen ($185,072). These payments occurred due to distributions made pursuant to the LLC Agreements upon the sale of 11,686,158 and 8,943,842 shares of CVR common stock by CA and CA II, respectively, in November 2010. During February 2011, payments were made under the Phantom Unit Plans as follows: Mr. Lipinski ($2,891,437), Mr. Riemann ($1,259,459), Mr. Gross ($2,709,851) and Mr. Haugen ($1,046,204). These payments occurred due to distributions made pursuant to the LLC Agreements upon the sale of 11,759,023 and 15,113,254 shares of CVR common stock by CA and CA II, respectively.

Other Provisions Relating to the Phantom Points.  The manager of CRLLC may, at any time or from time to time, amend or terminate the Phantom Unit Plans. If a participant’s employment is terminated prior to an “Exit Event” (as such term is defined in the LLC Agreements), all of the participant’s phantom points are forfeited. Phantom points are generally non-transferable (except by will or the laws of descent and distribution). If payment to a participant in respect of his phantom points would result in the application of the excise tax imposed under Section 4999 of the Code, then the payment will be “cut back” only if that reduction would be more beneficial to the participant on an after-tax basis than if there were no reduction.

LTIP Restricted Stock Awards

In 2009 and 2010, Company granted shares of restricted stock to certain of our named executive officers pursuant to the LTIP. Although these shares have voting rights immediately upon grant, they are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on the first anniversary of the date of grant, provided they continue to serve as an employee of the Company on each such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

Outstanding Equity Awards at 2010 Fiscal Year-End

In addition to equity awards granted by the Company, this table includes equity awards granted by Coffeyville Acquisition LLC (“CA”), Coffeyville Acquisition II LLC (“CA II”) and Coffeyville Acquisition III LLC (“CA III”).

	Equity Awards
	Total Number of Shares		Number of Shares	Number of Shares	Market Value of
	or Units of Stock		or Units of Stock	or Units of Stock	Shares or Units of
	That Have Been		That Have	That Have Not	Stock That Have Not
Named Executive Officer	Awarded (#)(1)		Vested (#)	Vested (#)(2)(3)	Vested ($)(4)

John J. Lipinski	157,909.0	(5)	157,909.0	—	$—
	315,818.5	(6)	—	315,818.5	$7,677,548
	36,246.0	(5)	27,184.5	9,061.5	$70,045
	72,483.0	(6)	—	72,483.0	$555,945
	157,909.0	(7)	157,909.0	—	$—
	315,518.5	(8)	—	315,518.5	$6,464,805
	36,246.0	(7)	27,184.5	9,061.5	$52,013
	72,483.0	(8)	—	72,483.0	$395,032
	300,628.0	(9)	81,250.0	219,378.0	$570,383
	1,403,958.0	(10)	—	1,403,958.0	$413,746
	1,422,332.0	(11)	—	1,422,332.0	$1,150,453
	1,403,958.0	(12)	—	1,403,958.0	$305,396
	1,422,332.0	(13)	—	1,422,332.0	$964,768
	3,796.0	(14)	3,796.0	—	$—
	15,185.0	(15)	—	15,185.0	$369,147
	3,796.0	(16)	3,796.0	—	$—
	15,185.0	(17)	—	15,185.0	$324,807
	222,532.0	(18)	—	222,532.0	$3,378,036
	222,333.0	(18)	—	222,333.0	$3,375,015
Edward A. Morgan	25,000.0	(18)	8,334.0	16,666.0	$252,990
	38,168.0	(18)	12,723.0	25,445.0	$386,255
	41,725.0	(18)	—	41,725.0	$633,386
	41,502.0	(18)	—	41,502.0	$630,000

	Equity Awards
	Total Number of Shares		Number of Shares	Number of Shares	Market Value of
	or Units of Stock		or Units of Stock	or Units of Stock	Shares or Units of
	That Have Been		That Have	That Have Not	Stock That Have Not
Named Executive Officer	Awarded (#)(1)		Vested (#)	Vested (#)(2)(3)	Vested ($)(4)

Stanley A. Riemann	70,092.5	(14)	70,092.5	—	$—
	140,185.5	(15)	—	140,185.5	$3,407,910
	70,092.5	(16)	70,092.5	—	$—
	140,185.5	(17)	—	140,185.5	$2,869,597
	105,000.0	(9)	30,000.0	75,000.0	$195,000
	611,537.0	(10)	—	611,537.0	$180,220
	619,535.0	(11)	—	619,535.0	$501,111
	611,537.0	(12)	—	611,537.0	$133,025
	619,535.0	(13)	—	619,535.0	$420,231
	1,370.0	(14)	1,370.0	—	$—
	5,482.0	(15)	—	5,482.0	$133,267
	1,370.0	(16)	1,370.0	—	$—
	5,482.0	(17)	—	5,482.0	$117,260
	69,542.0	(18)	—	69,542.0	$1,055,648
	68,347.0	(18)	—	68,347.0	$1,037,507
Edmund S. Gross	31,286.0	(9)	8,786.0	22,500.0	$58,500
	1,315,793.0	(10)	—	1,315,793.0	$387,764
	1,333,002.0	(11)	—	1,333,002.0	$1,078,199
	1,315,793.0	(12)	—	1,315,793.0	$286,218
	1,333,002.0	(13)	—	1,333,002.0	$904,175
	15,268.0	(18)	5,090.0	10,178.0	$154,502
	59,110.0	(18)	—	59,110.0	$897,290
	45,719.0	(18)	—	45,719.0	$694,014
Robert W. Haugen	35,982.5	(14)	35,982.5	—	$—
	71,965.5	(15)	—	71,965.5	$1,749,481
	35,982.5	(16)	35,982.5	—	$—
	71,965.5	(17)	—	71,965.5	$1,473,134
	29,759.0	(9)	16,634.0	13,125.0	$34,125
	508,019.0	(10)	—	508,019.0	$149,713
	514,656.0	(11)	—	514,656.0	$416,280
	508,019.0	(12)	—	508,019.0	$110,507
	514,656.0	(13)	—	514,656.0	$349,091
	704.0	(14)	704.0	—	$—
	2,814.0	(15)	—	2,814.0	$68,408
	704.0	(16)	704.0	—	$—
	2,814.0	(17)	—	2,814.0	$60,191
	17,386.0	(18)	—	17,386.0	$263,919
	16,305.0	(18)	—	16,305.0	$247,510

(1)	Represents the total number of awards that have been granted to (and not forfeited by) the named executive officer, including (a) profits interests (consisting of operating units and value units) in CA, CA II and CA III, and (b) phantom points (consisting of service points and performance points) granted pursuant to the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) (the “Phantom Unit Plan I”) and the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II) (the “Phantom Unit Plan II” and together with the Phantom Unit Plan I, the “Phantom Unit Plans”).

(2)	The profits interests in CA and CA II generally vest as follows: operating units generally become non-forfeitable in 25% annual increments beginning on the second anniversary of the original grant date in June 2005 and value units are generally forfeitable upon termination of employment. The profits interests in the operating units granted in June 2005 became fully vested in June 2010.

(3)	The phantom points granted pursuant to the Phantom Unit Plans are generally forfeitable upon termination of employment.

(4)	The dollar amounts shown reflect (a) for restricted stock awards, the closing market price of our common stock on the New York Stock Exchange on December 31, 2010 ($15.18 per share) and (b) for all other awards, the fair value as of December 31, 2010, based upon an independent third-party valuation using a probability-weighted expected return method involving a forward-looking analysis of possible future outcomes, the estimation of ranges of future and present value under each outcome, and the application of a probability factor to each outcome in conjunction with the application of the current value (December 31, 2010) of the Company’s common stock closing price on the New York Stock Exchange for the profits interests of CA and CA II with a Black-Scholes option pricing model formula. Assumptions used in the calculation of these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed on March 7, 2011.

(5)	Represents operating units in CA. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(6)	Represents value units in CA. These value units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(7)	Represents operating units in CA II. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(8)	Represents value units in CA II. These value units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(9)	Represents profits interests in CA III.

(10)	Represents phantom service points under the Phantom Unit Plan I.

(11)	Represents phantom performance points under the Phantom Unit Plan I.

(12)	Represents phantom service points under the Phantom Unit Plan II.

(13)	Represents phantom performance points under the Phantom Unit Plan II.

(14)	Represents operating units in CA.

(15)	Represents value units in CA.

(16)	Represents operating units in CA II.

(17)	Represents value units in CA II.

(18)	Represents restricted stock awards.

The vesting schedules, if any, of the common units, override units and phantom points reflected in the table above are set forth in the “— Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC,” “— Interests in Coffeyville Acquisition III LLC,” “Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II),” and “LTIP Restricted Stock Awards” above.

Equity Awards Vested During Fiscal Year-End 2010

The table below reflects equity awards granted by CA, CA II and CA III that vested during 2010, as well as the portion of restricted stock awards granted pursuant to the CVR Energy, Inc. Long Term Incentive Plan that became vested during 2010.

	Equity Awards
	Number of Shares or
	Units Acquired on		Value Realized
Named Executive Officer	Vesting (#)(1)		on Vesting ($)(2)

John J. Lipinski(3)	39,477.3	(4)	$584,264
	9,061.5	(4)	$70,045
	39,477.3	(5)	$443,330
	9,061.5	(5)	$52,013
	949.0	(6)	$5,106
	949.0	(7)	$4,498
Edward A. Morgan	8,334.0	(8)	$67,172
	12,723.0	(8)	$171,633
Stanley A. Riemann(9)	17,523.1	(6)	$259,342
	17,523.1	(7)	$196,784
	342.5	(6)	$1,843
	342.5	(7)	$1,623
Edmund S. Gross(10)	5,090.0	(8)	$68,664
Robert W. Haugen(11)	8,995.6	(6)	$133,135
	8,995.6	(7)	$101,021
	176.0	(6)	$947
	176.0	(7)	$834

(1)	The profits interests in CA and CA II generally vest as follows: operating units generally become non-forfeitable in 25% annual increments beginning on the second anniversary of the date of grant and value units are generally forfeitable upon termination of employment. The profits interests in the operating units granted in June 2005 became fully vested in June 2010.

(2)	The dollar amounts shown are based on a valuation determined for purposes of FASB ASC Topic 718, at the relevant vesting date of the respective override units.

(3)	Distributions were made to the override unit holders of CA and CA II in accordance with the LLC Agreements. These distributions were generated by the net proceeds received by CA and CA II upon its sale of shares of CVR common stock in November 2010. Distributions received by Mr. Lipinski in November 2010 (distributions were made to the family trusts holding such units) in respect of override units in respect of CA and CA II were $1,609,316 and $1,635,928, respectively. In addition, payments in respect of phantom points were made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of operating units. Distributions received by Mr. Lipinski in December 2010 in respect of phantom points in respect of Phantom Unit Plan I and Phantom Unit Plan II were $250,393 and $261,090, respectively.

(4)	Represents operating units in CA. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(5)	Represents operating units in CA II. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(6)	Represents operating units in CA.

(7)	Represents operating units in CA II.

(8)	Represents restricted stock.

(9)	During December 2010, distributions were made to the operating unit holders of CA and CA II in accordance with the LLC Agreement. These distributions were generated by the net proceeds received by CA and CA II upon its sale of shares of CVR common stock in November 2010. Mr. Riemann received $178,286 for CA and $134,692 for CA II from this distribution. In addition, payments in respect of phantom points were made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of operating units. Distributions received by Mr. Riemann in December 2010 in respect of phantom points in respect of Phantom Unit Plan I and Phantom Unit Plan II were $109,068 and $113,729, respectively.

(10)	Payments in respect of phantom points were made within 30 days from the date distributions were made to override unit holders of CA and CA II pursuant to the LLC Agreements in respect of operating units in November 2010. Distributions received by Mr. Gross in December 2010 in respect of phantom points in respect of Phantom Unit Plan I and Phantom Unit Plan II were $234,667 and $244,693, respectively.

(11)	Distributions were made to the override unit holders of CA and CA II in accordance with the LLC Agreements. These distributions were generated by the net proceeds received by CA and CA II upon its sale of shares of CVR common stock in November 2010. Distributions received by Mr. Haugen in November 2010 in respect of override units in respect of CA and CA II were $366,712 and $372,777, respectively. In addition, payments in respect of phantom points were made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of operating units. Distributions received by Mr. Haugen in December 2010 in respect of phantom points in respect of Phantom Unit Plan I and Phantom Unit Plan II were $90,602 and $94,470, respectively.

Change-in-Control and Termination Payments

Under the terms of our named executive officers’ employment agreements, they may be entitled to severance and other benefits from the Company following the termination of their employment. The amounts of potential post-employment payments and benefits in the narrative and table below assume that the triggering event took place on December 31, 2010; however, except with respect to salary, which is as of December 31, 2010, they are based on the terms of the employment agreements in effect as of January 1, 2011.

John J. Lipinski.  If Mr. Lipinski’s employment is terminated either by the Company without cause and other than for disability or by Mr. Lipinski for good reason (as these terms are defined in his employment agreement), then in addition to any accrued amounts, including any base salary earned but unpaid through the date of termination, any earned but unpaid annual bonus for completed fiscal years, any unused accrued paid time off and any unreimbursed expenses (“Accrued Amounts”), Mr. Lipinski is entitled to receive as severance (a) salary continuation for 36 months (b) a pro-rata target bonus for the year in which termination occurs and (c) the continuation of medical benefits for 36 months at active-employee rates or until such time as Mr. Lipinski becomes eligible for medical benefits from a subsequent employer. In addition, if Mr. Lipinski’s employment is terminated either by the Company without cause and other than for disability or by Mr. Lipinski for good reason (as these terms are defined in his employment agreement) within one year following a change in control (as defined in his employment agreements) or in specified circumstances prior to and in connection with a change in control, Mr. Lipinski will receive 1/12 of his target bonus for the year of termination for each month of the 36 month period during which he is entitled to severance.

If Mr. Lipinski’s employment is terminated as a result of his disability, then in addition to any Accrued Amounts and any payments to be made to Mr. Lipinski under disability plan(s), Mr. Lipinski is entitled to (a) disability payments equal to, in the aggregate, Mr. Lipinski’s base salary as in effect immediately before his disability (the estimated total amount of this payment is set forth in the relevant table below) and (b) a pro-rata target bonus for the year in which termination occurs. Such supplemental disability payments will be made in installments for a period of 36 months from the date of disability. As a condition to receiving these severance payments and benefits, Mr. Lipinski must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If Mr. Lipinski’s employment is terminated at any time by reason of his death, then in addition to any Accrued Amounts Mr. Lipinski’s beneficiary (or his estate) will be paid (a) the base salary Mr. Lipinski would have received had he remained employed through the remaining term of his employment agreement and (b) a pro-rata target bonus for the year in which termination occurs. Notwithstanding the foregoing, the Company may, at its option, purchase insurance to cover the obligations with respect to either Mr. Lipinski’s supplemental disability payments or the payments due to Mr. Lipinski’s beneficiary or estate by reason of his death. Mr. Lipinski will be required to cooperate in obtaining such insurance. Upon a termination by reason of Mr. Lipinski’s retirement, in addition to any Accrued Amounts, Mr. Lipinski will receive (a) continuation of medical and dental benefits for 36 months at active-employee rates or until such time as Mr. Lipinski becomes eligible for such benefits from a subsequent employer, (b) provision of an office at the Company’s headquarters and use of the Company’s facilities and administrative support, each at the Company’s expense, for 36 months and (c) a pro-rata target bonus for the year in which termination occurs.

In the event that Mr. Lipinski is eligible to receive continuation of medical and dental benefits at active employee rates but is not eligible to continue to receive benefits under the Company’s plans pursuant to the terms of such plans or a determination by the insurance providers, the Company will use reasonable efforts to obtain individual insurance policies providing Mr. Lipinski with such benefits at the same cost to the Company as providing him with continued coverage under the Company’s plans. If such coverage cannot be obtained, the Company will pay Mr. Lipinski on a monthly basis during the relevant continuation period, an amount equal to the amount the Company would have paid had he continued participation in the Company’s medical and dental plans.

If any payments or distributions due to Mr. Lipinski would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The estimated total amounts payable to Mr. Lipinski (or his beneficiary or estate in the event of death) in the event of termination of employment under the circumstances described above are set forth in the table below. Mr. Lipinski would solely be entitled to Accrued Amounts, if any, upon the termination of employment by the Company for cause, by him voluntarily without good reason, or by reason of his retirement. The agreement requires Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement also includes covenants relating to non-solicitation and noncompetition during Mr. Lipinski’s employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for one year following the end of the term (if no severance or disability payments are payable).

Edward A. Morgan, Stanley A. Riemann, Edmund S. Gross and Robert A. Haugen.  Pursuant to their employment agreements, if the employment of Messrs. Morgan, Riemann, Gross or Haugen is terminated either by the Company without cause and other than for disability or by the executive officer for good reason (as such terms are defined in their respective employment agreements), then these executive officers are entitled, in addition to any Accrued Amounts, to receive as severance (a) salary continuation for 12 months (18 months for Mr. Riemann), (b) a pro-rata target bonus for the year in which termination occurs and (c) the continuation of medical and dental benefits for 12 months (18 months for Mr. Riemann) at active-employee rates or until such time as the executive officer becomes eligible for such benefits from a subsequent employer. In addition, if the employment of the named executive officers is terminated either by the Company without cause and other than for disability or by the executives for good reason (as these terms are defined in their employment agreements) within one year following a change in control (as defined in their employment agreements) or in specified circumstances prior to and in connection with a change in control, they are also entitled to receive additional benefits. For Messrs. Morgan, Riemann and Gross, the severance period and benefit continuation period is extended to 24 months for Messrs. Morgan and Gross and 30 months for Mr. Riemann and they will also receive monthly payments equal to 1/12 of their respective target bonuses for the year of termination during the 24 (or 30) month severance period. Mr. Haugen will receive monthly payments equal to 1/12 of his respective target bonus for the year of termination for 12 months. Upon a termination by reason of these executives’ employment upon retirement, in addition to any Accrued Amounts, they will receive (a) a pro-rata target bonus for the year in which termination occurs and (b) continuation of medical benefits for 24 months at active-employee rates or until such time as they become eligible for medical benefits from a subsequent employer.

In the event that Messrs. Morgan, Riemann, Gross and Haugen are eligible to receive continuation of medical and dental benefits at active-employee rates but are not eligible to continue to receive benefits under the Company’s plans pursuant to the terms of such plans or a determination by the insurance providers, the Company will use reasonable efforts to obtain individual insurance policies providing the executives with such benefits at the same cost to the Company as providing them with continued coverage under the Company’s plans. If such coverage cannot be obtained, the Company will pay the executives on a monthly basis during the relevant continuation period, an amount equal to the amount the Company would have paid had they continued participation in the Company’s medical and dental plans.

As a condition to receiving these severance payments and benefits, the executives must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. The agreements provide that if any payments or distributions due to an executive officer would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be cut back only if that reduction would be more beneficial to the executive officer on an after-tax basis than if there were no reduction. These executive officers would solely be entitled to Accrued Amounts, if any, upon the termination of employment by the Company for cause, by him voluntarily without good reason, or by reason of retirement, death or disability. The agreements require each of the executive officers to abide by a perpetual restrictive covenant relating to non-disclosure. The agreements also include covenants relating to non-solicitation and, except in the case of Mr. Gross, covenants relating to non-competition during their employment terms and for one year following the end of the terms.

	Cash Severance					Medical Benefit Continuation
Named				Termination without Cause					Termination without Cause or with Good
Executive Officer	Death	Disability	Retirement	or with Good Reason		Death	Disability	Retirement	Reason
				(1)	(2)				(1)	(2)

John J. Lipinski	$4,950,000	$4,950,000	$2,250,000	$4,950,000	$11,700,000	—	—	$26,788	$26,788	$26,788
Edward A. Morgan	—	—	$378,000	$693,000	$1,764,000	—	—	$25,620	$12,810	$25,620
Stanley A. Riemann	—	—	$830,000	$1,452,500	$3,942,500	—	—	$17,859	$13,394	$22,324
Edmund S. Gross	—	—	$347,000	$694,000	$1,735,000	—	—	$25,620	$12,810	$25,620
Robert A. Haugen	—	—	$330,000	$605,000	$935,000	—	—	$25,620	$12,810	$25,620

(1)	Severance payments and benefits in the event of termination without cause or resignation for good reason not in connection with a change in control.

(2)	Severance payments and benefits in the event of termination without cause or resignation for good reason in connection with a change in control.

Each of the named executive officers has been granted shares of restricted stock granted pursuant to the CVR Energy, Inc. 2007 Long Term Incentive Plan. In connection with joining the Company on May 14, 2009, Mr. Morgan was awarded 25,000 shares of restricted stock. On December 18, 2009, Mr. Morgan was granted 38,168 shares of restricted stock and Mr. Gross was awarded 15,268 shares of restricted stock. On July 16, 2010, Messrs. Lipinski, Morgan, Riemann, Gross and Haugen were granted 222,532, 41,725, 69,542, 59,110 and 17,386 shares of restricted stock, respectively. On December 31, 2010, Messrs. Lipinski, Morgan, Riemann, Gross and Haugen were granted 222,333, 41,502, 68,347, 45,719 and 16,305 shares of restricted stock, respectively. Subject to vesting requirements, the named executive officers are required to retain at least 50% of their respective shares for a period equal to the lesser of (a) three years, commencing with the date of the award, or (b) as long as such individual remains an officer of the Company (or an affiliate) at the level of vice president or higher. The named executive officers have the right to vote their shares of restricted stock immediately, although the shares are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on the first anniversary of the date of grant, subject to immediate vesting under certain circumstances. The shares granted to Mr. Morgan in May 2009 become immediately vested in the event of his death or disability. All other grants of restricted stock become immediately vested in the event of the relevant named executive officer’s death, disability or retirement, or in the event of any of the following: (a) such named executive officer’s employment is terminated other than for cause within the one-

year period following a change in control of the Company; (b) such named executive officer resigns from employment for good reason within the one year period following a change in control; or (c) such named executive officer’s employment is terminated under certain circumstances prior to a change in control. The terms disability, retirement, cause, good reason and change in control are all defined in the LTIP. The following table reflects the value of accelerated vesting of the unvested restricted stock awards held by the named executive officers assuming the triggering event took place on December 31, 2010, and based on the closing price of the Company’s common stock as of such date, which was $15.18 per share.

	Value of Accelerated Vesting of Restricted Stock Awards
	Death	Disability	Retirement	Termination without Cause or with Good Reason
				(1)	(2)

John J. Lipinski	$6,753,050	$6,753,050	$6,753,050	—	$6,753,050
Edward A. Morgan	$1,902,630	$1,902,630	$1,902,630	—	$1,649,640
Stanley A. Riemann	$2,093,155	$2,093,155	$2,093,155	—	$2,093,155
Edmund S. Gross	$1,745,806	$1,745,806	$1,745,806	—	$1,745,806
Robert A. Haugen	$511,429	$511,429	$511,429	—	$511,429

(1)	Termination without cause or resignation for good reason not in connection with a change in control.

(2)	Termination without cause or resignation for good reason in connection with a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between the Company and its directors, executive officers and 5% stockholders that occurred during the year ended December 31, 2010.

Transactions with the Goldman Sachs Funds and the Kelso Funds

Stockholders Agreement

In October 2007, we entered into the CVR Energy Stockholders Agreement with CA and CA II. Pursuant to the agreement, for so long as CA and CA II collectively beneficially own in the aggregate an amount of our common stock that represents at least 40% of our outstanding common stock, CA and CA II each have the right to designate two directors to our Board so long as that party holds an amount of our common stock that represents 20% or more of our outstanding common stock and one director to our Board so long as that party holds an amount of our common stock that represents less than 20% but more than 5% of our outstanding common stock. If CA and CA II cease to collectively beneficially own in the aggregate an amount of our common stock that represents at least 40% of our outstanding common stock, the foregoing rights become a nomination right and the parties to the CVR Energy Stockholders Agreement are not obligated to vote for each other’s nominee. In addition, the CVR Energy Stockholders Agreement contains certain tag-along rights with respect to certain transfers (other than underwritten offerings to the public) of shares of common stock by the parties to the CVR Energy Stockholders Agreement. For so long as CA and CA II beneficially own in the aggregate at least 40% of our common stock, (i) each such stockholder that has the right to designate at least two directors and will have the right to have at least one of its designated directors on any committee (other than the audit committee and conflicts committee), to the extent permitted by SEC or NYSE rules, (ii) directors designated by the stockholders will be a majority of each such committee (at least 50% in the case of the compensation committee and the nominating and corporate governance committee) and (iii) the chairman of each such committee will be a director designated by such stockholder.

As of March 2011, CA owned approximately 9.1% of our common stock and had the right to designate one director for nomination to our Board, and CA II owned none of our common stock and had no rights to designate or nominate directors to our Board.

Registration Rights Agreement

In October 2007, we entered into a registration rights agreement with CA and CA II pursuant to which we may be required to register the sale of our shares held by CA and CA II and permitted transferees. Under the registration rights agreement, the Goldman Sachs Funds and the Kelso Funds each have the right to request that we register the sale of shares held by CA or CA II, as applicable, on their behalf on three occasions, including requiring us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the Goldman Sachs Funds and the Kelso Funds have the ability to exercise certain piggyback registration rights with respect to their own securities if we elect to register any of our equity securities. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. All of our shares held by CA and CA II are entitled to these registration rights.

The Company paid approximately $733,000 for the year ended December 31, 2010 in registration expenses relating to the secondary offering that occurred in 2010 for the benefit of the Kelso Funds and Goldman Sachs Funds in accordance with the Registration Rights Agreement. These amounts included registration and filing fees, printing fees, external accounting fees and external legal fees.

The Company paid approximately $287,000 during the first quarter of 2011 in registration expenses relating to a secondary offering that occurred in February 2011 for the benefit of the Kelso Funds and Goldman Sachs Funds in accordance with the Registration Rights Agreement. These amounts included registration and filing fees, printing fees, external accounting fees and external legal fees.

Credit Facilities

Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., is one of the lenders under CRLLC’s credit facility. Goldman Sachs Credit Partners is also a joint lead arranger and bookrunner under the credit facility. We paid Goldman Sachs Credit Partners L.P. a fee of $900,000 in connection with their service related to an amendment to our credit facility that was completed on March 12, 2010.

Bond Offering

In April 2010, CRLLC and Coffeyville Finance, Inc., both of which are wholly-owned subsidiaries of the Company, closed the private sale of $275 million aggregate principal amount of First Lien Senior Secured Notes due 2015 and $225 million aggregate principal amount of Second Lien Senior Secured Notes due 2017. We paid a fee of $2.0 million to Goldman, Sachs & Co. for their role as an underwriter of the offering.

Money Market Account

CRLLC opened a highly liquid money market account with average maturities of less than 90 days with the Goldman Sachs Fund family in September 2008. As of December 31, 2010, the balance in the account was approximately $70,052,416.07. This account earned interest income of $29,494.42 in 2010.

Purchases From a Related Party

For 2010, Coffeyville Resources Refining & Marketing, LLC, an indirect subsidiary of the Company, purchased approximately $429,000 of FCC additives, a catalyst, from INTERCAT, Inc. A former director of the Company, Mr. Regis Lippert, was also the President, CEO, majority shareholder and a director of INTERCAT, Inc. until such time that he sold his interest in INTERCAT, Inc. in November 2010.

Related Party Transaction Policy

Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. The audit committee of our

Board must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the audit committee believes are no less favorable to us than could be obtained in an arms-length transaction with an unrelated third party, unless the audit committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction which our Board has approved or ratified by the affirmative vote of a majority of directors, who do not have a direct or indirect material interest in such transaction, does not need to be approved or ratified by our audit committee. In addition, related party transactions involving compensation will be approved by our compensation committee in lieu of our audit committee.

Our Board has also adopted Policies Regarding CVR Partners, LP, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of transactions between the Partnership and us. The policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between us or any of our subsidiaries, on the one hand and the Partnership, its managing general partner and any subsidiary of the Partnership, on the other hand. According to the policy, all such transactions must be fair and reasonable to us. If such transaction is expected to involve a value, over the life of such transaction, of less than $1 million, no special procedures will be required. If such transaction is expected to involve a value of more than $1 million but less than $5 million, it is deemed to be fair and reasonable to us if (i) such transaction is approved by the conflicts committee of our Board, (ii) the terms of such transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (iii) such transactions, taking into account the totality of any other such transaction being entered into at that time between the parties involved (including other transactions that may be particularly favorable or advantageous to us), is equitable to the Company. If such transaction is expected to involve a value, over the life of such transaction, of $5 million or more, it is deemed to be fair and reasonable to us if it has been approved by the conflicts committee of our Board.

Transactions with CVR Partners, LP

Background

In October 2007, prior to our initial public offering, we created the Partnership. We transferred our nitrogen fertilizer business to the Partnership. The Partnership initially had three partners: a managing general partner, CVR GP, LLC, which we owned; a special general partner, CVR Special GP, LLC, which we owned; and a limited partner, CRLLC. We sold the managing general partner for $10.6 million to CA III, a newly created entity owned by the Goldman Sachs Funds, the Kelso Funds, our executive officers, Magnetite Asset Investors III L.L.C. and other members of our management.

In connection with the creation of the Partnership, CVR GP, LLC, as the managing general partner, CRLLC, as the limited partner and CVR Special GP, LLC, as a general partner, entered into a limited partnership agreement which set forth the various rights and responsibilities of the partners in the Partnership. In addition, we entered into a number of intercompany agreements with the Partnership and the managing general partner which regulate certain business relations among us, the Partnership and the managing general partner. In April 2011, the Partnership consummated its initial public offering of common units representing limited partner interests. In connection therewith, certain of the agreements described below were amended and restated. See “— Initial Public Offering of CVR Partners, LP” below for a discussion of those agreements.

Contribution, Conveyance and Assumption Agreement

In October 2007, the Partnership entered into a contribution, conveyance and assumption agreement, or the contribution agreement, with the Partnership’s managing general partner, CVR Special GP, LLC (our subsidiary that holds a general partner interest in the Partnership) and CRLLC (our subsidiary that holds a limited partner interest in the Partnership). Pursuant to the contribution agreement, CRLLC transferred our subsidiary that owns the fertilizer business to the Partnership in exchange for (1) the issuance to CVR Special GP, LLC of 30,303,000 special GP units, representing a 99.9% general partner interest in the Partnership, (2) the issuance to CRLLC of 30,333 special LP units, representing a 0.1% limited partner interest in the Partnership, (3) the issuance to the managing general partner of the managing general partner interest in the

Partnership and (4) the agreement by the Partnership, contingent upon the Partnership consummating an initial public or private offering, to reimburse us for capital expenditures we incurred during the two year period prior to the sale of the managing general partner to CA III, in connection with the operations of the fertilizer plant. The Partnership assumed all liabilities arising out of or related to the ownership of the fertilizer business to the extent arising or accruing on and after the date of transfer.

Feedstock and Shared Services Agreement

In October 2007, we entered into a feedstock and shared services agreement with the Partnership under which we and the Partnership agreed to provide feedstock and other services to each other. These feedstocks and services are utilized in the respective production processes of our refinery and the Partnership’s nitrogen fertilizer plant. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas. This agreement was amended and restated in connection with the Partnership’s initial public offering. See “— Initial Public Offering of CVR Partners, LP — Intercompany Agreements — Amended and Restated Feedstock and Shared Services Agreement.”

Coke Supply Agreement

We entered into a coke supply agreement with the Partnership in October 2007 pursuant to which we supply pet coke to the Partnership. This agreement provides that we must deliver to the Partnership during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke produced at our petroleum refinery or (ii) 500,000 tons of pet coke. The Partnership is also obligated to purchase this annual required amount. If during a calendar month we produce more than 41,667 tons of pet coke, then the Partnership has the option to purchase the excess at the purchase price provided for in the agreement. If the Partnership declines to exercise this option, we may sell the excess to a third party. The agreement has an initial term of 20 years.

The price which the Partnership pays for the pet coke is based on the lesser of a coke price derived from the price received by the Partnership for UAN (subject to a UAN-based price ceiling and floor) and a coke index price but in no event will the pet coke price be less than zero. The Partnership also pays any taxes associated with the sale, purchase, transportation, delivery, storage or consumption of the pet coke. The Partnership is entitled to offset any amount payable for the pet coke against any amount due from us under the feedstock and shared services agreement between the parties.

The Partnership may be obligated to provide security for its payment obligations under the agreement if in our sole judgment there is a material adverse change in the Partnership’s financial condition or liquidity position or in the Partnership’s ability to make payments. This security shall not exceed an amount equal to 21 times the average daily dollar value of pet coke purchased by the Partnership for the 90-day period preceding the date on which we give notice to the Partnership that we have deemed that a material adverse change has occurred.

Raw Water and Facilities Sharing Agreement

We entered into a raw water and facilities sharing agreement with the Partnership in October 2007 which (i) provides for the allocation of raw water resources between our refinery and the Partnership’s nitrogen fertilizer plant and (ii) provides for the management of the water intake system (consisting primarily of a water intake structure, water pumps, meters and a short run of piping between the intake structure and the origin of the separate pipes that transport the water to each facility) which draws raw water from the Verdigris River for both our facility and the Partnership’s nitrogen fertilizer plant. This agreement provides that a water management team consisting of one representative from each party to the agreement will manage the Verdigris River water intake system. The water intake system is owned and operated by us. The agreement provides that both companies have an undivided one-half interest in the water rights which will allow the water to be removed from the Verdigris River for use at our refinery and the Partnership’s nitrogen fertilizer plant.

The agreement provides that both the Partnership’s nitrogen fertilizer plant and our refinery are entitled to receive sufficient amounts of water from the Verdigris River each day to enable them to conduct their businesses at their appropriate operational levels. However, if the amount of water available from the Verdigris River is insufficient to satisfy the operational requirements of both facilities, then such water shall be allocated between the two facilities on a prorated basis. This prorated basis will be determined by calculating the percentage of water used by each facility over the two calendar years prior to the shortage, making appropriate adjustments for any operational outages involving either of the two facilities.

The term of the agreement is perpetual unless (1) the agreement is terminated by either party upon three years’ prior written notice or (2) the agreement is otherwise terminated by the mutual written consent of the parties.

Cross-Easement Agreement

We entered into a cross-easement agreement with the Partnership in October 2007 so that both we and the Partnership can access and utilize each other’s land in certain circumstances in order to operate our respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access and water rights, among other easements. The intent of the agreement is to structure easements which provide flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property. This agreement was amended and restated in connection with the Partnership’s initial public offering. See “— Initial Public Offering of CVR Partners, LP — Intercompany Agreements — Amended and Restated Cross-Easement Agreement.”

Lease Agreement

We have entered into a five-year lease agreement with the Partnership under which we lease certain office and laboratory space to the Partnership. This agreement was amended and restated in connection with the Partnership’s initial public offering. See “— Initial Public Offering of CVR Partners, LP — Intercompany Agreements — Amended and Restated Lease Agreement.” For the year ended December 31, 2010, the total amount paid or payable to us in accordance with the lease agreement was $0.1 million.

Environmental Agreement

We entered into an environmental agreement with the Partnership in October 2007 which provides for certain indemnification and access rights in connection with environmental matters affecting our refinery and the Partnership’s nitrogen fertilizer plant. Generally, both we and the Partnership agreed to indemnify and defend each other and each other’s affiliates against liabilities associated with certain hazardous materials and violations of environmental laws that are a result of or caused by the indemnifying party’s actions or business operations. This obligation extends to indemnification for liabilities arising out of off-site disposal of certain hazardous materials. Indemnification obligations of the parties will be reduced by applicable amounts recovered by an indemnified party from third parties or from insurance coverage.

To the extent that one party’s property experiences environmental contamination due to the activities of the other party and the contamination is known at the time the agreement was entered into, the contaminating party is required to implement all government-mandated environmental activities relating to the contamination, or else indemnify the property-owning party for expenses incurred in connection with implementing such measures.

To the extent that liability arises from environmental contamination that is caused by us but is also commingled with environmental contamination caused by the Partnership, we may elect in our sole discretion and at our own cost and expense to perform government-mandated environmental activities relating to such liability, subject to certain conditions and provided that we will not waive any rights to indemnification or compensation otherwise provided for in the agreement.

The agreement also addresses situations in which a party’s responsibility to implement such government-mandated environmental activities as described above may be hindered by the property-owning party’s creation of capital improvements on the property. If a contaminating party bears such responsibility but the property-owning party desires to implement a planned and approved capital improvement project on its property, the parties must meet and attempt to develop a soil management plan together. If the parties are unable to agree on a soil management plan 30 days after receiving notice, the property-owning party may proceed with its own commercially reasonable soil management plan. The contaminating party is responsible for the costs of disposing of hazardous materials pursuant to such plan.

If the property-owning party needs to do work that is not a planned and approved capital improvement project but is necessary to protect the environment, health, or the integrity of the property, other procedures will be implemented. If the contaminating party still bears responsibility to implement government-mandated environmental activities relating to the property and the property-owning party discovers contamination caused by the other party during work on the capital improvement project, the property-owning party will give the contaminating party prompt notice after discovery of the contamination and will allow the contaminating party to inspect the property. If the contaminating party accepts responsibility for the contamination, it may proceed with government-mandated environmental activities relating to the contamination and it will be responsible for the costs of disposing of hazardous materials relating to the contamination. If the contaminating party does not accept responsibility for such contamination or fails to diligently proceed with government-mandated environmental activities related to the contamination, then the contaminating party must indemnify and reimburse the property-owning party upon the property-owning party’s demand for costs and expenses incurred by the property-owning party in proceeding with such government-mandated environmental activities.

Omnibus Agreement

We entered into an omnibus agreement with the managing general partner and the Partnership in October 2007. Under the omnibus agreement the Partnership agreed not to engage in (i) the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 barrels per day whose primary business is producing transportation fuels or (ii) the ownership or operation outside the United States of any refinery, regardless of its processing capacity or primary business, or a refinery restricted business, in either case, for so long as we continued to own at least 50% of the Partnership’s outstanding units, subject to certain exceptions, and we agreed not to engage in the production, transportation or distribution, on a wholesale basis, of fertilizer in the contiguous United States, or a fertilizer restricted business, for so long as we and certain of our affiliates continued to own at least 50% of the Partnership’s outstanding units, subject to certain exceptions. The omnibus agreement was amended and restated in connection with the Partnership’s initial public offering. See “— Initial Public Offering of CVR Partners, LP — Intercompany Agreements — Amended and Restated Omnibus Agreement.”

Services Agreement

We entered into a services agreement with the Partnership and the managing general partner of the Partnership in October 2007 pursuant to which we provided certain management and other services to the Partnership and the managing general partner of the Partnership. Under this agreement, the managing general partner of the Partnership engaged us to conduct the day-to-day business operations of the Partnership. This agreement was amended and restated in connection with the Partnership’s initial public offering. See “ — Initial Public Offering of CVR Partners LP — Intercompany Agreements — Amended and Restated Services Agreement.”

As payment for services provided under the agreement, the Partnership, the managing general partner of the Partnership, or CRNF, the Partnership’s operating subsidiary, paid us (i) all costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees, including administrative personnel, who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation and such prorated share shall be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs, including payroll, office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges.

For the year ended December 31, 2010, the total amount paid or payable to us pursuant to the services agreement was $10.6 million.

Registration Rights Agreement

We entered into a registration rights agreement with the Partnership in October 2007 pursuant to which the Partnership was required to register the sale of our units (as well as any common units issuable upon conversion of units held by us). This agreement was amended and restated in connection with the Partnership’s initial public offering. See “Initial Public Offering of CVR Partners, LP — Intercompany Agreements — Amended and Restated Registration Rights Agreement.”

Limited Partnership Agreement

In October 2007, the managing general partner, the special general partner and the limited partner entered into the first amended and restated limited partnership agreement of CVR Partners, LP to govern the relations among the parties. The first amended and restated limited partnership agreement has been incorporated by reference as an exhibit to our annual report on Form 10-K. The limited partnership agreement was amended and restated in connection with the Partnership’s initial public offering. See “Initial Public Offering of CVR Partners, LP — Limited Partnership Agreement.”

Initial Public Offering of CVR Partners, LP

On December 20, 2010, the Partnership filed a registration statement on Form S-1 (File No. 333-171270) (the “Registration Statement”) to effect an initial public offering (the “Offering”) of its common units representing limited partner interests. The Offering closed on April 13, 2011. To effectuate the Offering, we entered into a series of new agreements and amended and restated certain of our existing intercompany agreements with the Partnership and CRNF as set forth below.

Underwriting Agreement

In connection with the Offering, the Partnership, CVR GP, LLC, CRNF, CRLLC, and Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named therein (the “Underwriters”), entered into an Underwriting Agreement on April 7, 2011. The Underwriting Agreement contained customary representations, warranties and agreements of the parties. The Partnership, CVR GP, LLC and CRNF have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Credit Agreement

At the closing of the Offering, the Partnership, through CRNF, entered into a Credit and Guaranty Agreement (the “Partnership Credit Agreement”), with the lenders party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent. The Partnership Credit Agreement provides for (i) a term loan facility of $125.0 million, all of which was drawn at the closing of the Offering and (ii) a revolving credit facility of $25.0 million, none of which was drawn at the closing of the Offering. The Partnership Credit Agreement also includes an uncommitted incremental facility of up to $50.0 million. The Partnership Credit Agreement will mature in 2016. The Partnership Credit Agreement is unconditionally guaranteed by the Partnership and substantially all of the Partnership’s future, direct and indirect, domestic subsidiaries. All obligations under the Partnership Credit Agreement and the guarantees of those obligations are secured, subject to certain exceptions, by a security interest in substantially all of the assets of the Partnership and CRNF and all of the capital stock of CRNF and each domestic subsidiary owned by the Partnership or CRNF.

Intercompany Agreements

Amended and Restated Contribution, Conveyance and Assumption Agreement

Certain of our subsidiaries and affiliates entered into an amended and restated contribution, conveyance and assumption agreement with the Partnership and CRNF in order to facilitate the consummation of the Offering. Pursuant to this agreement, (1) the Partnership distributed all of its cash on hand, other than cash in respect of prepaid sales, to CRLLC, (2) CVR Special GP, LLC exchanged its 33,303,000 special GP units for a specified amount of the Partnership’s common units, (3) CRLLC exchanged its 30,333 special LP units for a specified amount of the Partnership’s common units, (4) CVR Special GP, LLC was merged with and into CRLLC, (5) the Partnership used the net proceeds of the Offering to repay CRLLC in satisfaction of the Partnership’s obligation to reimburse CRLLC for certain capital expenditures CRLLC made with respect to the nitrogen fertilizer business, to make a distribution to CRLLC, and to redeem the Partnership’s incentive distribution rights (“IDRs”) from CVR GP, LLC, with the remainder to be used for general corporate purposes, (6) CRLLC and CVR GP, LLC executed an amended and restated partnership agreement (as described in more detail below), (7) CVR GP, LLC distributed the proceeds it received from the redemption of the IDRs to CA III, (8) CA III sold its interest in CVR GP, LLC to CRLLC and (9) upon the earlier to occur of the expiration of the over-allotment option period or the exercise in full of the over-allotment option, the Partnership will issue to CRLLC a number of common units equal to the excess, if any, of the total number of option units over the number of common units, if any, actually purchased by the underwriters in connection with the exercise of their overallotment option.

Amended and Restated Services Agreement

The existing services agreement described above was amended and restated in connection with the Offering. The description below reflects the amended and restated agreement.

We provide the Partnership with the following services under the agreement, among others:

•	services by our employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve the Partnership on a shared, part-time basis only, unless we and the Partnership agree otherwise;

•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of the property of the Partnership and the property of the Partnership’s operating subsidiary in the ordinary course of business;

•	recommendations on capital raising activities to the board of directors of the general partner of the Partnership, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, and establishing appropriate insurance policies for the Partnership and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by us and the general partner of the Partnership from time to time.

As payment for services provided under the agreement, the Partnership, the general partner of the Partnership, or CRNF, the Partnership’s operating subsidiary, must pay us (i) all costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees, including administrative personnel, who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation, and such prorated share shall be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. The Partnership must pay us within 15 days for invoices we submit under the agreement.

The Partnership and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any of our employees who provide services to the Partnership or its general partner on a full-time or part-time basis; we will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the nitrogen fertilizer plant level will be employed directly by the Partnership and its subsidiaries and the Partnership will bear all personnel costs for these employees.

Either we or the Partnership’s general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. We also have the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of our affiliates or any other person or entity, though such delegation does not relieve us from our obligations under the agreement. Beginning April 13, 2012, either we or the Partnership’s general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, the Partnership’s general partner may terminate the agreement immediately if we become bankrupt, or dissolve and commence liquidation or winding-up.

In order to facilitate the carrying out of services under the agreement, we and our affiliates, on the one hand, and the Partnership, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.

The agreement also contains an indemnity provision whereby the Partnership, the Partnership’s general partner, and CRNF, as indemnifying parties, agree to indemnify us and our affiliates (other than the indemnifying parties themselves) against losses and liabilities incurred in connection with the performance of services under the agreement or any breach of the agreement, unless such losses or liabilities arise from a breach of the agreement by us or other misconduct on our part, as provided in the agreement. The agreement also contains a provision stating that we are an independent contractor under the agreement and nothing in the agreement may be construed to impose an implied or express fiduciary duty owed by us, on the one hand, to the recipients of services under the agreement, on the other hand. The agreement prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from us or certain affiliates, except in cases of gross negligence, willful misconduct, bad faith, reckless disregard in performance of services under the agreement, or fraudulent or dishonest acts on our part.

Amended and Restated Cross-Easement Agreement

In connection with the Offering, we entered into an amended and restated cross-easement agreement with the Partnership in order to make several minor and technical adjustments to the existing agreement.

Amended and Restated Feedstock and Shared Services Agreement

The existing feedstock and shared services agreement described above was amended and restated in connection with the Offering. The description below reflects the amended and restated agreement.

The Partnership is obligated to provide us with hydrogen from time to time if, in the sole discretion of the board of directors of the Partnership’s general partner, sales of hydrogen to the refinery would not adversely affect the classification of the Partnership as a partnership for U.S. federal income tax purposes, and to the extent available, we have agreed to provide the Partnership with hydrogen from time to time. The agreement provides hydrogen supply and pricing terms for sales of hydrogen by both parties.

The agreement provides that both parties must deliver high-pressure steam to one another under certain circumstances. The Partnership must make available to us any high-pressure steam produced by the nitrogen fertilizer plant that is not required for the operation of the nitrogen fertilizer plant, and we must use commercially reasonable efforts to provide high-pressure steam to the Partnership for purposes of allowing the

Partnership to commence and recommence operation of the nitrogen fertilizer plant from time to time, and also for use at the Linde air separation plant adjacent to our facility. We are not required to provide such high-pressure steam if doing so would have a material adverse effect on the refinery’s operations. The price for such high pressure steam is calculated using a formula that is based on steam flow and the price of natural gas actually paid by us.

The Partnership is also obligated to make available to us any nitrogen produced by the Linde air separation plant that is not required for the operation of the nitrogen fertilizer plant, as determined by the Partnership in a commercially reasonable manner. The price for the nitrogen is based on a cost of $0.035 cents per kilowatt hour, as adjusted to reflect changes in the Partnership’s electric bill.

The agreement also provides that both we and the Partnership must deliver instrument air to one another in some circumstances. The Partnership must make instrument air available for purchase by us at a minimum flow rate, to the extent produced by the Linde air separation plant and available to it. The price for such instrument air is $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in the Partnership’s electric bill. To the extent that instrument air is not available from the Linde air separation plant and is available from us, we are required to make instrument air available to the Partnership for purchase at a price of $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in our electric bill.

The agreement also provides a mechanism pursuant to which the Partnership would transfer a tail gas stream (which is otherwise flared) to us to fuel one of our boilers. The Partnership would receive the benefit of eliminating a waste gas stream and recover the fuel value of the tail gas stream, and we would receive the benefit of fuel abatement for the boiler. In addition, we would receive a discount on the fuel value to enable us to recover over time the capital costs for completing the project, and a return our its investment.

With respect to oxygen requirements, the Partnership is obligated to provide oxygen produced by the Linde air separation plant and made available to it to the extent that such oxygen is not required for operation of the nitrogen fertilizer plant. The oxygen is required to meet certain specifications and is to be sold at a fixed price.

The agreement also addresses the means by which we and the Partnership obtain natural gas. Currently, natural gas is delivered to both the nitrogen fertilizer plant and the refinery pursuant to a contract between us and Atmos Energy Corp. (“Atmos”). Under the feedstock and shared services agreement, the Partnership reimburses us for natural gas transportation and natural gas supplies purchased on its behalf. At our request, or at the request of the Partnership, in order to supply the Partnership with natural gas directly, both parties will be required to use their commercially reasonable efforts to (i) add the Partnership as a party to the current contract with Atmos or reach some other mutually acceptable accommodation with Atmos whereby both we and the Partnership would each be able to receive, on an individual basis, natural gas transportation service from Atmos on similar terms and conditions as set forth in the current contract, and (ii) purchase natural gas supplies on their own account.

The agreement also addresses the allocation of various other feedstocks, services and related costs between the parties. Sour water, water for use in fire emergencies, finished product tank capacity, costs associated with security services, and costs associated with the removal of excess sulfur are all allocated between the two parties by the terms of the agreement. The agreement also requires the Partnership to reimburse us for utility costs related to a sulfur processing agreement between us and Tessenderlo Kerley, Inc. (“Tessenderlo Kerley”). The Partnership has a similar agreement with Tessenderlo Kerley. Otherwise, costs relating to both our and the Partnership’s existing agreements with Tessenderlo Kerley are allocated equally between the two parties except in certain circumstances.

The parties may temporarily suspend the provision of feedstocks or services pursuant to the terms of the agreement if repairs or maintenance are necessary on applicable facilities. Additionally, the agreement imposes minimum insurance requirements on the parties and their affiliates.

The agreement has an initial term of 20 years, which will be automatically extended for successive five-year renewal periods. Either party may terminate the agreement, effective upon the last day of a term, by giving notice no later than three years prior to a renewal date. The agreement will also be terminable by mutual consent of the parties or if one party breaches the agreement and does not cure within applicable cure periods and the breach materially and adversely affects the ability of the terminating party to operate its facility. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or the refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding, or otherwise becomes insolvent.

Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes, or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence, or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.

Amended and Restated Lease Agreement

The initial term of the existing lease agreement between us and the Partnership was extended through October 2017 in connection with the Offering. The amended and restated lease agreement also provides that the Partnership may terminate the lease at any time during the initial term by providing 180 days’ prior written notice.

Amended and Restated Omnibus Agreement

The omnibus agreement was amended and restated in connection with the Offering. The description below reflects the amended and restated agreement.

Under the omnibus agreement, we have agreed not to, and will cause our controlled affiliates other than the Partnership not to, engage in, whether by acquisition or otherwise, the production, transportation or distribution, on a wholesale basis, of fertilizer in the contiguous United States, or a fertilizer restricted business, for so long as we and certain of our affiliates continue to own at least 50% of the Partnership’s outstanding units. The restrictions do not apply to:

•	any fertilizer restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a fertilizer restricted business, as determined in good faith by our board of directors; however, if at any time we complete such an acquisition, we must, within 365 days of the closing of the transaction, offer to sell the fertilizer-related assets to the Partnership for their fair market value plus any additional tax or other similar costs that would be required to transfer the fertilizer-related assets to the Partnership separately from the acquired business or package of assets;

•	engaging in any fertilizer restricted business subject to the offer to the Partnership described in the immediately preceding bullet point pending the Partnership’s determination whether to accept such offer and pending the closing of any offers that the Partnership accepts;

•	engaging in any fertilizer restricted business if the Partnership has previously advised us that it has elected not to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any fertilizer restricted business.

Under the omnibus agreement, the Partnership has agreed not to, and will cause its controlled affiliates not to, engage in, whether by acquisition or otherwise, (i) the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 bpd whose primary business is producing transportation fuels or (ii) the ownership or operation outside the United States of any refinery, regardless of its processing capacity or primary business, or a refinery restricted business, in either case, for so long as we and certain of our affiliates continue to own at least 50% of the Partnership’s outstanding units. The restrictions will not apply to:

•	any refinery restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a refinery restricted business, as determined in good faith by the Partnership’s general partner’s board of directors; however, if at any time the Partnership completes such an acquisition, it must, within 365 days of the closing of the transaction, offer to sell the refinery-related assets to us for their fair market value plus any additional tax or other similar costs that would be required to transfer the refinery-related assets to us separately from the acquired business or package of assets;

•	engaging in any refinery restricted business subject to the offer to us described in the immediately preceding bullet point pending our determination whether to accept such offer and pending the closing of any offers we accept;

•	engaging in any refinery restricted business if we have previously advised the Partnership that we have elected not to acquire or seek to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any refinery restricted business.

Under the omnibus agreement, the Partnership has also agreed that we will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, we will be permitted to act in our sole discretion, without any fiduciary obligation to the Partnership or its unitholders whatsoever. These obligations will continue so long as we own the majority of the Partnership’s general partner directly or indirectly.

Trademark License Agreement

In connection with the Offering, we entered into a trademark license agreement with the Partnership pursuant to which we granted to the Partnership a non-exclusive and non-transferrable (without our prior written consent) license to use the CVR Partners and Coffeyville Resources logos in connection with its business. Either party can terminate the license with 60 days’ prior notice.

Amended and Restated Registration Rights Agreement

In connection with the Offering, CRLLC, our wholly-owned subsidiary, entered into an amended and restated registration rights agreement with the Partnership, pursuant to which the Partnership may be required to register the sale of the Partnership common units CRLLC holds. Under the registration rights agreement, CRLLC has the right to request that the Partnership register the sale of common units held by CRLLC on six occasions, including requiring the Partnership to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CRLLC and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if the Partnership elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of the Partnership common units held by CRLLC and any permitted transferee will be entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.

Limited Partnership Agreement

In connection with the Offering, CVR GP, LLC and CRLLC entered into the second amended and restated agreement of limited partnership of the Partnership. The following description of certain terms of the second amended and restated limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been filed with the SEC on a current report as Form 8-K.

Description of Partnership Interests

The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by CVR GP, LLC, as the Partnership’s general partner.

Common units.  The common units represent limited partner interests in the Partnership and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under the Partnership’s partnership agreement.

General partner interest.  The general partner interest, which is held solely by the Partnership’s general partner, entitles the holder to manage the business and operations of the Partnership, but does not entitle the holder to participate in Partnership distributions or allocations. The Partnership’s general partner can be sold without the consent of other partners in the Partnership.

Management of the Partnership

The Partnership’s general partner manages the Partnership’s operations and activities as specified in the partnership agreement. As of December 31, 2010, the board of directors of the general partner consisted of John J. Lipinski, Scott L. Lebovitz, George E. Matelich, Stanley de J. Osborne, John K. Rowan, Donna R. Ecton and Frank M. Muller, Jr. Actions by the general partner that are made in its individual capacity will be made by CRLLC as the sole member of the general partner and not by its board of directors. The general partner is not elected by the unitholders and is not subject to re-election on a regular basis in the future. The officers of the general partner will manage the day-to-day affairs of the Partnership’s business.

Cash Distributions by the Partnership

The Partnership will make cash distributions to holders of common units pursuant to the Partnership’s general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata; provided, however, that the partnership agreement allows the Partnership to issue an unlimited number of additional equity interests of equal or senior rank. The partnership agreement permits the Partnership to borrow to make distributions, but it is not required, and does not intend, to do so. The Partnership does not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under the Partnership’s cash distribution policy and the decision to make any distributions is determined by the board of directors of the general partner.

Voting Rights

The partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units. In voting their units, the Partnership’s general partner and its affiliates will have no fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership and its limited partners.

The following is a summary of the vote requirements specified for certain matters under the partnership agreement:

•	Issuance of additional units: no approval right.

•	Amendment of the partnership agreement: certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of the Partnership or the sale of all or substantially all of the Partnership’s assets: unit majority in certain circumstances.

•	Dissolution of the Partnership: unit majority.

•	Continuation of the Partnership upon dissolution: unit majority.

•	Withdrawal of the general partner: under most circumstances, a unit majority, excluding common units held by the Partnership’s general partner and its affiliates, is required for the withdrawal of the general partner prior to March 31, 2021.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by the general partner and its affiliates.

•	Transfer of the general partner’s general partner interest: the general partner may transfer all, but not less than all, of its general partner interest in the Partnership without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding units, excluding units held by the general partner and its affiliates, voting as a class, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2021.

•	Transfer of ownership interests in the general partner: no approval required at any time.

Call Right

If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

Conflicts of Interest

Under the partnership agreement the general partner will not be in breach of its obligations under the partnership agreement or its duties to the Partnership or its unitholders (including us) if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval, (3) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or (4) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.

In addition to the provisions described above, the partnership agreement contains provisions that restrict the remedies available to the Partnership’s unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

•	The partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, the Partnership, its affiliates, any limited partner or the common unitholders.

•	The partnership agreement provides that the general partner shall not have any liability to the Partnership or its unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of the Partnership.

•	The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the general partner and not involving a vote of unitholders must be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to the Partnership, as determined by the general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” the general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to the Partnership.

•	The partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to the Partnership or its limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

•	The partnership agreement provides that in resolving conflicts of interest, it will be presumed that in making its decision, the general partner or its conflicts committee acted in good faith and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

The partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. The Partnership has adopted these provisions to allow the Partnership’s general partner or its affiliates to engage in transactions with the Partnership that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to the Partnership’s interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of the Partnership’s general partner’s state law fiduciary duty standards.

•	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

•	The partnership agreement contains provisions that waive or consent to conduct by the Partnership’s general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to the Partnership or the unitholders whatsoever. These contractual standards reduce the obligations to which the Partnership’s general partner would otherwise be held.

•	The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of the Partnership’s general partner must be (1) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).

•	If the Partnership’s general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet point above, then it will be presumed that, in making its decision, the board of directors of the general partner, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which the Partnership’s general partner would otherwise be held.

•	Delaware law generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

•	In addition to the other more specific provisions limiting the obligations of the Partnership’s general partner, the partnership agreement further provides that the Partnership’s general partner and its officers and directors will not be liable for monetary damages to the Partnership or its limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

Distributions of the Proceeds of the Sale of the General Partner and Incentive Distribution Rights by Coffeyville Acquisition III

Coffeyville Acquisition III LLC (“CA III”), the owner of the general partner (and the associated incentive distribution rights) immediately prior to the Offering, is owned by the Goldman Sachs Funds, the Kelso Funds, a former board member, our executive officers and other members of our management. As described above under “Amended and Restated Contribution, Conveyance and Assumption Agreement”), in connection with the Offering, the general partner sold the incentive distribution rights to the Partnership for $26 million, and CA III sold CVR GP, LLC to CRLLC. CA III distributed the proceeds of the sale of CVR GP, LLC and the incentive distribution rights to its members pursuant to its limited liability company agreement. Each of the entities and individuals named below was entitled to receive the following approximate amounts in respect of their common units and override units in CA III:

Amount to be
Distributed by CA III
Entity/Individual	(In millions)

The Goldman Sachs Funds	$11.7
The Kelso Funds	$11.5
John J. Lipinski	$1.1
Stanley A. Riemann	$0.4
Edmund S. Gross	$0.1
Robert W. Haugen	$0.1
All management members, as a group	$2.4
Total distributions	$26.0

AUDIT COMMITTEE REPORT

The audit committee consists of the following members of the Board: Messrs. Mark E. Tomkins (chairman), C. Scott Hobbs and Steve A. Nordaker. Our Board has determined that Mr. Tomkins qualifies as an “audit committee financial expert.” Additionally, our Board has determined that each member of the audit committee, including Mr. Tomkins, is “financially literate” under the requirements of the NYSE. Our Board has also determined that all three members of the audit committee are independent under current NYSE independence requirements and SEC rules. The audit committee operates under a written charter adopted by our Board. A copy of this charter is available at www.cvrenergy.com and is available in print to any stockholder who requests it by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States); expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles; and auditing management’s assessment of the effectiveness of internal control over financial reporting. The audit committee’s responsibility is to monitor and oversee these processes. However, none of the members of the audit committee is professionally engaged in the practice of accounting or auditing nor are any of the members of the audit committee experts in those fields. The audit committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

The audit committee of the Board met eleven times during 2010. The audit committee meetings were designed, among other things, to facilitate and encourage communication among the audit committee, management, the internal auditors and KPMG. The audit committee discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. The audit committee met with KPMG, with and without management present, to discuss the results of its examination and evaluation of the Company’s internal controls.

The audit committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 with management and KPMG. The audit committee also discussed with KPMG matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, supplemented or superseded, as adopted by the Public Company Accounting Oversight Board. KPMG gave us its opinion, and management represented, that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

When determining KPMG’s independence, we considered whether its provision of services to the Company beyond those rendered in connection with its audit of the Company’s consolidated financial statements and reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q was compatible with maintaining its independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by and the amount of fees paid for such services to, KPMG.

Based upon the review and discussions referred to above, we recommended to the Board and the Board has approved, that the Company’s audited financial statements be included in the 2010 Form 10-K. The audit committee also approved the engagement of KPMG as the Company’s independent auditors for 2011.

The audit committee has been advised by KPMG that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

This report is respectively submitted by the audit committee.

Audit Committee

Mark E. Tomkins, Chairman
C. Scott Hobbs
Steve A. Nordaker

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended December 31, 2010 and 2009, professional services were performed by KPMG for the Company. The following is a description of such services and the fees billed by KPMG in relation thereto.

Type of Fees	2010	2009

Audit Fees(1)	$3,063,000	$1,860,000
Audit-Related Fees(2)	$65,000	$94,000
Tax Fees(3)	$100,000	$212,000
All Other Fees	$—	$—

Total Fees Billed	$3,228,000	$2,166,000

(1)	Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC, quarterly reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, attestation of management’s assessment of internal control, as required by Section 404 of the Sarbanes-Oxley Act, audits performed as part of registration statement filings of the Company’s affiliate, CVR Partners, LP, and consents, comfort letters and the review of documents filed with the SEC. The fees for 2010 included approximately $1,204,000 associated with the filing of the registration statement of CVR Partners and the associated audits of the annual periods for 2010, 2009 and 2008 with no amounts being incurred during 2009.

(2)	Audit-Related Fees consist of a subsidiary financial statement audit and agreed upon procedures performed for statutory reporting.

(3)	Tax Fees consist of fees for general income tax consulting and tax compliance.

The audit committee has considered whether the non-audit services provided by KPMG, including the services rendered in connection with income tax calculations, were compatible with maintaining KPMG’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of KPMG as the Company’s independent registered public accounting firm.

Audit Committee’s Pre-Approval Policies and Procedures

All of the services performed by the independent auditor in 2010 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Our audit committee charter, among other things, requires the audit committee to approve in advance all audit and permitted non-audit services provided by our independent registered public accounting firm and also requires the audit committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The audit committee has also authorized any audit committee member to pre-approve audit, audit-related, tax and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation.

STOCKHOLDER PROPOSALS

You may submit proposals for consideration at future annual meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting for 2012, in general, the Secretary must receive the written proposal at the address below no later than December 20, 2011. Such proposals must meet the requirements set forth in our by-laws. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

For a stockholder proposal that is intended to be presented at an annual meeting but not presented to us for inclusion in our proxy statement under Rule 14a-8, in general, the stockholder must give notice to the Secretary no later than December 20, 2011 and meet the requirements set forth in our by-laws. However, if the date of our annual meeting for 2012 is held more than 30 days before or after May 18, 2012, then the stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on February 18, 2012 or the tenth day following the day on which notice of the date of the 2012 annual meeting was mailed or public disclosure of such date was made.

Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in our Proxy Statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The nominating and corporate governance committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance — Director Qualifications” above.

To nominate an individual for election at our annual meeting for 2012, the stockholder must give timely notice to the Secretary in accordance with our by-laws, which, in general, require that the notice be received by the Secretary no later than December 20, 2011, unless the date of the stockholder meeting is moved more than 30 days before or after May 18, 2012, then the nomination must be must be received by the Secretary not later than the later of the close of business on February 18, 2012 or the tenth day following the day on which notice of the date of the 2012 annual meeting was mailed or public disclosure of such date was made.

If the number of directors to be elected at the 2012 annual meeting will be increased and there is no public announcement naming the nominees for the additional directorships prior to February 8, 2012, a stockholder’s notice will be considered timely with respect to the nominees for the additional directorships if it is received by the Secretary not later than the close of business on the tenth day after the day on which such public announcement is first made.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

The Senior Vice President, General Counsel and Secretary will forward the proposals and recommendations to the nominating and corporate governance committee for consideration.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by CVR Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

OTHER MATTERS

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.

For the Board of Directors,

Edmund S. Gross
Senior Vice President, General Counsel and Secretary
April 20, 2011

Appendix A

CVR ENERGY, INC.

PEFORMANCE INCENTIVE PLAN
(effective March 30, 2011)

1.	Purpose

The purpose of the Performance Incentive Plan is to enhance the Company’s ability to attract, motivate, reward and retain employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s stockholders by providing additional compensation to designated employees of the Company based on the achievement of performance objectives. To this end, the Performance Incentive Plan provides a means of annually rewarding participants primarily based on the performance of the Company and its Operating Units. The adoption of this Plan as it relates to Covered Officers is subject to the approval of the stockholders of the Company.

2.	Definitions

(a) “Award” shall mean the incentive award earned by a Participant under the Plan for any Performance Period.

(b) “Base Salary” shall mean the Participant’s annual base salary actually paid by the Company and received by the Participant during the applicable Performance Period. Annual base salary does not include (i) Awards under the Plan, (ii) long-term incentive awards, (iii) signing bonuses or any similar bonuses, (iv) cash payments received pursuant to the Company’s Retirement Savings Plan, (v) imputed income from such programs as executive life insurance, or (vi) nonrecurring earnings such as moving expenses, and is based on salary earnings before reductions for such items as contributions under Section 401(k) of the Internal Revenue Code of 1986, as amended.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “CEO” shall mean the Chief Executive Officer of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation Committee of the Board; provided, however, that with respect to Employees who are not Covered Officers, the Compensation Committee may delegate to the CEO the authority and responsibility to administer the Plan to the same extent as the Compensation Committee (or to such lesser extent as the Compensation Committee may provide) and if the Compensation Committee so delegates its authority and responsibility, references herein to the Committee shall be deemed to refer to the CEO to the extent such authority and responsibility has been so delegated.

(g) “Company” shall mean CVR Energy, Inc., its successors and assigns.

(h) “Covered Officer” shall mean, for any Performance Period, an Employee who (i) as of the beginning of the Performance Period is an officer subject to Section 16 of the 1934 Act, and (ii) prior to determining Target Awards for the Performance Period pursuant to Section 5(a) of the Plan, the Committee designates as a Covered Officer for purposes of this Plan. If the Committee does not make the designation in clause (ii) for a Performance Period, all Employees described in clause (i) shall be deemed to be Covered Officers for purposes of this Plan.

(i) “Disability” shall mean permanent disability, as provided in the Company’s long-term disability plan.

(j) “Effective Date” shall mean March 30, 2011.

(k) “Employee” shall mean any person (including an officer) employed by the Company or any of its Subsidiaries on a full-time salaried basis.

(l) “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Operating Unit”, for any Performance Period, shall mean a division, Subsidiary, group, product line or product line grouping for which an income statement reflecting sales and operating income is produced.

(n) “Other Performance Measures” for any Performance Period, shall mean with respect to Participants (other than Covered Officers) any financial or non-financial performance measures, other than Performance Objectives, that the Committee may determine.

(o) “Participant”, for any Performance Period, shall mean an Employee selected to participate in the Plan for such Performance Period.

(p) “Performance-Based Compensation” shall mean any Award that is intended to constitute “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(q) “Performance Objectives” for any Performance Period, may be expressed in terms of (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) operating cash flow, (vi) free cash flow (vii) EBITDA, (viii) revenues, (ix) overall revenue or sales growth, (x) expense reduction or management, (xi) market position, (xii) total shareholder return, (xiii) return on investment, (xiv) earnings before interest and taxes (EBIT), (xv) net income, (xvi) pre-tax income, (xvii) return on net assets, (xviii) economic value added, (xix) shareholder value added, (xx) cash flow return on investment, (xxi) net operating profit, (xxii) net operating profit after tax, (xxiii) return on capital, (xxiv) return on invested capital, (xxv) gross margin (per barrel), (xxvi) operational costs (per barrel), (xxvii) cost reductions; (xxviii) cost ratios; (xxix) reportable air emissions; (xxx) OSHA-recordable personal injuries; (xxxi) facility reliability measured through the processing of crude oil, fertilizer components and/or other measures relating to the operation of facilities, (xxxii) process safety incidents or (xxxiii) any combination, including one or more ratios, of the foregoing. Performance Objectives may be expressed as a combination of Company and/or Operating Unit performance goals and may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices), may be expressed in terms of a progression within a specified range and may be expressed subject to specified adjustments.

(r) “Performance Period” shall mean the fiscal year of the Company or such time period designated by the Committee at the time that Performance Objectives and/or Other Performance Measures are established and during which the performance of the Company and/or Operating Units will be measured.

(s) “Person” shall mean a person within the meaning of Sections 13(d) and 14(d) of the 1934 Act.

(t) “Personal Performance Percentage”, shall mean, with respect to Participants (other than Covered Officers) for any Performance Period, the percentage based on the Participant’s personal performance, as determined in accordance with Section 5(e) of the Plan.

(u) “Plan” shall mean this CVR Energy, Inc. Performance Incentive Plan, as from time to time amended and in effect.

(v) “Schedules” shall mean, for any Performance Period, the schedules described in Section 5(a) of the Plan.

(w) “Subsidiary” shall mean a corporation or other entity with respect to which the Company owns at least 50% of the outstanding equity or other ownership interest of the corporation or other entity.

(x) “Target Award”, for any Participant with respect to any Performance Period, shall mean the Participant’s Base Salary multiplied by his or her Target Award Percentage.

(y) “Target Award Percentage” for any Participant with respect to any Performance Period, shall mean the percentage of the Participant’s Base Salary that the Participant would earn as an Award for that Performance Period if each of the Performance Objectives for that Performance Period were attained at a 100% level, and shall be determined by the Committee.

3.	Eligibility

(a) Generally, all Employees who are at a level of Vice President or above are eligible to participate in the Plan for any Performance Period. However, participation may be limited to those Employees who, because of their significant impact on the current and future success of the Company, the Committee selects, in accordance with Section 5 of this Plan, to participate in the Plan for that Performance Period.

(b) To be eligible to receive an Award in respect of any Performance Period an Employee shall have had at least three months active tenure during such Performance Period and be actively employed by the Company on the Award payment date. The Committee may approve, for Participants other than the Covered Officers and in accordance with Sections 7 and 8 of this Plan, exceptions for special circumstances.

(c) If an Employee other than a Covered Officer becomes a Participant during a Performance Period, such Participant may be granted an Award for that Performance Period which Award may be prorated based on the number of days that he or she is a Participant during that Performance Period.

4.	Administration

(a) The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. Each member of the Committee shall be an “outside director” within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code; provided that if the Compensation Committee has delegated to the CEO any authority or responsibility to administer the Plan with respect to Employees who are not Covered Officers, the CEO shall not be required to be an “outside director.” For purposes of the preceding sentence, if one or more members of the Committee is not an “outside director” within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine the Company’s and, if applicable, each Operating Unit’s Performance Objectives and Other Performance Measures and each Participant’s Target Award Percentage for each Performance Period, to approve all the Awards, to decide the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate.

(b) The Committee may exercise its discretion under the Plan and the Awards granted hereunder, only to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of any Covered Officer’s Award as Performance-Based Compensation. The Committee shall not be authorized to increase the amount of the Award payable to a Participant that is a Covered Officer that would otherwise be payable pursuant to the terms of the Plan. However, the Committee may, in its sole discretion and at any time prior to the payment of an Award, decrease the amount of an Award that would otherwise be payable to a Participant pursuant to the terms of the Plan.

(c) The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company, the Subsidiaries, their respective stockholders and all employees of the Company and the Subsidiaries, including the Participants and their respective beneficiaries.

5.	Determination of Awards

(a) For each Performance Period, the Committee shall determine the Employees who shall be Participants during that Performance Period and determine each Participant’s Target Award Percentage and may establish threshold and/or maximum Award percentages. The Committee shall also establish the Performance Objectives and/or Other Performance Measures for that Performance Period (which, with respect to Covered Officers for that Performance Period, (1) shall be established in writing by the earlier of (A) the date on which one-quarter of the Performance Period has elapsed or (B) the date which is 90 days after the commencement of the

Performance Period, and in any event while the performance relating to the Performance Objectives remains substantially uncertain). The Participants, each Participant’s Target Award Percentage (and, if applicable threshold and/or maximum Award percentages) and the Performance Objectives and/or Other Performance Measures for each Performance Period shall be set forth on a Schedule. The Company shall notify each Participant of his or her Target Award Percentage (and, if applicable threshold and/or maximum Award percentages) and the applicable Performance Objectives and/or Other Performance Measures for the Performance Period.

(b) Generally, a Participant earns an Award for a Performance Period based on the Company’s and/or his or her Operating Unit’s achievement of the applicable Performance Objectives and/or Other Performance Measures. In addition, the Award for any Participant (other than a Covered Officer) may be adjusted based on the Participant’s Personal Performance Percentage. The Committee may determine that different Performance Objectives and/or Other Performance Measures are applicable to different Participants, groups of Participants, Operating Units or groups of Operating Units with respect to a specific Performance Period. The Committee may also establish a minimum threshold of Company or Operating Unit performance which must be achieved in order for any portion of an Award to be earned for that Performance Period; provided, that, with respect to Covered Officers for that Performance Period, such threshold is established by the earlier of (1) the date on which one-quarter of the Performance Period has elapsed or (2) the date which is 90 days after the commencement of the Performance Period, and in any event while the performance relating to the Performance Objectives remains substantially uncertain. Notwithstanding the foregoing, if in any Performance Period a minimum threshold of Company and/or Operating Unit performance is established and the Company’s and/or any Operating Unit’s actual performance as measured against that minimum threshold would otherwise preclude the earning of Awards for that Performance Period, the Committee may upon consideration of the events of the Performance Period, determine that Awards may be earned by Participants (other than Covered Officers) for that Performance Period.

(c) The maximum amount that a Covered Officer may receive for any Performance Period is $5 million.

(d) Awards shall be earned by Participants in accordance with such formula or formulas determined by the Committee consistent with the provisions of this Plan.

(e) Personal Performance Percentage.  Covered Officers are not eligible for an adjustment based on personal performance. The performance of each Participant who is not a Covered Officer for a Performance Period may be evaluated and a Personal Performance Percentage for such Participant may be recommended for approval by the Committee. If a Participant’s Personal Performance Percentage is approved, the Participant’s Award will be increased by such Personal Performance Percentage.

6.	Changes to the Target Award Percentage

(a) The Committee, with respect to any Participant who is not a Covered Officer, may at any time prior to the final determination of Awards change the Target Award Percentage of the Participant or assign a different Target Award Percentage to the Participant to reflect any change in the Participant’s responsibility level or position during the course of the Performance Period.

(b) The Committee may at the time Performance Objectives and/or Other Performance Measures are established for a Performance Period, or at any time prior to the final determination of Awards in respect of that Performance Period to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of the Award as Performance-Based Compensation, (a) provide for the manner in which performance will be measured against the Performance Objectives and/or Other Performance Measures or (b) adjust the Performance Objectives to reflect the impact of (i) any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Company’s stock, (ii) specified corporate transactions (iii) special charges, (iv) foreign currency effects, (v) accounting or tax law changes and (vi) other extraordinary or nonrecurring events.

7.	Payment of Awards

As soon as practicable after the close of a Performance Period and prior to the payment of any Award that is intended to constitute Performance-Based Compensation, the Committee shall review each Participant’s Award and certify in writing that the applicable Performance Objectives have been satisfied. Subject to the provisions of Section 8 of the Plan, each Award to the extent earned shall be paid in a single lump sum cash payment. The Committee shall certify in writing the amount of the Covered Officer’s Award prior to payment thereof. Payment of the Award shall be made as soon as practicable following the Performance Period, but in no event later than two and one-half months following the end of the Performance Period.

8.	Limitations on Rights to Payment of Awards

No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the payment date of the Award for such Performance Period. However, the Committee, in its sole discretion, may determine that a Participant whose employment terminates prior to the payment date of the Award for a Performance Period may receive a prorated portion of any earned Award, based on the number of days that the Participant was actively employed and performed services during such Performance Period; provided, however, that, with respect to a Covered Officer, a prorated portion of any earned Award shall be paid only (i) based on actual performance with respect to the applicable Performance Objectives for such Performance Period and (ii) if the Committee makes the determination at the time the Award is granted that such Covered Officer shall be entitled to a prorated portion of an Award (or such determination had previously been made or the right to a prorated portion is provided in an agreement between the Company and the Covered Officer) or, if permitted under Section 162(m) of the Code, at any time thereafter.

9.	Designation of Beneficiary

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Secretary of the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan shall be paid to the Participant’s estate.

10.	Amendment; Termination

The Committee may at any time amend (in whole or in part) or terminate this Plan; provided, however that no such amendment or termination shall adversely affects any Participant’s rights to or interest in an Award granted prior to the date of the amendment or termination unless the Participant shall have agreed thereto.

11.	Miscellaneous Provisions

(a) This Plan is not a contract between the Company and the Employees or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is under any obligation to continue the Plan.

(b) A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 9 of the Plan, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.

(c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

(d) The Company shall have the right to deduct from the payment of any Awards all taxes or other amounts required by law to be withheld.

(e) Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Company or any of its Subsidiaries or to remove the individual from the employment of the Company or any of its Subsidiaries at any time, all of which rights and powers are expressly reserved.

ANNUAL MEETING OF STOCKHOLDERS OF
CVR Energy, Inc.
May 18, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
Our Proxy Statement and the CVR Energy 2010 Annual Report, which includes our 2010 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

20930304030000000000 3	051811

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, "FOR" THE ELECTION OF NINE DIRECTORS, 2, "FOR" THE RATIFICATION OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011, 3, "FOR" APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION ("SAY-ON-PAY"), 4, FOR EVERY "3 YEARS" REGARDING THE NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTING, AND 5, "FOR" THE APPROVAL OF THE PERFORMANCE INCENTIVE PLAN.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	John J. Lipinski Barbara M. Baumann
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	William J. Finnerty C. Scott Hobbs
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	George E. Matelich Steve A. Nordaker
		¡	Robert T. Smith
		¡	Joseph E. Sparano
		¡	Mark E. Tomkins

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2011.	☐	☐	☐
3.	To approve, by a non-binding, advisory vote, our named executive officer compensation ("Say-on-Pay").	☐	☐	☐

		1 year	2 years	3 years	ABSTAIN
4.	To approve, by a non-binding, advisory vote, the frequency of future Say-on-Pay voting every 1 year, 2 years or 3 years.	☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN
5.	To approve the Performance Incentive Plan.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
CVR Energy, Inc.
May 18, 2011

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote by phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
Our Proxy Statement and the CVR Energy 2010 Annual Report, which includes our 2010 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.
ê     Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.     ê

20930304030000000000 3	051811

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, "FOR" THE ELECTION OF NINE DIRECTORS, 2, "FOR" THE RATIFICATION OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011, 3, "FOR" APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION ("SAY-ON-PAY"), 4, FOR EVERY "3 YEARS" REGARDING THE NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTING, AND 5, "FOR" THE APPROVAL OF THE PERFORMANCE INCENTIVE PLAN.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	John J. Lipinski Barbara M. Baumann
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	William J. Finnerty C. Scott Hobbs
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	George E. Matelich Steve A. Nordaker
		¡	Robert T. Smith
		¡	Joseph E. Sparano
		¡	Mark E. Tomkins

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2011.	☐	☐	☐
3.	To approve, by a non-binding, advisory vote, our named executive officer compensation ("Say-on-Pay").	☐	☐	☐

		1 year	2 years	3 years	ABSTAIN
4.	To approve, by a non-binding, advisory vote, the frequency of future Say-on-Pay voting every 1 year, 2 years or 3 years.	☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN
5.	To approve the Performance Incentive Plan.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CVR ENERGY, INC.
     The undersigned hereby appoints Stanley A. Riemann, Edmund S. Gross, Edward Morgan and Susan M. Ball and each or any of his/her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of CVR Energy, Inc. (the “Company”) to be held at the Marriott Town Square Hotel, 16090 City Walk, Sugar Land, TX 77479 on Wednesday, May 18, 2011 at 10:00 a.m. (Central Time), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Annual Report on Form 10-K dated March 7, 2011, Notice of 2011 Annual Meeting of Stockholders and Proxy Statement. If this proxy is returned without direction being given, this proxy will be voted in accordance with the recommendations of the Board of Directors.
(Continued and to be signed on the reverse side)